As filed with the U.S. Securities and Exchange Commission on June 4, 2007

Registration No. 333-[______]

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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MSGI SECURITY SOLUTIONS, INC.
(Name of small business issuer in its charter)

Nevada (State or jurisdiction of incorporation or organization)	7373 (Primary Standard Industrial Classification Code Number)	88-0085608 (I.R.S. Employer Identification No.)

575 Madison Avenue
New York, New York 10022
(917) 339-7134

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

J. Jeremy Barbera
Chief Executive Officer
MSGI Security Solutions, Inc.
575 Madison Avenue
New York, New York 10022
(917) 339-7134

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:
Alan I. Annex, Esq.
Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
telephone: (212) 801-9200
telecopier: (212) 801-6400
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Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.□

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.□

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.□
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THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8 (A), MAY DETERMINE.

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CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Dollar Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (3)
Common Stock, par value $.01, underlying Callable Secured Convertible Notes	1,681,879	$1.90	$3,195,570.10	$ 98.12
Common Stock, par value $0.01 issued resulting from conversion of Series G Preferred Stock	2,303,800	$1.90	$4,377,220.00	$134.37
Total	3,985,679		$7,572,790.10	$232.49

(1)
This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock on the OTCBB on May 31, 2007.

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The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 4, 2007

3,985,679 SHARES

MSGI SECURITY SOLUTIONS, Inc.

Common Stock

The selling stockholders named in this prospectus are offering an aggregate of up to 3,705,366 shares of our common stock. Of these shares, 1,681,879 are issuable upon the conversion of outstanding convertible notes. An additional 2,303,800 shares of common stock were issued upon the conversion of 115 shares of our Series G Convertible Preferred Stock. We will not receive any of the proceeds from the sale of shares being sold by the selling stockholders.

Our common stock is quoted on the OTCBB under the symbol MSGI.OB. On May 31, 2007, the high and low bid prices for shares of our common stock were $2.00 and $1.70 per share, respectively.

The selling stockholders and any broker-dealer executing sell orders on behalf of the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

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An investment in these securities involves a
high degree of risk. Please carefully review the
section titled “Risk Factors” beginning on page 10.
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THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES
REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES,
OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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The date of this prospectus is ____________ ___, 2007

In considering the acquisition of the common stock described in this prospectus, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, or a solicitation of an offer to buy, shares of common stock in any jurisdiction where offers and sales would be unlawful. The information contained in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

TABLE OF CONTENTS

Page

SUMMARY	1
THE OFFERING	9
RISK FACTORS	10
ORGANIZATIONAL AND FINANCING BACKGROUND	20
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	29
WHERE YOU CAN FIND MORE INFORMATIO	29
USE OF PROCEEDS	30
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	30
SELECTED FINANCIAL DATA	31
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	34
BUSINESS	60
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	65
COMPENSATION OF DIRECTORS	69
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	70
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	71
PRINCIPAL AND SELLING STOCKHOLDERS	72
PLAN OF DISTRIBUTION	75
DESCRIPTION OF SECURITIES	77
SHARES ELIGIBLE FOR FUTURE SALE	77
LEGAL MATTERS	78
EXPERTS	78
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	79

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SUMMARY

You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled “Risk Factors,” regarding us and the common stock being sold in this offering. Unless the context otherwise requires, “MSGI,” “we,” “our,” “us” and similar phrases refer to MSGI Security Solutions, Inc., and, unless the context otherwise indicates, our subsidiaries.

Our Business

MSGI Security Solutions, Inc. is an international provider of proprietary security solutions to commercial and government organizations. MSGI is developing a combination of innovative emerging businesses that leverage information and technology with a focus on encryption technologies for actionable surveillance and intelligence monitoring. The Company is headquartered in New York City where it serves the needs of counter-terrorism, public safety, and law enforcement in the United States, Europe, the Middle East and Asia.

The Company is currently comprised of several businesses, which collectively possess the ability to deliver a powerful array of strategic synergies for cross-selling and joint product development. MSGI is engaged in an ongoing corporate growth program whose focus is acquisitions, strategic alliances and co-branding relationships. Each new transaction and business partnership will build upon the strong strategic foundation

MSGI acquires material interests in high-growth technology and software development businesses. These firms are led by successful entrepreneurs and experienced management teams that have developed end-to-end client solutions that meet mission critical market needs.

Business Strategy

MSGI Security Solutions, Inc. intends to become the leading provider of innovative encrypted technologies for law enforcement, counter-terrorism, and commercial security applications. The Company currently provides wireless surveillance solutions for the U.S. Department of Homeland Security, and the U.S. Department of Justice, along with several foreign government agencies, and various commercial organizations. By offering state-of-the-art turnkey applications that are mobile, secure, and adaptable to any environment, MSGI works with its customers as an important partner in the fight against crime and terrorism.

MSGI currently provides encrypted software, video systems, and related content that address the needs of critical infrastructure protection, dignitary protection, emergency response, evacuation, general security, and transportation management. The Company’s value proposition is based on two primary core competencies: (1) the ability to offer the most secure, encrypted products available for surveillance and other measures; and (2) designing applications that are rapidly deployable, mobile, and uniquely flexible in how they can be utilized. The Company views the market for such applications as attractive and expanding given the heightened need for security in the current geopolitical climate. Governments must rely on technology like that offered by MSGI to track down criminals, detect terrorists, and protect key individuals and assets, while commercial clients use the Company’s solutions to protect property and customers alike. MSGI’s rapidly-deployable and mobile systems can be efficiently moved from one location to the next, offering wireless security as needed on a real-time basis - eliminating the redundant expense of wiring an entire complex with static, stationary cameras and the associated hardware. MSGI’s networks also extend to PDA and telephonic applications, making data easy to read, record, and analyze - completely encrypted and secure - from nearly any location.

Up until now, the law enforcement, corporate security, and terrorism-prevention markets have not utilized the type of encrypted, mobile solutions presented by MSGI and have been slow to adopt wireless video surveillance due to security concerns (i.e., breaking encryption). Due to the sensitive nature of the data being transmitted in digital video, government agencies in particular have not yet embraced this format, and confusion in the marketplace remains. The security of the encrypted information must be completely reliable, as the technology is used to protect extremely important information, assets, and individuals. MSGI’s encryption software and systems have proven to be secure by the highest levels of the U.S. government. We believe that our systems have been sufficiently evaluated to serve a growing need in the marketplace. We believe that our systems offer competitive advantages due to their encryption security, mobility, and adaptability, along with relatively low cost. We also believe that the Company will have the ability to rapidly evolve as technology and markets develop, since our products are software-based and designed to use wireless cameras and other components that are commercially available. MSGI technology is easily upgradeable.

MSGI plans to grow both organically and through strategic acquisitions. Currently, the Company has relationships with many levels of the U.S. government and has business contacts in Europe, the Middle East and Asia. MSGI technology has already been deployed by a number of law enforcement and counter-terrorism agencies in the U.S., and we believe that we can win new business by showing the benefits of our technology going forward - utilizing existing relationships and leveraging its professional contacts at home and abroad. In addition, MSGI is reviewing several potential acquisitions in the fields of port security, airport security, perimeter protection and intruder detection, object recognition and RFID technology, all of which could expand and strengthen the company’s existing product lines, lead to product synergies, and bring new clients. MSGI is committed to executing only those transactions that create immediate value and can assist the company in rapidly improving its growth outlook and enhancing margins. There is no guarantee that any such transaction will be consummated.

Risks Associated with our Business

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors” immediately following this prospectus summary. We may be unable, for many reasons, including those that are beyond our control, to implement our current business strategy. Those reasons include:

•	Our uncertainty regarding our ability to continue as a going concern;

•	Our ability to be able to retain key executives and hire new qualified employees;

•	Our ability to sucessfully service and further develop the new relationships with Hyundai Syscomm Corp. and Apro Media Corp.

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Risks associated with potential acquisitions, investments, strategic partnerships or other ventures, including whether such transactions can be located, completed and the other party integrated with our business on favorable terms;

•	We may have problems raising money we need in the future; and

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We have a limited operating history and have incurred nearly $27.6 million in cumulative net losses since July 1, 2003 through June 30, 2006, and we expect losses to continue at least into the first quarters of fiscal year 2008. Our net loss for the nine months ended March 31, 2007 was approximately $4.6 million, and for the fiscal year ended June 30, 2006 was approximately $17.8 million.

Corporate History and Recent Financing Transactions

The Company was originally incorporated in Nevada in 1919.

The Company had acquired or formed several database marketing and related companies. Due in part to decreased market demands, the Company disposed or ceased operations of all such database marketing and related operations. The Company used the proceeds from the divestiture of these former operations to eliminate all debt on the balance sheet at the time of divesture and to reinvest in new, emerging security technology companies.

In April of 2004, the Company began its reorganization and restructuring efforts by acquiring a 51% equity stake in Future Developments America, Inc. (“FDA”). FDA was a sister corporation to an organization named Future Developments Ltd. (“FDL”), a Canadian Corporation. The two owners of FDL were also the founders of FDA and then owned the remaining 49% equity in FDA. FDA, through its relationship with FDL, was to be a provider of technology-based products and services specializing in application-specific and custom-tailored restricted access intelligence products, systems and proprietary solutions.

In July of 2005, the Company acquired additional equity in FDA bringing total ownership stake to 100% and restructured the business with the founders of such business such that FDA became a non-exclusive sales organization and the founders of such business re-acquired the underlying technology and operating assets.

In August of 2004, the Company acquired 51% of Innalogic, LLC which designs and deploys content rich software products for a wide range of wireless mobile devices. In August 2005, the Company acquired additional equity in Innalogic, LLC bringing total ownership stake to 76%.

In December of 2004, the Company made its first of two investments in Excelsa, S.p.A., an Italian company. Excelsa is a provider of video control systems and services for security for both the civilian and military markets. In January of 2005, the Company made its second investment in Excelsa. There was a subsequent renegotiation of the second investment during May of 2005 which resulted in the Company acquiring an aggregate equity stake of approximately 19.5% of Excelsa with no further monetary investment.

In June of 2005, the Company acquired a 51% interest in AONet International, S.r.L., an Italian company. Aonet provided application hosting, data redundancy and disaster recovery services. On April 1, 2006, the Company forfeited 51% interest in AONet International S.r.L. as a result of default of provision of the purchase agreement. The forfeiture was the most efficient method to extricate the Company from the significant growing losses of the former foreign subsidiary

The primary industries in which we operate are homeland security and international public safety. In the United States and abroad, homeland security and public safety are not purely separate areas, but rather law enforcement, fire departments, civil defense organizations and medical response teams are a crucial segment of any crisis situation, and work together with multiple government agencies to manage and resolve emergency situations. The Company believes its products and services work throughout the chain of threat prevention, detection, dissuasion, management and resolution to expedite the collection and dissemination of data in a secure fashion to field agents and decision-makers.

Recent Financing Transactions:

On July 12, 2005, MSGI closed a series of callable secured convertible notes financing of $3 million with a group of New York based institutional investors. The Company received $2 million in gross proceeds upon closing, and received an additional $500,000 upon filing of the registration statement relating to this financing transaction, and $500,000 upon the effectiveness of the registration statement. The notes require repayment over a three-year term with an 8% interest per annum. Repayment was to be made in cash or in registered shares of common stock, or a combination of both, at the option of the Company, and payment was to commence 90 days after each closing date and was payable monthly in equal principal installments plus interest over the remaining 33 months. Pursuant to an amendment dated September 21, 2005 the Company had the option to make the monthly payments in registered shares of common stock only if the stock price exceeds $4.92 over a specified period of time. The holders had the option to convert all or any part of the outstanding principal to common stock if the average daily price, as defined in the agreement, for the preceding five trading days is greater than the defined Initial Market Price of $6.56. The conversion price is $4.92. The agreement provided that for any monthly period in which the stock price is greater than 125% of the initial market price of $6.56, as defined in the agreement, for the month, the interest rate for that month will be 0%. The Company granted registration rights to the investors for the resale of the shares of common stock underlying the notes and certain warrants that were issued in the transaction. On January 19, 2006, the Company entered into four short-term notes with these investors. The short-term notes have an aggregate principal amount of $500,000. The loans bore interest at a rate of 20% through April 19, 2006 and had an annual imputed interest rate of 80%. In connection with the above mentioned letter of amendment, the aggregate principal and interest of $600,000 was due July 14, 2006. Such payment was not made. In January 2006, this agreement was further amended with a Letter Agreement at the same time as the issuance of the additional short-term notes, which allowed the Company to meet its payment obligations under the terms of the callable secured convertible notes for the months of January, February and March 2006 by issuing 22,000 shares of the Company’s common stock per month, due on the last day of each month. The Letter Agreement also allowed for the issuance of 9,000 shares of the Company’s common stock as a partial payment against the obligation due for the callable secured convertible notes for the month of April 2006. Also, in January 2006, the Chief Executive Officer entered into a guarantee and pledge agreement with the note holders, whereby, the common stock of MSGI (approximately 185,000 shares) owned by the Chief Executive Officer was pledged as additional collateral for the notes. As of June 30, 2006, the Company issued 75,000 shares of its common stock per the terms of the Letter Agreement. Through a combination of cash payments ($211,253) and issuance of shares of common stock, the principal balance of the $3.0 million of the notes was reduced to $2,574,597 as of June 30, 2006. On June 7, 2006 the Company entered into a waiver agreement providing for a payment of $395,450 due July 14, 2006 for debt service due from April 2006 through July 2006. In connection with the waiver agreement, the Company issued 800,000 warrants to the note holders. Such warrants were ascribed a fair value, as computed under the Black-Scholes model, of $2,224,808 which was recognized as additional interest expense during the year ended June 30, 2006. Such payment was not made on July 14, 2006. Because of the default of the terms of the notes, the amortization of all deferred financing costs, beneficial conversion costs and interest were accelerated to be recognized by June 30, 2006. As of July 14, 2006 the Company was in technical default of the payment terms of the Callable 8% Secured Convertible Notes and the additional notes. On December 13, 2006, the Company entered into an additional letter agreement with the investors to amend the notes and warrants previously issued to these investors, and to waive certain defaults under the notes and warrants.

On December 13, 2006, pursuant to a Securities Purchase Agreement between the Company and these investors MSGI issued $2,000,000 aggregate principal amount of callable secured convertible notes (the “6% Notes”) and stock purchase warrants exercisable for 3,000,000 shares of common stock (the “Warrants”) in a private placement for an aggregate offering price of $2,000,000. The conversion of the 6% Notes and the exercise of the Warrants were subject to stockholder approval (the “Stockholder Approval”), which was obtained at a Special Meeting of the Stockholders on March 6, 2007. H.C. Wainwright acted as a placement agent for a portion of the offering. The 6% Notes have a maturity date of December 13, 2009 and will accrue interest at a rate of 6% per annum. The investors can convert the principal amount of the 6% Notes into common stock of the Company, provided certain conditions are met, and each conversion is subject to certain volume limitations. The conversion price of the 6% Notes is 75% of the average of the lowest three closing prices of the Company's common stock for the 20 day period prior to such conversion, with a minimum conversion price of $0.50 per share. The payment obligation under the 6% Notes may accelerate if the resale of the shares of common stock underlying the 6% Notes and Warrants are not registered in accordance with the terms of the Registration Rights Agreement, payments under the Notes are not made when due or upon the occurrence of other defaults described in the Notes. The Warrants are currently exercisable until seven years from the date of issuance. The exercise price of the Warrants is $1.00 per share. The 6% Notes and the Warrant have anti-dilution protections and the Company has agreed to certain registration rights for the resale of the shares of common stock underlying the Notes, pursuant to a registration rights agreement entered into simultaneously with the transaction. The Company has also entered into a Security Agreement and an Intellectual Property Security Agreement with the investors in connection with the closing, which grants security interests in certain assets of the Company and the Company's subsidiaries to the investors to secure the Company's obligations under the Notes and Warrants.

During December 2005, the Company entered into a short-term note in the amount of $250,000. This loan bore interest at a rate of 10% through June 30, 2006 and had an annual imputed interest rate of 18.25%. The entire principal and interest of $25,000 was to be paid in full upon completion of a contemplated future funding event. Further, the full amount of interest was to be paid to the lender regardless of any possible early payment of principal. The total interest due under this note had been fully accrued as of June 30, 2006. The principal balance has been paid in full in exchange for the issuance of shares of Series G Convertible Preferred Stock and the accrued interest has been paid in cash.

During January 2006, the Company entered into a short-term note with a private party in the amount of $300,000. This loan bore interest at a rate of 12%. The annual interest amount was due in full even if early payment of principal. The aggregate principal and interest of $336,000 was paid in full on January 24, 2006.

During the months of February and March 2006, the Company entered into a series of promissory notes with various private lenders. The notes closed in a series of four transactions. Gross proceeds in the amount of $799,585 were obtained and the notes carry an aggregate repayment total of $975,103 (which includes imputed interest of $175,518 or 21.95%) which is due and payable upon maturity. The notes carry a maturity date of February 28, 2007. The notes were not paid on February 28, 2007. During the month of March 2007, The Company entered into a series of letter agreements with each of the individual lenders involved in the promissory notes to accept as payment in full against the principal and accrued interest of the promissory notes, shares of common stock of the Company. The shares of common stock were to be issued at a value of $0.75 per share. All lenders involved in the Bridge Loan Agreement and related promissory notes have agreed to receive payment in shares of common stock of the Company. The payment resulted in the issuance of 1,318,088 shares of common stock of the Company. In addition, warrants for the purchase of up to 585,062 shares of the Company's common stock were issued to the individual lenders as part of the original note transaction. The warrants carry an original exercise price of $6.50 and a term of 5 years. The warrant agreement contains a re-price provision that provides for a change in the exercise price if the Company issues more favorable terms to another party, as defined in the agreement. Due to certain transactions, the exercise price of the vFinance warrants have been adjusted and is currently $1.00. The Company valued the modification of the warrant using the Black-Scholes model. This resulted in an additional discount to the Note of approximately $250,000, which will be amortized over the remaining life of the Note. The vFinance Agreement also contains a registration rights agreement for the warrants which contains penalty clauses if the underlying warrant shares are not registered per the terms of the agreement. The agreement calls for a Registration Filing Date within 180 days from closing date and a Registration Effective Date within 90 days from the Registration Filing Date. The agreement provides for a cash penalty of approximately 1.5% of the value of the notes for each thirty day period that is exceeded. As of March 31, 2007, the Company has a liability recorded of $74,000 to provide for the expected delay in issuing this registration statement. Each month that the Company is delayed in meeting this requirement, an additional $12,000 liability is incurred. Placement fees in the amount of $73,133 were paid to vFinance Investments, Inc. as placement agent. In addition to the placement fees, warrants for the purchase of up to 73,134 shares of the Company's common stock were issued to the placement agent and its designees. The agent warrants originally carried an exercise price of $6.50, a term of 5 years, are currently exercisable, and have also been repriced pursuant to their terms, to $1.00. The agent warrants were valued at $176,114 using the Black-Scholes option pricing model and recorded as part of the financing costs. In addition, a third party received a fee equal to 5% of the aggregate offering, in an amount of $40,000, which was recorded as part of the financing costs.

During the month of June 2006, the company received funding, in the amount of $300,000 from Coda Octopus Group, Inc., a New York based homeland security firm, as an advance in contemplation of a further strategic transaction between the two parties. This firm is also in the security technology business we believe that the combined technologies and services would yield a stronger competitive offering to potential customers. The advances bear interest at a rate of 8%. During the six month period ended December 31, 2006, the Company received additional funding, in the amount of approximately $387,000 from the firm. This certain firm also paid directly, in support of our subsidiary Innalogic LLC, certain operating expenses in the amount of approximately $235,000. During the quarter ended December 31, 2006, the Company repaid to the security firm $200,000 of the $235,000 advanced on our behalf during the quarter. The net of these transactions brought the aggregate total received from this firm to approximately $1.0 million as of March 31, 2007.On May 16, 2007 the Company issued 850,000 unregistered common shares to Coda Octopus Group, Inc. as full and final payment and a release of all financial obligations resulting from advances made by CODA to the Company and/or Innalogic LLC, the Company's subsidiary through the period ended March 31, 2007.

On December 20, 2006, MSGI Security Solutions, Inc. filed a certificate of designation with the Secretary of State of the State of Nevada to designate 200 shares of the Company's preferred stock, par value $0.01, as Series G Convertible Preferred Stock ("Series G Preferred Stock") with a stated value of $20,000 per share. The Company has previously entered into subscription agreements (the "Subscription Agreements") with certain vendors, officers and employees of the Company for the issuance of a total of 150 shares of Series G Preferred Stock, in exchange for the conversion of debt owed by the Company for past due invoices and accrued salary of approximately $3.0 million. The Series G Preferred Stock automatically converted into common stock of the Company when the holders of a majority of the common stock of the Company approved such conversion on March 6, 2007, at a conversion rate of $1.00 per share. All Series G Preferred Stock was deemed issued and converted to common stock as of March 6, 2007, which resulted in the issuance of 2,758,400 shares of common stock. The Series G Preferred Stock was issued to these certain officers and was simultaneously converted to common stock upon the approval of the stockholders on March 6, 2007.

On April 5, 2007 pursuant to a Securities Purchase Agreement between the Company and several institutional investors, some of which participated in the December 2006 transaction, MSGI issued $1,000,000 aggregate principal amount of callable secured convertible notes and stock purchase warrants exercisable for 1,500,000 shares of common stock in a private placement for an aggregate offering price of $1,000,000. H.C. Wainwright acted as a placement agent for the offering. The 6% notes have a maturity date of April 5, 2010 and will accrue interest at a rate of 6% per annum. The investors can convert the principal amount of the 6% notes into common stock of the Company, provided certain conditions are met, and each conversion is subject to certain volume limitations. The conversion price of the 6% Notes is 75% of the average of the lowest three closing prices of the Company's common stock for the 20 day period prior to such conversion, with a minimum conversion price of $0.50 per share. The payment obligation under the 6% notes may accelerate if payments under the Notes are not made when due or upon the occurrence of other defaults described in the notes. The warrants are exercisable until seven years from the date of issuance. The exercise price of the warrants is $1.00 per share. The 6% notes and the warrants have anti-dilution protections.

On May 21, 2007 the Company, pursuant to a Securities Purchase Agreement between the Company and several institutional investors, issued convertible debentures in the aggregate principal amount of $5,000,000 and stock purchase warrants exercisable over a five year period for 1,785,714 shares of common stock in a private placement. H.C. Wainwright acted as a placement agent for the offering. The debentures have a maturity date of May 21, 2010 and will accrue interest at a rate of 8% per annum. Payments of principal under the debentures are not due until the maturity date and interest is due on a quarterly basis, however the investors can convert the principal amount of the debentures into common stock of the Company, provided certain conditions are met, and each conversion is subject to certain volume limitations. The conversion price of the debentures is $1.40 per share yielding an aggregate total of possible shares to be issued as a result of conversion of 3,571,428 shares. The exercise price of the warrants is $2.00 per share. The debentures and the warrants have anti-dilution protections and the Company has agreed to certain registration rights for the resale of the shares of common stock underlying the debentures and warrants, pursuant to a registration rights agreement entered into simultaneously with the transaction. The Company has also entered into a security agreement with the investors in connection with the closing, which grants security interests in certain assets of the Company and the Company’s subsidiaries to the investors to secure the Company’s obligations under the debentures and warrants. The issuance of the debentures and warrants constituted a private placement and therefore was exempt from registration in accordance with Regulation D of the Securities Act of 1933, as amended. H.C. Wainwright received a placement fee of $400,000 and 5 year warrants exercisable for 357,142 shares of common stock at an exercise price of $1.40 per share.

The Company has limited capital resources and has incurred significant historical losses and negative cash flows from operations. The Company believes that funds on hand combined with funds that will be available from its various operations may not be adequate to finance its operations and capital expenditure requirements and enable the Company to meet its financial obligations for the next twelve months. The Company has previously engaged the investment banking firm of H.C. Wainwright to raise additional capital for our operations. There are no assurances that any transaction will be consummated. Certain transactions were closed in December 2006, April 2007 and May 2007, however failure of our operations to generate sufficient future cash flow and failure to adequately develop our strategic transactions or raise additional financing could have a material adverse effect on the Company's ability to continue as a going concern and to achieve its business objectives. The accompanying financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result should the Company be unable to continue as a going concern.

Corporate Information

Our principal executive offices are located at 575 Madison Avenue, New York, New York 10022, and our telephone number is (917) 339-7134.

THE OFFERING

Common stock offered by the selling stockholders:

Presently outstanding number of shares	2,303,800 shares

Maximum number of shares that may be issued upon conversion of note debt	1,681,879 shares

Total shares offered	3,985,679 shares

Common stock outstanding	10,308,025 shares (1)

Use of proceeds	We will receive none of the proceeds from the sale of the shares by the selling stockholders.

OTCBB	MSGI.OB
________________

•	(1) As of May 31, 2007. Does not include shares of our common stock that are reserved for issuance pursuant to outstanding exercisable warrants and stock options.

Unless specifically stated otherwise, all information in this prospectus reflects all splits of our common stock effected prior to the date of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. This discussion highlights some of the risks which may affect future operating results. These are the risks and uncertainties we believe are most important for you to consider. Additional risks and uncertainties not presently known to us, which we currently deem immaterial or which are similar to those faced by other companies in our industry or business in general, may also impair our business operations. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer.

Risks Related to Our Business and Industry

We cannot be certain of the Company's ability to continue as a going concern.

The Company has limited capital resources and has incurred significant historical losses and negative cash flows from operations. The Company’s Independent Auditors have issued an opinion on the June 30, 2006 financial statements indicating there is substantial doubt about the Company’s ability to continue as a going concern. Although the Company has recently negotiated and consummated significant contractual relationships, there can be no assurance that such relationships will generate sufficient cash flow to ensure adequate ability to finance its operations. The Company believes that funds on hand and funds available from its current operations may not be adequate to finance its operations and capital expenditure requirements for the next twelve months. The Company has expended a considerable portion of the capital it has raised in its investments in Excelsa and, in the acquisition of and subsequent loss of controlling interest in AONet International Srl. The Company has also acquired holdings in two entities, FDA and Innalogic, both of which have not generated significant revenues. In addition, the Company has previously instituted cost reduction measures, including the reduction of workforce and corporate overhead. Failure of the operations or failure to raise additional financing to generate such sufficient future cash flow will have a material adverse effect on the Company's ability to continue as a going concern and to achieve its business objectives.

There is a risk of dilution from the exercise of existing options and warrants, or the conversion of outstanding notes, which may lead to potential difficulty in obtaining additional equity capital.

Our common stock may become diluted if warrants and options to purchase our common stock are exercised, or the various outstanding 8% and 6% convertible notes are converted into common stock or additional licensing transactions are entered into with Hyundai Syscomm Corp. On February 7, 2007 we issued a warrant to Hyundai to purchase up to 24,000,000 shares of the company’s common stock in exchange for a maximum of $180,000,000 in revenue which is to be realized by the Company over a maximum period of four years. The vesting of the warrant will take place quarterly over the four-year period based on 300,000 shares for every $1 million in revenue realized by the Company. These shares, as well as the eligibility for additional restricted shares to be sold in the future, either pursuant to future registrations under the Securities Act of 1933, as amended, or an exemption such as Rule 144 under the Securities Act of 1933, as amended, may have a dilutive effect on the market for the price of our common stock. The terms upon which we will be able to obtain additional equity capital could also be adversely affected.

We compete against entities that have significantly greater name recognition and resources than we do, that may be able to respond to changes in customer requirements more quickly than we can and that are able to allocate greater resources to the marketing of their products.

The security industry is highly competitive and has become more so over the last several years as security issues and concerns have become a major consideration at both government and private facilities worldwide. Competition is intense among a wide ranging and fragmented group of product and service providers, including security equipment manufacturers, providers of integrated security systems, systems integrators, consulting firms and engineering and design firms and others that provide individual elements of a system, some of which are larger than us and possess significantly greater name recognition, assets, personnel, sales and financial resources. These entities may be able to respond more quickly to changing market conditions by developing new products that meet customer requirements or are otherwise superior to our products and may be able to more effectively market their products than we can because of the financial and personnel resources they possess. We cannot assure investors that we will be able to distinguish our Company in a competitive market. To the extent that we are unable to successfully compete against existing and future competitors, our business, operating results and financial condition would be materially and adversely affected.

We are dependent on third party suppliers for principal components used in our products, and disruptions in supply or significant increases in component costs could materially harm our business.

We rely on third parties to supply several key components utilized in the manufacture and implementation of our products and services. Our reliance on suppliers involves certain risks, including a potential inability to obtain an adequate supply of required components, price increases, timely delivery and component quality. Although to date, we have not experienced any disruption in supplies of components, we cannot assure you that there will not be a disruption of our supplies in the future. Disruption or termination of the supply of these components could delay shipments of products and could have a material adverse affect on our business, operating results and financial condition.

Our industry is characterized by rapid technological change, evolving industry standards and continuous improvements in products and required customer specifications. Due to the constant changes in our markets, our future success depends on our ability to improve our manufacturing processes, improve existing products and develop new products.

The commercialization of new products involves substantial expenditures in research and development, production and marketing. We may be unable to successfully design or manufacture these new products and may have difficulty penetrating new markets. Because it is generally not possible to predict the amount of time required and the costs involved in achieving certain research, development and engineering objectives, actual development costs may exceed budgeted amounts and estimated product development schedules may be extended. Our business may be materially and adversely affected if:

•	we are unable to improve our existing products on a timely basis;

•	our new products are not introduced on a timely basis;

•	we incur budget overruns or delays in our research and development efforts; or

•	our new products experience reliability or quality problems.

All of our orders and contracts may be cancelled so there is a risk that our backlog may not be fulfilled.

All of our orders and contracts are subject to cancellation by our customers at any time so we cannot be certain that our backlog will be fulfilled. Government contracts are often awarded prior to legislative approval of the funding to support those contracts. Consequently, the entire amount of orders and contracts may never be funded.

Our services and reputation may be adversely affected by product defects or inadequate performance.

Management believes that we offer state-of-the art products that are reliable and competitively priced. In the event that our products do not perform to specifications or are defective in any way, our reputation may be materially adversely affected and we may suffer a loss of business and a corresponding loss in revenues. Our sever liquidity concerns have caused us to not be able to fulfill existing orders, which could result in a loss of business and our reputation may be adversely affected.

If we are unable to retain key executives or hire new qualified personnel, our business will be adversely affected.

We rely on our officers and key employees and their expertise. The current liquidity difficulties experienced by the Company have necessitated that many key employees temporarily defer their compensation. This deferred compensation has been satisfied with the issuance of Callable Convertible Series G Preferred Stock which has subsequently been converted into shares of common stock of the Company. However, the Company may need additional deferments in the future. The loss of the services of any of these individuals may materially and adversely affect our ability to pursue our current business strategy.

Our relationship with Excelsa has not developed as we had expected, which has caused the Company to impair a portion of the value of our investment.

Our investments in Excelsa may be further jeopardized if Excelsa continues to under perform or we have difficulty in assimilating the personnel, operations, technology and software of Excelsa with our current subsidiaries. We may learn that the Excelsa business does not complement our current operations. In addition, the key personnel of Excelsa may decide to leave their respective companies. If we make other types of acquisitions, we could have difficulty in integrating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses.

Our relationships with Hyundai Syscomm Corp. and/or Apro Media Corp. may not develop as we expect.

Our relationship with Hyundai Syscomm Corp. and Apro Media Corp. may be jeopardized if we have difficulty in maintaining compliance with the U.S. Securities and Exchange Commission or maintaining listing on the OTCBB or the Nasdaq Capital Market. This may limit the ability of the Company to acquire sufficient personnel and other resources required to allow the Company to provide training, if required, for assembly, maintenance and usage of the software and/or equipment acquired from Hyundai Syscomm and Apro Media.

We may face risks associated with potential acquisitions, investments, strategic partnerships or other ventures, including whether such transactions can be located, completed and the other party integrated with our business on favorable terms.

Although the Company continues to devote significant efforts to improving its current operations and profitability, the success of the Company's business strategy may depend upon the acquisition of complimentary businesses. No assurances can be made that the Company will be successful in identifying and acquiring such businesses, or that any such acquisitions or strategic relationships, if consummated, will result in operating profits. In addition, any additional equity financing required in connection with such acquisitions may be dilutive to stockholders, and debt financing may impose substantial additional restrictions on the Company's ability to operate and raise capital. In addition, the negotiation of potential acquisitions may require management to divert its time and resources away from the Company's operations.

The Company periodically evaluates potential acquisition opportunities, particularly those that could be material in size and scope. Acquisitions involve a number of special risks, including:

•	the focus of management's attention on the assimilation of the acquired companies and their employees and on the management of expanding operations;

•	the incorporation of acquired businesses into the Company's service line and methodologies;

•	the increasing demands on the Company's operational systems;

•	adverse effects on the Company's reported operating results;

•	the amortization of acquired intangible assets;

•	the loss of key employees and the difficulty of presenting a unified corporate image; and

•	financing the cost to acquire and ongoing operational needs.

We may have problems raising money we need in the future.

Although the Company has successfully closed on significant funding transactions, we may require additional capital as we develop our new business operations. We may, from time to time, seek additional funding through public or private financing, including debt or equity financing. We cannot assure you that adequate funding will be available as needed or, if it is available, that it will be on acceptable terms. If additional financing is required, the terms of the financing may be adverse to the interests of existing stockholders, including the possibility of substantially diluting their ownership position.

We need to be able to acquire and integrate companies and new product lines successfully to implement our growth strategy.

Our growth strategy includes completing acquisitions that expand and complement our business. If we are unable to make these acquisitions, we may not be able to meet or exceed our historical levels of revenue recognition and earnings. As a result, our stock price may be adversely affected.

We may be unable to make acquisitions due to, among other reasons, these factors:

•	the companies we seek to acquire or invest in may demonstrate valuations that we deem excessive;

•	we may not be able to identify suitable companies to buy because many of the companies in the businesses we are evaluating are relatively small when compared to us; and

•	we may not be able to raise funds in the future to finance future acquisitions.

Future acquisitions only will succeed if we can effectively assess characteristics of potential target companies or product lines, such as:

•	financial condition and results of operations;

•	attractiveness of products;

•	suitability of distribution channels; and

•	management ability.

We cannot assure you that we can identify attractive acquisition candidates or negotiate acceptable acquisition terms, and our failure to do so may adversely affect our results of operations and our ability to grow.

Completed acquisitions may give rise to a number of additional difficulties, including:

•	difficulty integrating acquired technologies, operations and personnel with the existing business;

•	diversion of management attention in connection with both negotiating the acquisitions and integrating the assets;

•	strain on managerial and operational resources as management tries to oversee larger operations;

•	potential issuance of securities in connection with the acquisition, which issuance lessens or dilutes the rights and values of currently outstanding securities;

•	incurrence of additional debt;

•	the write-off of in-process research and development of and other development costs;

•	the amortization of goodwill and other intangible assets;

•	loss of key personnel from acquired companies;

•	failure of an acquired business to achieve targeted financial results; and

•	unanticipated problems and liabilities of acquired companies.

We may not be able to successfully address these problems. Our future operating results will depend to a significant degree on our ability to successfully manage growth and integrate acquisitions.

We cannot assure you that we will be successful in developing the Company through future acquisitions.

Our ability to enact our growth strategy includes completing future financing or funding events. We have not had success in recent foreign acquisitions. For example, we spent a significant amount of money and management effort in acquiring and owning 51% of AONet. Effective March 31, 2006, MSGI defaulted on its required payments to the seller of AONet’s majority interest to us. As a result, the Company forfeited its ownership interest and we are not contractually entitled to a refund of any of the purchase price paid by us. Further, VeriSign has not pursued the development of the Italian marketplace. As a result, we have impaired all of our assets related to these investments and have reclassified the results of AONet as a discontinued operation. In addition, our investment in Excelsa has been impaired. As of June 30, 2006, as we were given an indication that sales of Excelsa had declined, we evaluated the possibility of impairment to our investment in Excelsa. We determined that the investment in Excelsa currently has a fair value of $1,650,000. The resulting impairment expense of $2,416,192 has been recognized as a loss on the investment in Excelsa as of June 30, 2006. If the results of Excelsa do not improve in the future, we may be required to further impair our investment. If we are unable to successfully complete future financing or funding events, we may be unable to complete future acquisitions.

The requirements of being a public company may strain our resources and distract management.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002. These requirements may place a strain on our systems and resources. The Securities Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. These requirements necessitate that the Company have adequate accounting and internal audit staffing in order to ensure that compliance is achieved and maintained. The Company is required to be in compliance by the period ended June 30, 2008. The Company does not currently have any dedicated internal audit staff, however we have several identified material weaknesses. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, as we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, or engage appropriate consulting services in order to reach and maintain compliance, we cannot assure you that we will be able to do so in a timely fashion.

We may experience variations from quarter to quarter in operating results and net income, which could adversely affect the price of our common stock.

We have and we expect to continue to experience significant fluctuations in future quarterly operating results. Quarterly fluctuations could adversely affect the market price of our common stock. Many factors, some of which are beyond our control, may cause future quarterly fluctuations, including:

•	new customer contracts which may require us to incur costs in periods prior to recognizing revenue under those contracts;

•	the effect of the change of business mix on profit margins;

•	the timing of additional selling, general and administrative expenses to support new business;

•	the costs and timing of the completion and integration of acquisitions, sales of assets and investments;

•	the timing of sales of assets;

•	the cyclical elements of our clients' industries;

•	the demand for our products and services;

•	the market acceptance of new products and services;

•	specific economic conditions in the electronic surveillance industry; and

•	general economic conditions.

The anticipated quarterly fluctuations make predictions concerning our future revenues difficult. We believe that period-to-period comparisons of our results of operations will not necessarily be meaningful and should not be relied upon as indicative of our future performance for any subsequent fiscal quarter or for a full fiscal year. Our historical operating results have not met expectations in some periods. It also is possible that in some future quarters our operating results will be below the expectations of securities analysts and investors. In such circumstances, the price of our common stock may decline.

Because our sales currently tend to be concentrated among a small number of customers, our operating results may be subject to substantial fluctuations. Accordingly, our revenues and operating results for any particular quarter may not be indicative of our performance in future quarters, making it difficult for investors to evaluate our future prospects based on the results of any one quarter.

Given the nature of our customers and products, we receive relatively large orders for products from a relatively small number of customers. Consequently, a single order from one customer may represent a substantial portion of our sales in any one period and significant orders by any customer during one period may not be followed by further orders from the same customer in subsequent periods. Our sales and operating results are subject to very substantial periodic variations. Since quarterly performance is likely to vary significantly, our results of operations for any quarter are not necessarily indicative of the results that we might achieve for any subsequent period. Accordingly, quarter-to-quarter comparisons of our operating results may not be meaningful. In addition, the Company has historically had minimal to no sales in each quarter.

We may be unable to protect our intellectual property rights and we may be liable for infringing the intellectual property rights of others.

Our success depends in part on our intellectual property rights and our ability to protect such rights under applicable patent, trademark, copyright and trade secret laws. We seek to protect the intellectual property rights underlying our products and services by filing applications and registrations, as appropriate, and through our agreements with our employees, suppliers, customers and partners. However, the measures we have adopted to protect our intellectual property rights may not prevent infringement or misappropriation of our technology or trade secrets. A further risk is introduced by the fact that many legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in the context of the Internet industry currently are not resolved.

We license certain components of our products and services from third parties. Our failure to maintain such licenses, or to find replacement products or services in a timely and cost effective manner, may damage our business and results of operations. Although we believe our products and information systems do not infringe upon the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against us. From time to time we have been, and we expect to continue to be, subject to claims in the ordinary course of our business, including claims of our alleged infringement of the intellectual property rights of third parties. Any such claims could damage our business and results of operations by:

•	subjecting us to significant liability for damages;

•	resulting in invalidation of our proprietary rights;

•	being time-consuming and expensive to defend even if such claims are not meritorious; and

•	resulting in the diversion of management time and attention.

Even if we prevail with respect to the claims, litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention. Any claims from third parties also may result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making such claims.

We may not be able to regain our listing on the Nasdaq Capital Market.

On July 11, 2006, the Company received a determination from the Listing Qualifications Staff of The Nasdaq Stock Market, Inc. indicating that, based upon the Company’s non-compliance with Nasdaq Marketplace Rule 4310(c)(2)(B), which requires the Company to evidence a minimum of $2,500,000 in stockholders' equity, $35,000,000 in market value of listed securities, or $500,000 in net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years, the Company's securities are subject to delisting from The Nasdaq Stock Market. The Company submitted its plan to evidence compliance and a hearing was held.

On October 20, 2006 the Company received a determination notice from Nasdaq to immediately delist the Company's shares from the Nasdaq Capital Market. The Company trading symbol was changed to MSGI.PK and it traded on the Pink Sheets through April 18, 2007. At the open of the market on April 19, 2007, the Company’s trading symbol was changed to MSGI.OB and it is now traded on the OTCBB. MSGI intends to regain compliance with the minimum stockholders equity requirement. While the company is current engaged in efforts to regain its listing qualification on the Nasdaq, there are no guarantees that we will be successful in such efforts.

Our ability to use our net operating losses may be limited in future periods, which would increase our tax liability.

Under Section 382 of the Internal Revenue Code of 1986, utilization of prior net operating losses is limited after an ownership change, as defined in Section 382, to an annual amount equal to the value of the Company’s outstanding stock immediately before the date of the ownership change multiplied by the long-term tax exempt rate. In the event that a change of control were to happen and in the event we achieve profitable operations, any significant limitation on the utilization of net operating losses would have the effect of increasing our tax liability and reducing after tax net income and available cash reserves.

We do not intend to pay cash dividends on our Preferred or Common Stock.

We do not intend to pay any cash dividends on our preferred or common stock for the foreseeable future. In addition, we cannot assure you that our operations will generate sufficient revenues to enable us to declare or pay cash dividends. We have not paid cash dividends on any of our capital stock in at least the last six years. It is anticipated that future earnings, if any, will be used to finance our future growth.

Our ability to issue "blank check" preferred stock and certain other provisions of our certificate of incorporation could prevent or delay takeovers.

Our certificate of incorporation, as amended, authorizes the issuance of "blank check" preferred stock (that is, preferred stock which our board of directors can create and issue without prior stockholder approval) with rights senior to those of our common stock. Furthermore, we have a staggered board of directors. These provisions, together with certain provisions of Nevada law limiting the voting rights of an acquirer of a controlling interest in a Nevada corporation (such as ourselves), as well as restrictions on certain business combinations (including certain mergers and exchanges), could delay or impede a merger, tender offer or other transaction resulting in a change in control, even if such a transaction would have significant benefits to our stockholders. As a result, these provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

Management has discretion over the use of proceeds.

Management has broad discretion over the use of proceeds from the exercise of options and warrants. We may use the proceeds in ways that do not improve our operating results or the market value of our securities. We have significant flexibility as to the timing and the use of the proceeds. You will rely on our judgment with only limited information about our specific intentions regarding the use of proceeds. We may spend most of the net proceeds received from the exercise of warrants in ways with which you may not agree. If we fail to apply these funds effectively, our business, results of operations and financial condition may be materially and adversely affected.

The trading price of our common stock has experienced fluctuation in the past and may continue to do so in the future. The price of our stock has been volatile.

The market price of our common stock has been, and is likely to continue to be, volatile, experiencing wide fluctuations. Such fluctuations may be triggered by:

•	differences between our actual or forecasted operating results and the expectations of securities analysts and investors;

•	announcements regarding our products, services or technologies;

•	announcements regarding the products, services or technologies of our competitors;

•	developments relating to our patents or proprietary rights;

•	specific conditions affecting the electronic surveillance industry;

•	sales of our common stock into the public market;

•	general market conditions; and

•	other factors.

The stock market in recent years has experienced significant price and volume fluctuations that have affected market prices for the stock of technology companies. These fluctuations have often been unrelated to or disproportionately affected by the operating performance of these companies. The market price of our common stock could fluctuate significantly after this registration in response to a variety of factors, some of which may be beyond our control. These factors may include one or more of the following:

•	quarterly operating results falling below or exceeding analysts' or investors' expectations in any given period;

•	changes in financial estimates or investment recommendations by securities analysts following our business;

•	changes in market valuations of, or earnings and other announcements by, our competitors;

•	announcements by our competitors of new technological innovations, service offerings, contracts, acquisitions or strategic relationships;

•	departures of key personnel; and

•	changes in business or regulatory conditions.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were to be involved in securities litigation, we could incur a substantial cost and experience diversion of resources and the attention of management away from our business. We cannot predict the future performance of the capital markets in general and the technology stocks in particular, and we cannot assure you that the price for our common stock will not drop significantly subsequent to this offering, whether related to our business or to the capital markets generally.

ORGANIZATIONAL AND FINANCING BACKGROUND

•	Organizational Background

The Company is an international provider of proprietary security solutions to commercial and government organizations. MSGI is developing a combination of innovative emerging businesses that leverage information and technology with a focus on encryption technologies for actionable surveillance and intelligence monitoring. The Company is headquartered in New York City where it serves the needs of counter-terrorism, public safety, and law enforcement in the United States, Europe, the Middle East and Asia.

The Company is a provider of proprietary security products and services to commercial and governmental organizations worldwide with a focus on cutting-edge encryption technologies for surveillance, intelligence monitoring, and data protection. The corporate headquarters are located in New York.

MSGI historically acquires controlling interests in early-stage, early growth technology and software development businesses. These emerging firms are led by entrepreneurs and management teams that have “bleeding edge” products, but lack the infrastructure, business relationships and financing that MSGI can offer. The Company will typically seek to acquire a 51% controlling interest in the target company for a combination of cash and securities. The target company generally must agree to a ratchet provision by which the Company’s stake increases up to another 25% for failure to reach first years expectations. MSGI generally retains a right of first refusal in the event that any of the minority parties in the various companies receives an unsolicited offer for their interests in the business. To the extent these target companies do not meet MSGI’s continuing expectations; the Company will generally dispose its interests in such operations.

At the current time, the MSGI strategy is focused on proprietary security products and services to commercial and governmental organizations worldwide with a focus on cutting-edge encryption technologies for surveillance and intelligence monitoring in the United States, Europe, the Middle East and Asia.

•	The Company was originally incorporated in Nevada in 1919.

The Company had acquired or formed several database marketing and related companies. Due in part to decreased market demand, the Company disposed or ceased operations of all such database marketing and related operations. The Company used the proceeds from the divestiture of these former operations to reduce debt and to reinvest in new, emerging security technology companies. These particular transactions are described in the section titled “Corporate History and Recent Financing Transactions”.

The primary industries in which we operate are homeland security and international public safety. In the United States and abroad, homeland security and public safety are not purely separate areas, but rather law enforcement, fire departments, civil defense organizations and medical response teams are a crucial segment of any crisis situation, and work together with multiple government agencies to manage and resolve emergency situations. The Company believes its products and services work throughout the chain of threat prevention, detection, dissuasion, management and resolution to expedite the collection and dissemination of data in a secure fashion to field agents and decision-makers.

•	Services Offered by MSGI’s Operating Subsidiaries

•	Innalogic, LLC:

Innalogic LLC is a wireless software product development firm that works with clients - such as the U.S. Department of Homeland Security and the U.S. Department of Justice - to custom-design technology products that meet specific user, functional and situational requirements.

Innalogic has a recognized core competency in an area of increasingly vital importance to security, delivering rich-media content (video, audio, biometric, sensor data, etc.) to wirelessly enabled mobile devices for public safety and security applications over wireless or wired networks.

Innalogic has the expertise to design and install building-wide wireless networks. The goal is to establish a highly secure (e.g., encrypted) network environment able to capture and route wireless video and sensor data for enhanced security and tenant services. The network’s technological foundation is a custom-designed network Command Center utilizing Innalogic’s proprietary SafetyWatch™ software. Innalogic-designed networks integrate with a building’s existing CCTV system and security infrastructure, thus creating a powerful network environment able to accommodate advanced building-wide security applications.

Importantly, Innalogic’s wireless video applications help clients make the critical upgrade of CCTV video security systems from analog to digital technology. Innalogic software applications easily integrate with existing systems - camera or rich-media networks - and are specially designed to incorporate or integrate with new or replacement technologies as they come online.

Innalogic is comprised of product designers, network engineers, senior software engineers, interface designers, and cybersecurity specialists with unparalleled depth of expertise in designing and deploying wireless technologies. Innalogic’s core competencies include:

•	Product design

•	Software engineering

•	Hardware integration

•	Network engineering

•	Interface design

•	System integration

•	Cybersecurity engineering

Innalogic product designers and engineers collectively bring decades of experience in software development, hardware deployment (e.g., video camera networks) and systems integration. Of particular significance is our ability to custom-write software that bridges the functionality of disparate hardware, software, and network systems and technologies.

Software Development

Innalogic adopts a straightforward and collaborative approach to software product development. Based on iterative design and development principles from Extreme Programming, Agile Modeling, and Rational Unified Process, Innalogic’s methodology allows the client to guide and continually refine our understanding of their design requirements as the product development process evolves.

An Innalogic product “roadmap” is developed for the client. The roadmap is an evolutionary tool that reflects precise client requirements - as they change over time. The client can guide the direction of the product roadmap by specifying key requirements, standards, and recommendations. The system can then be strategically updated, enhanced and modified to deploy the latest advances in video and security technology as determined by the client’s evolving functional specifications.

Innalogic designs, programs, tests and installs customized software applications to ensure maximum functionality, usability and client satisfaction.

Clients receive a proprietary Software Development Kit (SDK) and application-specific APIs that allow the client’s IT leaders to introduce and design new system features and functionality as desired.

Network Design and Engineering Services

Innalogic’s wireless network development and engineering expertise is applied to deliver customized solutions for clients’ specific challenges and requirements. Working in close concert with the client’s IT leaders and network administrators, Innalogic delivers these benefits:

•
Creation of customized software applications for a client’s video network - designed specifically to optimize the network’s intended functionality and design requirements. Innalogic’s network software delivers maximum reliability and ease-of-use by client personnel utilizing the system.

•	Customized network applications that allow for maximum control, oversight and ongoing administration of individual users in all locations where the network is deployed.

Network “Command Center”

At the core of Innalogic’s network design and engineering services is the creation of a customized network Command Center.

With a focus on a network’s current functional requirements and future expansion, Innalogic develops an elegantly architected Command Center modeled after their proprietary SafetyWatch™ software program - which is now being deployed for the U.S. Department of Homeland Security and the U.S. Department of Jusitice. The Command Center is designed to enhance the client’s existing network infrastructure, while facilitating the introduction of new features and connectivity with other wired and wireless devices. Moreover, the Command Center is designed to offer maximum scalability.

Future Developments America, Inc.

Future Developments America, Inc. (“FDA”) has not realized any revenue to date although the Company maintains all rights and believes it has the ability to do so. The Company is not immediately focused on FDA covert technology in its current efforts, but may initiate such attention to FDA in the near future.

As a result of our July 1, 2005 amendment to our agreements with the founder’s of FDA, the technology and intellectual property being developed was transferred to a company (“FDL”) controlled by the founders of FDA and we, through our subsidiary FDA, are a non-exclusive licensee in the United States of certain products developed by FDL and of other products developed by outside organizations. We also are entitled to receive royalties on certain sales of products to others which are marketed by FDL. Some of FDL’s product offerings to be marketed remain in the development stage, and we have not yet generated any revenue with respect to those products.

Relationship with Hyundai Syscomm Corp.

On October 19, 2006 the Company entered into a Subscription Agreement with Hyundai Syscomm Corp, a California Corporation, (“Hyundai”) for the sale of 900,000 shares of the Company¹s common stock. Subject to the terms and conditions set forth in the Subscription Agreement, Hyundai agrees to purchase from the Company 900,000 shares of common stock in exchange for the Company¹s receipt of $500,000 received in connection with a certain License Agreement, dated September 11, 2006, and the execution of a Sub-Contracting Agreement (described below). Under the License Agreement, the Company has agreed to license certain intellectual property to Hyundai.

Under the terms and conditions set forth in the Subscription Agreement, Hyundai agrees that the Company shall not be required to issue, or reserve for issuance at any time in accordance with Nasdaq rule 4350(i), in the aggregate, Common Stock equal to more than 19.99% of the Company's common stock outstanding (on a pre-transaction basis). Therefore the Company issued 865,000 shares of common stock at the initial closing of the transaction, and the remaining 35,000 shares of common stock were to be issued when and if: (a) the holders of a majority of the shares of common stock outstanding vote in favor of Hyundai owning more than 19.99% of the Company’s common stock outstanding; or (b) additional issuances of common stock by the Company permit such issuance in accordance with Nasdaq rule 4350(i). The Company has since executed further issuances of common stock and will issue the remaining 35,000 shares of common stock to Hyundai, or its designee, within the next 30 days.

On October 25, 2006 the Company entered into a Sub-Contracting Agreement with Hyundai Syscomm Corp. The Sub-Contracting Agreement allows for MSGI and its affiliates to participate in contracts that Hyundai and/or its affiliates now have or may obtain hereafter, where the Company’s products and/or services for encrypted wired or wireless surveillance systems or perimeter security would enhance the value of the contract(s) to Hyundai or its affiliates. The initial term of the Sub-Contracting Agreement is three years, with subsequent automatic one year renewals unless the Sub-Contracting Agreement is terminated by either party under the terms allowed by the Agreement. Further, under the terms of the Sub-Contracting Agreement, the Company will provide certain limited product and software warranties to Hyundai for a period of 12 months after the assembly of the Company’s products and product components by Hyundai or its affiliates with regard to the product and for a period of 12 months after the date of installation of the software by Hyundai or its affiliate with regard to the software. The Company will also provide training, where required, for assembly, maintenance and usage of the equipment and shall charge its most favored price for such training services. No title or other ownership of rights in the Company’s firmware or any copy thereof shall pass to Hyundai or its affiliates under this Agreement. Hyundai and its affiliates agree that it shall not alter and notices on, prepare derivative works based on, or reproduce, disassemble or decompile any Software embodied in the firmware recorded in the Company’s products.

On February 7, 2007, the Company issued to Hyundai Syscomm Corp. a warrant to purchase a maximum of 24,000,000 shares of common stock in exchange for a maximum of $80,000,000 in revenue, which is to be realized by the Company over a maximum period of four years. The vesting of the Warrant will take place quarterly over the four-year period based on 300,000 shares for every $1 million in revenue realized by the Company. The revenue is subject to the sub-contracting agreement between Hyundai and the Company dated October 25, 2006 and as reported on Form 8-K filed on October 31, 2006. Such warrants are considered contingent, and therefore, the Company will not recognize the accounting impact of these warrants until the vesting event occurs. Additionally, when issued, the shares underlying the warrant were to be authorized through an increase in the total of authorized capital stock of the company to be approved by the stockholders. The warrant could not begin to vest until these underlying shares were authorized. Such approval was obtained at a Special Meeting of the Stockholders on March 6, 2007.

On May 9, 2007 the Company entered into a sub-contract and distribution agreement with Apro Media Corp., through its relationship with Hyundai Syscomm Corp., for at least $105 million of sub-contracting business over seven years to provide commercial security services to a Fortune 100 defense contractor. Under the terms of the Agreement, MSGI will acquire components from a Korean company and deliver fully integrated security solutions at an average level of $15 million per year for the length of the seven-year engagement. MSGI will establish and operate a 24/7/365 customer support facility in the northeastern United States. Apro will provide MSGI with a web-based interface to streamline the ordering process and create an opportunity for other commercial security clients to be obtained and serviced by MSGI. The Agreement includes a profit sharing arrangement with Apro Media Co., Ltd. (“Apro Korea”), which will initially take the form of unregistered MSGI common stock and the issuance of a cashless exercise warrant, which will vest over the period of the Agreement based on revenue received by the Company. Starting in the third year, MSGI will be obligated to provide cash payments while vesting significantly fewer shares under the warrant, and in the seventh year, just cash. In the aggregate, assuming all the revenue targets are met over the next seven years, Apro Korea would be entitled to acquire up to approximately 16 million shares of MSGI common stock. The warrant and the Common Shares have not yet been issued by MSGI to Apro. The agreement requires working capital of at least $5 million due to considerable upfront expenses including a $2.5 million financial contribution by MSGI to Apro Korea for the proprietary system development requirements of the Fortune 100 client and the formation of a staffed production and customer service facility and warehouse. The required funding was secured on May 21, 2007. The agreement also provides that MSGI will grant certain registration rights to Apro Korea covering the shares of common stock to be issued and the shares underlying the warrant. Failure by MSGI to perform its obligations under the contract or to register the shares could result in Apro's termination of the agreement. On May 21, 2007 the Company, pursuant to a Securities Purchase Agreement between the Company and several institutional investors issued convertible debentures in the aggregate principal amount of $5,000,000 and stock purchase warrants exercisable over a five year period for 1,785,714 shares of common stock in a private placement. H.C. Wainwright acted as a placement agent for the offering. The transaction satisfied the Company’s requirement to obtained the required funding for working capital under the Apro agreement.

On May 31, 2007, the Company announced that it has received its first purchase order from Apro Media Corp. in the amount of $10 million as part of the sub-contracting agreement to provide commercial security services to a Fortune 100 defense contractor. MSGI will acquire components from a Korean company and begin to deliver fully integrated security systems as early as July 2007, and will continue to fulfill client requests throughout the summer and into the early fall. MSGI has just secured a new production and customer service facility in Manhattan and is prepared to begin work on the first set of deliverables immediately.

Financing Background

Historically, the Company has acquired operating and financing capital through a series of private placement sales of securities and debt transactions. During the past two fiscal years, the Company has participated in the following financing events:

On July 12, 2005, MSGI closed a series of callable secured convertible notes financings of $3 million with a group of New York based institutional investors. The Company received $2 million in gross proceeds upon closing, and received an additional $500,000 upon filing of the registration statement relating to this financing transaction, and $500,000 upon the effectiveness of the registration statement. The notes required repayment over a three-year term with an 8% interest per annum. Repayment was to be made in cash or in registered shares of common stock, or a combination of both, at the option of the Company, and payment was to commence 90 days after each closing date and was payable monthly in equal principal installments plus interest over the remaining 33 months. Pursuant to an amendment dated September 21, 2005 the Company had the option to make the monthly payments in registered shares of common stock only if the stock price exceeds $4.92 over a specified period of time. The holders had the option to convert all or any part of the outstanding principal to common stock if the average daily price, as defined in the agreement, for the preceding five trading days is greater than the defined Initial Market Price of $6.56. The conversion price is $4.92. The agreement provided that for any monthly period in which the stock price is greater than 125% of the initial market price of $6.56, as defined in the agreement, for the month, the interest rate for that month will be 0%. The Company granted registration rights to the investors for the resale of the shares of common stock underlying the notes and certain warrants that were issued in the transaction. On January 19, 2006, the Company entered into four short-term notes with these investors. The short-term notes have an aggregate principal amount of $500,000. The loans bore interest at a rate of 20% through April 19, 2006 and had an annual imputed interest rate of 80%. In connection with the above mentioned letter of amendment, the aggregate principal and interest of $600,000 was due July 14, 2006. Such payment was not made. In January 2006, this agreement was further amended with a letter agreement at the same time as the issuance of the additional short-term notes, which allowed the Company to meet its payment obligations under the terms of the callable secured convertible notes for the months of January, February and March 2006 by issuing 22,000 shares of the Company’s common stock per month, due on the last day of each month. The letter agreement also allowed for the issuance of 9,000 shares of the Company’s common stock as a partial payment against the obligation due for the callable secured convertible notes for the month of April 2006. Also, in January 2006, the Chief Executive Officer entered into a guarantee and pledge agreement with the note holders, whereby, the common stock of MSGI (approximately 185,000 shares) owned by the Chief Executive Officer was pledged as additional collateral for the notes. As of June 30, 2006, the Company issued 75,000 shares of its common stock per the terms of the letter agreement. Through a combination of cash payments ($211,253) and issuance of shares of common stock, the principal balance of the $3.0 million of the notes was reduced to $2,574,597 as of June 30, 2006. On June 7, 2006 the Company entered into a waiver agreement providing for a payment of $395,450 due July 14, 2006 for debt service due from April 2006 through July 2006. In connection with the waiver agreement, the Company issued 800,000 warrants to the note holders. Such warrants were ascribed a fair value, as computed under the Black-Scholes model, of $2,224,808 which was recognized as additional interest expense during the year ended June 30, 2006. Such payment was not made on July 14, 2006. Because of the default of the terms of the notes, the amortization of all deferred financing costs, beneficial conversion costs and interest were accelerated to be recognized by June 30, 2006. As of July 14, 2006 the Company was in technical default of the payment terms of the callable 8% secured convertible notes and the additional notes. On December 13, 2006, the Company entered into an additional letter agreement with the investors to amend the notes and warrants previously issued to these investors, and to waive certain defaults under the notes and warrants.

On December 13, 2006, pursuant to a Securities Purchase Agreement between the Company and these investors MSGI issued $2,000,000 aggregate principal amount of callable secured convertible notes (the “6% Notes”) and stock purchase warrants exercisable for 3,000,000 shares of common stock (the “Warrants”) in a private placement for an aggregate offering price of $2,000,000. The conversion of the 6% Notes and the exercise of the Warrants were subject to stockholder approval (the “Stockholder Approval”), which was obtained at a Special Meeting of the Stockholders on March 6, 2007. H.C. Wainwright acted as a placement agent for a portion of the offering. The 6% Notes have a maturity date of December 13, 2009 and will accrue interest at a rate of 6% per annum. The Investors can convert the principal amount of the 6% Notes into common stock of the Company, provided certain conditions are met, and each conversion is subject to certain volume limitations. The conversion price of the 6% Notes is 75% of the average of the lowest three closing prices of the Company's common stock for the 20 day period prior to such conversion, with a minimum conversion price of $0.50 per share. The payment obligation under the 6% Notes may accelerate if the resale of the shares of common stock underlying the 6% Notes and Warrants are not registered in accordance with the terms of the Registration Rights Agreement, payments under the Notes are not made when due or upon the occurrence of other defaults described in the Notes. The Warrants are currently exercisable until seven years from the date of issuance. The exercise price of the Warrants is $1.00 per share. The 6% Notes and the Warrant have anti-dilution protections and the Company has agreed to certain registration rights for the resale of the shares of common stock underlying the Notes, pursuant to a registration rights agreement entered into simultaneously with the transaction. The Company has also entered into a Security Agreement and an Intellectual Property Security Agreement with the investors in connection with the closing, which grants security interests in certain assets of the Company and the Company's subsidiaries to the investors to secure the Company's obligations under the Notes and Warrants.

On December 13, 2006, pursuant to a Securities Purchase Agreement between the Company and these investors MSGI issued $2,000,000 aggregate principal amount of callable secured convertible notes (the “6% Notes”) and stock purchase warrants exercisable for 3,000,000 shares of common stock (the “Warrants”) in a private placement for an aggregate offering price of $2,000,000. The conversion of the 6% Notes and the exercise of the Warrants were subject to stockholder approval (the “Stockholder Approval”), which was obtained at a Special Meeting of the Stockholders on March 6, 2007. H.C. Wainwright acted as a placement agent for a portion of the offering. The 6% Notes have a maturity date of December 13, 2009 and will accrue interest at a rate of 6% per annum. The Investors can convert the principal amount of the 6% Notes into common stock of the Company, provided certain conditions are met, and each conversion is subject to certain volume limitations. The conversion price of the 6% Notes is 75% of the average of the lowest three closing prices of the Company's common stock for the 20 day period prior to such conversion, with a minimum conversion price of $0.50 per share. The payment obligation under the 6% Notes may accelerate if the resale of the shares of common stock underlying the 6% Notes and Warrants are not registered in accordance with the terms of the Registration Rights Agreement, payments under the Notes are not made when due or upon the occurrence of other defaults described in the Notes. The Warrants are currently exercisable until seven years from the date of issuance. The exercise price of the Warrants is $1.00 per share. The 6% Notes and the Warrant have anti-dilution protections and the Company has agreed to certain registration rights for the resale of the shares of common stock underlying the Notes, pursuant to a registration rights agreement entered into simultaneously with the transaction. The Company has also entered into a Security Agreement and an Intellectual Property Security Agreement with the Investors in connection with the closing, which grants security interests in certain assets of the Company and the Company's subsidiaries to the Investors to secure the Company's obligations under the Notes and Warrants.

During December 2005, the Company entered into a short-term note in the amount of $250,000. This loan bore interest at a rate of 10% through June 30, 2006 and had an annual imputed interest rate of 18.25%. The entire principal and interest of $25,000 was to be paid in full upon completion of a contemplated future funding event. Further, the full amount of interest was to be paid to the lender regardless of any possible early payment of principal. The total interest due under this note had been fully accrued as of June 30, 2006. This amount has been fully paid.

During January 2006, the Company entered into a short-term note with a private party in the amount of $300,000. This loan bore interest at a rate of 12%. The annual interest amount was due in full even if early payment of principal. The aggregate principal and interest of $336,000 was paid in full on January 24, 2006.

During the months of February and March 2006, the Company entered into a series of promissory notes with various private lenders. The notes closed in a series of four transactions. Gross proceeds in the amount of $799,585 were obtained and the notes carry an aggregate repayment total of $975,103 (which includes imputed interest of $175,518 or 21.95%) which is due and payable upon maturity. The notes carry a maturity date of February 28, 2007. The notes were not paid on February 28, 2007. During the month of March 2007, The Company entered into a series of letter agreements with each of the individual lenders involved in the promissory notes to accept as payment in full against the principal and accrued interest of the promissory notes, shares of common stock of the Company. The shares of common stock were to be issued at a value of $0.75 per share. All lenders involved in the Bridge Loan Agreement and related promissory notes have agreed to receive payment in shares of common stock of the Company. The payment resulted in the issuance of 1,318,088 shares of common stock of the Company. In addition, warrants for the purchase of up to 585,062 shares of the Company's common stock were issued to the individual lenders as part of the original note transaction. The warrants carry an original exercise price of $6.50 and a term of 5 years. The warrant agreement contains a re-price provision that provides for a change in the exercise price if the Company issues more favorable terms to another party, as defined in the agreement. Due to certain transactions, the exercise price of the vFinance warrants have been adjusted and is current $1.00. The Company valued the modification of the warrant using the Black-Scholes model. This resulted in an additional discount to the Note of approximately $250,000, which will be amortized over the remaining life of the Note. The vFinance Agreement also contains a registration rights agreement for the warrants which contains penalty clauses if the underlying warrant shares are not registered per the terms of the agreement. The agreement calls for a Registration Filing Date within 180 days from closing date and a Registration Effective Date within 90 days from the Registration Filing Date. The agreement provides for a cash penalty of approximately 1.5% of the value of the notes for each thirty day period that is exceeded. As of December 31, 2006, the Company has a liability recorded of $63,400 to provide for the expected delay in issuing this registration statement. Each month that the Company is delayed in meeting this requirement, an additional $12,000 liability is incurred. Placement fees in the amount of $73,133 were paid to vFinance Investments, Inc. as placement agent. In addition to the placement fees, warrants for the purchase of up to 73,134 shares of the Company's common stock were issued to the placement agent and its designees. The agent warrants originally carried an exercise price of $6.50, a term of 5 years, are currently exercisable, and have also been repriced pursuant to their terms, to $1.00. The agent warrants were valued at $176,114 using the Black-Scholes option pricing model and recorded as part of the financing costs. In addition, a third party received a fee equal to 5% of the aggregate offering, in an amount of $40,000, which was recorded as part of the financing costs.

During the month of June 2006, the company received funding, in the amount of $300,000 from Coda Octopus Group, Inc., a New York based homeland security firm, as an advance in contemplation of a further strategic transaction between the two parties. This firm is also in the security technology business we believe that the combined technologies and services would yield a stronger competitive offering to potential customers. The advances bear interest at a rate of 8%. During the six month period ended December 31, 2006, the Company received additional funding, in the amount of approximately $387,000 from the firm. This certain firm also paid directly, in support of our subsidiary Innalogic LLC, certain operating expenses in the amount of approximately $235,000. During the quarter ended December 31, 2006, the Company repaid to the security firm $200,000 of the $235,000 advanced on our behalf during the quarter. The net of these transactions brought the aggregate total received from this firm to approximately $1.0 million as of March 31, 2007. On May 16, 2007 the Company issued 850,000 unregistered common shares to Coda Octopus Group, Inc. as full and final payment and a release of all financial obligations resulting from advances made by CODA to the Company and/or Innalogic LLC, the Company's subsidiary through the period ended March 31, 2007.

On December 20, 2006, MSGI Security Solutions, Inc. filed a certificate of designation with the Secretary of State of the State of Nevada to designate 200 shares of the Company's preferred stock, par value $0.01, as Series G Convertible Preferred Stock ("Series G Preferred Stock") with a stated value of $20,000 per share. The Company has previously entered into subscription agreements (the "Subscription Agreements") with certain vendors, officers and employees of the Company for the issuance of a total of 150 shares of Series G Preferred Stock, in exchange for the conversion of debt owed by the Company for past due invoices and accrued salary of approximately $3.0 million. The Series G Preferred Stock automatically converted into common stock of the Company when the holders of a majority of the common stock of the Company approved such conversion on March 6, 2007, at a conversion rate of the higher of $1.00 per share. All Series G Preferred Stock was deemed issued and converted to common stock as of March 6, 2007, which resulted in the issuance of 2,758,400 shares of common stock. The Series G Preferred Stock was issued to these certain officers and was simultaneously converted to common stock upon the approval of the stockholders on March 6, 2007.

On April 5, 2007 pursuant to a Securities Purchase Agreement between the Company and several institutional investors, some of which participated in the December 2006 transaction. MSGI issued $1,000,000 aggregate principal amount of callable secured convertible notes and stock purchase warrants exercisable for 1,500,000 shares of common stock in a private placement for an aggregate offering price of $1,000,000. H.C. Wainwright acted as a placement agent for the offering. The 6% notes have a maturity date of April 5, 2010 and will accrue interest at a rate of 6% per annum. The investors can convert the principal amount of the 6% Notes into common stock of the Company, provided certain conditions are met, and each conversion is subject to certain volume limitations. The conversion price of the 6% notes is 75% of the average of the lowest three closing prices of the Company's common stock for the 20 day period prior to such conversion, with a minimum conversion price of $0.50 per share. The payment obligation under the 6% Notes may accelerate if payments under the Notes are not made when due or upon the occurrence of other defaults described in the Notes. The Warrants are exercisable until seven years from the date of issuance. The exercise price of the Warrants is $1.00 per share. The 6% notes and the warrants have anti-dilution protections.

On May 21, 2007 the Company, pursuant to a Securities Purchase Agreement between the Company and several institutional investors, issued convertible debentures in the aggregate principal amount of $5,000,000 and stock purchase warrants exercisable over a five year period for 1,785,714 shares of common stock in a private placement. H.C. Wainwright acted as a placement agent for the offering. The debentures have a maturity date of May 21, 2010 and will accrue interest at a rate of 8% per annum. Payments of principal under the debentures are not due until the maturity date and interest is due on a quarterly basis, however the investors can convert the principal amount of the debentures into common stock of the Company, provided certain conditions are met, and each conversion is subject to certain volume limitations. The conversion price of the Debentures is $1.40 per share yielding an aggregate total of possible shares to be issued as a result of conversion of 3,571,428 shares. The exercise price of the warrants is $2.00 per share. The debentures and the warrants have anti-dilution protections and the Company has agreed to certain registration rights for the resale of the shares of common stock underlying the debentures and warrants, pursuant to a registration rights agreement entered into simultaneously with the transaction. The Company has also entered into a security agreement with the investors in connection with the closing, which grants security interests in certain assets of the Company and the Company’s subsidiaries to the investors to secure the Company’s obligations under the debentures and warrants. The issuance of the debentures and warrants constituted a private placement and therefore was exempt from registration in accordance with Regulation D of the Securities Act of 1933, as amended. H.C. Wainwright received a placement fee of $400,000 and 5 year warrants exercisable for 357,142 shares of common stock at an exercise price of $1.40 per share.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Included in this prospectus are “forward-looking” statements, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.” Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should,” and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the U.S. Securities and Exchange Commission, or the SEC, on Form SB-2 to register the shares of our common stock being offered by this prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services. Information contained on our website is not incorporated by reference, and should not be considered part of, this prospectus.

You may also request a copy of our filings at no cost by writing or telephoning us at:

MSGI Security Solutions, Inc.
575 Madison Avenue
New York, New York 10022
Attention: Richard J. Mitchell, III
Chief Accounting Officer
(917) 339-7134

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will receive none of the proceeds from the sale of the shares by the selling stockholders. We will bear all expenses incident to the registration of the shares of our common stock under federal and state securities laws other than expenses incident to the delivery of the shares to be sold by the selling stockholders. Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by the selling stockholders.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our shares of common stock are quoted and listed for trading on the OTCBB under the symbol “MSGI.OB.”

On May 31, 2007, the closing bid quotation for our common stock was $1.90.

The common stock of the Company previously traded on the NASDAQ Capital Market under the symbol “MSGI” Currently, the Company’s stock is listed on the OTCBB under the symbol “MSGI.OB.” The following table reflects the high and low sales prices for the Company’s common stock for the fiscal quarters indicated, as furnished by the NASDAQ, except as otherwise noted:

	Low	High
Fiscal 2007
Third Quarter	$0.63**	$1.29**
Second Quarter	0.57*	2.33*
First Quarter	0.68*	3.01*

Fiscal 2006
Fourth Quarter	$2.52	$4.51
Third Quarter	3.05	4.42
Second Quarter	2.31	4.89
First Quarter	4.54	6.61

Fiscal 2005
Fourth Quarter	$4.35	$8.25
Third Quarter	5.80	10.20
Second Quarter	5.42	9.38
First Quarter	3.60	7.00

*
These bid prices represent prices quoted by broker-dealers on the Pink Sheets. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

**
These bid prices represent prices quoted by broker-dealers on the OTC:BB. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

As of May 31, 2007, there were approximately 915 holders of record of our common stock.

This prospectus covers 3,705,366 shares of our common stock offered for sale by the selling stockholders. The shares offered by this prospectus include 2,303,800 presently outstanding shares of our common stock and a maximum of 1,401,566 issuable upon exercise of presently outstanding notes and convertible into common stock.

Dividend Policy

We do not expect to pay a dividend on our common stock in the foreseeable future. The payment of dividends on our common stock is within the discretion of our board of directors, subject to our certificate of incorporation. We intend to retain any earnings for use in our operations and the expansion of our business. Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors.

SELECTED FINANCIAL DATA

The selected historical consolidated financial data for the Company presented below as of and for the five fiscal years ended June 30, 2006 have been derived from the Company’s consolidated financial statements. This financial information should be read in conjunction with management’s discussion and analysis and the notes to the Company’s consolidated financial statements. Due to the evolving nature of our business, the information presented below may not be indicative of future financial condition or results of operations.

	Years ended June 30, (In thousands, except per share data)
	2002		2003		2004		2005	2006
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues (1)	$-		$-		$-		$631	$127
Amortization and depreciation	$41		$-		$-		$120	$199
Income (loss) from operations	$(11,059)	(2)	$2,072	(6)	$(2,335)		$(6,707)	$(11,065)
Income (loss) from continuing operations	$(11,075)		$2,977		$(2,087)		$(6,431)	$(15,548)	(12)
Loss from discontinued operations (5)	$(54,711)	(3)	$(517)	(7)	$(1,224)		$(325)	$(2,038)
Net loss	$(65,683)		$(2,615)	(8)	$(3,311)		$(6,756)	$(17,586)
Net income (loss) available to common stockholders	$(66,096)	(4)	$11,356	(9)	$(3,030)	(10)	$(6,872)	$(17,764)

Income (loss) per common share-basic and diluted (11) :
Continuing operations	$(7.45)		$7.39		$(0.78)		$(1.90)	$(4.05)
Discontinued operations	(35.79)		(0.27)		(0.53)		(0.09)	$(0.52)
Cumulative effect of change in accounting	-		(2.21)		-		-	$-
	$(43.24)		$4.91		$(1.31)		$(1.99)	$(4.57)

Weighted average common shares outstanding - diluted basis	1,528		2,294		2,316		3,460	3,885

OTHER DATA:

Net cash used in continuing operations:	$(7,433)		$(4,409)		$(2,620)		$(4,019)	$(3,091)
Net cash provided by (used in) investing activities:	$74		$13,420		$2,449		$(4,953)	$(618)
Net cash provided by (used in) financing activities:	$(6,027)		$12,022		$1,445		$6,773	$4,276
Net cash provided by (used in) discontinued operations	$(56,576)		$(130)		$614		$(266)	$(651)

	As of June 30, (In thousands)
	2002	2003	2004	2005	2006
CONSOLIDATED BALANCE SHEETS DATA:
Cash and cash equivalents	$3,802	$661	$2,549	$112	$-
Working capital (deficit)	$(1,363)	$(3,789)	$1,596	$(1,259)	$(8,540)
Total intangible assets	$-	$-	$490	$204	$108
Total assets	$47,596	$7,648	$5,288	$12,098	$2,201
Total long term debt, net of current portion	$176	$-	$-	$887	$-
Total stockholders’ equity (deficit)	$1,390	$3,108	$2,201	$4,880	$(6,402)

(1)
All prior periods presented have been reclassified and revenue from its list sales and services product line and AONet operations has been reclassified as part of discontinued operations. Of the revenues reported in the fiscal year 2006, approximately $51,000 resulted from a sale to a related party, Excelsa

(2)	Loss from operations includes an impairment write-down of goodwill of $6,500 and a write-down of abandoned leased property of $6,400.

(3)	Net loss in the fiscal year 2002 includes an extraordinary item of $4,859 for a loss on early extinguishments of debt.

(4)	Net loss available to common stockholders in the fiscal year 2002 includes a deemed dividend in the amount of $413 in connection with the redemption of preferred stock.

(5)
Effective July 31, 2001, the Company sold Grizzard Communications Group, Inc. The results of operations for Grizzard are no longer included in the Company’s results from the date of sale. Amounts have been reclassified to discontinued operations.

In December 2002, the Company completed the sale of substantially all of the assets related to its direct list sales and database services and website development and design business held by certain of its wholly owned subsidiaries (the “Northeast Operations”) to Automation Research, Inc. for approximately $10.4 million in cash plus the assumption of all directly related liabilities. The results of the operations are no longer included in the Company’s results from the date of sale. Amounts have been reclassified to discontinued operations.

In March 2004, the Company completed the sale of substantially all of the assets relating to its telemarketing and teleservices business held by its wholly owned subsidiary, MKTG Teleservices, Inc., (“MKTG Teleservices”) to SD&A Teleservices, Inc. (“SDA”), a wholly owned subsidiary of the Robert W. Woodruff Arts Center, Inc. for approximately $3.3 million in cash plus the assumption of certain directly related liabilities, subject to a final working capital adjustment. The results of the operations are no longer included in the Company’s results from the date of sale. Amounts have been reclassified to discontinued operations.

On March 31, 2006, the Company forfeited its 51% ownership interest in AONet International S.r.L. Amounts have been reclassified to discontinued operations for the period of our ownership (June 1, 2005 through March 31, 2006).

(6)	Income from operations in the fiscal year 2003 includes a gain on termination of lease of $3.9 million.

(7)	In December 2002, the Company sold certain assets of the Northeast Operations for a loss of $0.2 million

(8)
Net loss in the fiscal year 2003 includes a gain from settlement of lawsuit of $1.0 million and a loss from a cumulative effect of change in accounting of $5.1 million in connection with the adoption of SFAS No. 142 for its former list sales and database marketing and website development and design business.

(9)	Net income / (loss) available to common stockholders in the fiscal year 2003 contains a gain (deemed dividend) on redemption of preferred stock of $13.9 million.

(10)	Net income / (loss) available to common stockholders in the fiscal year 2004 includes a gain on redemption of preferred stock of a discontinued operation of $0.3 million

(11)
On February 7, 2005, the Board of Directors approved a two-for-one forward split of the common stock. Par value of the common stock remains $.01 per share. The stock split was effective March 9, 2005. On January 22, 2003, the Board of Directors approved an eight-for-one reverse split of the common stock. Par value of the common stock remains $.01 per share and the number of authorized shares of common stock is reduced to 9,375,000. The stock split was effective January 27, 2003. During September 2001 the Board of Directors approved a six-for-one reverse split of the common stock. Par value of the common stock remains $.01 per share. The stock split was effective October 15, 2001. All stock prices, per share and share amounts have been retroactively restated to reflect the reverse splits and are reflected in this document.

(12)	Net income (loss) from continuing operations for the year ended June 30, 2006 include an impairment charge of approximately $2.4 million on our investment in Excelsa.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

You should read the following description of our financial condition and results of operations in conjunction with the financial statements and accompanying notes included in this prospectus beginning on page F-1.

Critical Accounting Policies

The Company's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company believes that the estimates, judgments and assumptions upon which the Company relies are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. To the extent there are material differences between these estimates, judgments or assumptions and actual results, our financial statements will be affected. The significant accounting policies that the Company believes are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

•	Revenue Recognition
•	Accounts Receivable
•	Goodwill and Intangible Assets
•	Long Lived Assets
•	Accounting for Income Taxes
•	Use of Estimates
•	Equity based compensation
•	Investments in unconsolidated entities

In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management's judgment in its application. There are also areas in which management's judgment in selecting among available alternatives would not produce a materially different result. Our senior management has reviewed the Company's critical accounting policies and related disclosures with our Audit Committee. See Notes to Consolidated Financial Statements, which contain additional information regarding our accounting policies and other disclosures required by GAAP.

Revenue Recognition

The Company accounts for revenue recognition in accordance with Staff Accounting Bulletin No. 104, ("SAB 104"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements.

Revenues are reported for the operations of the various subsidiaries of MSGI upon the completion of a transaction that meets the following criteria of SAB 104 when (1) persuasive evidence of an arrangement exists; (2) delivery of our services has occurred; (3) our price to our customer is fixed or determinable; and (4) collectibility of the sales price is reasonably assured.

Accounts Receivable

The Company extends credit to its customers in the ordinary course of business. Accounts are reported net of an allowance for uncollectible accounts. Bad debts are provided on the allowance method based on historical experience and management’s evaluation of outstanding accounts receivable. In assessing collectibility the Company considers factors such as historical collections, a customer’s credit worthiness, and age of the receivable balance both individually and in the aggregate, and general economic conditions that may affect a customer’s ability to pay. The Company does not require collateral from customers nor are customers required to make up-front payments for goods and services.

Accounting for Income Taxes

The Company recognizes deferred taxes for differences between the financial statement and tax bases of assets and liabilities at currently enacted statutory tax rates and laws for the years in which the differences are expected to reverse. The Company uses the liability method of accounting for income taxes, as set forth in SFAS No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities and net operating loss carry-forwards, all calculated using presently enacted tax rates. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates and assumptions made in the preparation of the consolidated financial statements relate to the carrying amount and amortization of long lived assets, deferred tax valuation allowance, valuation of stock options, warrants and debt features, fair value of net assets acquired and the allowance for doubtful accounts. Actual results could differ from those estimates.

Equity Based Compensation

We adopted Statement of Financial Accounting Standards ("SFAS") No. 123 Revised 2004, "Share−Based Payment" (“SFAS 123R”) effective July 1, 2005. This Statement requires that the cost resulting from all share−based payment transactions are recognized in the financial statements of the Company. That cost will be measured based on the fair market value of the equity or liability instruments issued. Our adoption of SFAS 123R impacted our results of operations by increasing the non cash compensation expense. The amount of the impact to the Company for the year ended June 30, 2006 was approximately $533,000 of additional recognized stock compensation expense that resulted under SFAS 123R as compared to the expense that would have been recorded under APB 25 for the same period, due to the impact of unvested stock options as of July 1, 2005. This same expense was approximately $467,000 for the nine month period ended March 31, 2007.

Investments in Non-Consolidated Companies

The Company accounts for its investments under the cost basis method of accounting if the investment is less than 20% of the voting stock of the investee, or under the equity method of accounting if the investment is greater than 20% of the voting stock of the investee. Investments accounted for under the cost method are recorded at their initial cost, and any dividends or distributions received are recorded in income. For equity method investments, the Company records its share of earnings or losses of the investee during the period. Recognition of losses will be discontinued when the Company’s share of losses equals or exceeds its carrying amount of the investee plus any advances made or commitments to provide additional financial support.

An investment in non-consolidated companies is considered impaired if the fair value of the investment is less than its cost on other than a temporary basis. Generally, an impairment is considered other-than-temporary unless (i) the Company has the ability and intent to hold an investment for a reasonable period of time sufficient for an anticipated recovery of fair value up to (or beyond) the cost of the investment; and (ii) evidence indicating that the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. If impairment is determined to be other-than-temporary, then an impairment loss is recognized equal to the difference between the investment’s cost and its fair value.

Overview

To facilitate an analysis of MSGI operating results, certain significant events should be considered.

On April 10, 2004, the Company completed its purchase of 51% of the outstanding shares of the common stock of Future Developments America, Inc. ("FDA"), for an aggregate purchase price of $1.0 million, pursuant to a definitive agreement entered into as of April 10, 2004. On July 1, 2005, MSGI and its subsidiary FDA entered into a Stock Purchase, Earnout and Royalty Payment Agreement (the “Agreement”) with Future Developments, Ltd. (“FDL”), Darren Labas and Jamie Labas, to acquire the remaining 49% of the issued and outstanding shares of Future Developments America, Inc. held by Darren and Jamie Labas, not held by the Company. This transaction gives 100% ownership of all issued and outstanding shares of Future Developments America, Inc. to MSGI. In connection with this transaction, the technology and intellectual property associated with this business was transferred to FDL (in which we have no ownership interest), and we impaired substantially all of our assets related to our investment.

On August 18, 2004, the Company completed an acquisition of a 51% membership interest in Innalogic, LLC, for an aggregate capital contribution of $1,000,000, pursuant to definitive agreements entered into as of August 18, 2004. Further, subject to the terms and conditions of an Investment Agreement, the Company issued an aggregate of 50,000 unregistered shares of its common stock to Innalogic. These shares were subsequently distributed to the founding members of Innalogic and were recorded as non-cash compensation in the amount of $235,886 in the period ended September 30, 2004. The Company also issued 50,000 unregistered shares of common stock to certain advisors as compensation for services rendered in connection with the completion of this transaction. As set forth in Innalogic's Amended and Restated Limited Liability Company Agreement, the Company may obtain up to an additional 25% membership interest in Innalogic, if certain pre-tax income targets are not met by certain target dates. On August 31, 2005, the limited liability agreement was restructured such that the Company obtained 76% ownership interest in Innalogic LLC.

On December 1, 2004, the Company entered into a Subscription Agreement with Excelsa S.p.A. (“Excelsa”), a corporation organized under the laws of the Republic of Italy, to acquire 66,632 shares of common stock of Excelsa, par value of 1.0 Euro per share, representing 4.5% of the issued and outstanding shares of common stock of Excelsa on a fully diluted basis. MSGI acquired the Common Stock for an aggregate purchase price of $1,751,319, including approximately $84,000 of acquisition costs.

On January 3, 2005, the Company entered into an additional Subscription Agreement with Excelsa S.p.A. (“Excelsa”), a corporation organized under the laws of the Republic of Italy, to acquire an additional 135,381 shares of common stock of Excelsa, par value of 1.0 Euro per share, for a purchase price of approximately $2.0 million dollars, representing 8.4% of the issued and outstanding shares of common stock of Excelsa on a fully diluted basis. The shares acquired, in the aggregate with the original shares acquired in December 2004 (Note 5), represent 12.5% of the issued and outstanding shares of Common Stock of Excelsa on a fully diluted basis. Excelsa has represented to the Company that it will not solicit, initiate, consider, encourage or accept any other proposals or offers from any person relating to any acquisition or purchase of all or any portion of the capital stock or assets of Excelsa or any of its subsidiaries nor will it enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or related to Excelsa or any of its subsidiaries for the period from the date of execution of the subscription agreement through December 31, 2005.

On May 16, 2005, the Company entered into a Restructuring and Subscription Agreement with Excelsa and stockholders of Excelsa (other than MSGI) owning in the aggregate more than 51 percent of Excelsa’s issued and outstanding common stock, to acquire 262,500 shares of Excelsa common stock at no additional consideration by MSGI. After giving effect to such issuance, and together with the 202,013 shares of Excelsa common stock already owned by Excelsa, MSGI owns approximately 19.5 percent of the issued and outstanding shares of common stock of Excelsa, which the parties agreed better reflects the value of Excelsa under US generally accepted accounting principles. As the Company has less than 20% ownership interest in Excelsa and does not have the ability to exercise significant influence over Excelsa, this aggregate investment is accounted for under the cost method of accounting. The Company wrote down the value of its investment in Excelsa to $1,650,000 at June 30, 2006.

On June 1, 2005, the Company entered into a Stock Purchase Agreement to acquire equity ownership interests in AONet International srl (“AONet”), a limited liability company organized under the laws of the Republic of Italy, representing 51% of all of AONet’s equity ownership interests issued and outstanding as of the date of the Stock Purchase Agreement on a fully diluted basis. The purchase price for the 51% stake was 1,100,000 Euro, of which 600,000 Euro has been paid to date (100,000 Euro on May 17, 2005, 250,000 Euro on June 1, 2005 and 250,000 on October 2, 2005) and the remainder is payable in two equal installments of 250,000 Euro due on each of December 31, 2005 and March 31, 2006. The Stock Purchase Agreement provides that, if the Company fails to pay any of the individual installments within 48 hours of the applicable due date, the Stock Purchase Agreement will be terminated and the Company will be obligated to return all acquired equity ownership interests in AONet to the previous owner, forfeiting any and all payments made to that date.

In April 2006, the Company defaulted on certain payment provisions of the Stock Purchase Agreement of AONet International, S.r.l. which provided that, if the Company failed to pay any of the individual installments within 48 hours of the applicable due date, the Stock Purchase Agreement will be terminated and the Company will be obligated to return all acquired equity ownership interests in AONet to the previous owner, forfeiting any and all payments made to that date. As of April 1, 2006, all equity ownership interests reverted back to the previous owner and, as a result, the AONet subsidiary has been deconsolidated from the financial statements of the Company. As such, the operations and cash flows of AONet have been eliminated from ongoing operations and the Company no longer has continuing involvement in the operations, and all amounts have been reclassified into discontinued operations.

On October 19, 2006 the Company entered into a Subscription Agreement with Hyundai Syscomm Corp, a California Corporation, (“Hyundai”) for the sale of 900,000 shares of the Company’s common stock. Subject to the terms and conditions set forth in the Subscription Agreement, Hyundai agrees to purchase from the Company 900,000 shares of common stock in exchange for the Company’s receipt of $500,000 received in connection with a certain License Agreement, dated September 11, 2006, and receipt of a certain pending Sub-Contracting Agreement. Under the terms and conditions set forth in the Subscription Agreement, Hyundai agrees that the Company shall not be required to issue, or reserve for issuance at any time in accordance with Nasdaq rule 4350(i), in the aggregate, Common Stock equal to more than 19.99% of the Company's common stock outstanding (on a pre-transaction basis). Therefore the Company can issue 865,000 shares of common stock at the initial closing of the transaction, and the remaining 35,000 shares of common stock shall be issued when and if: (a) the holders of a majority of the shares of common stock outstanding vote in favor of Hyundai owning more than 19.99% of the Company’s common stock outstanding; or (b) additional issuances of common stock by the Company permit such issuance in accordance with Nasdaq rule 4350(i). Under the License Agreement, the Company has agreed to license certain intellectual property to Hyundai. Under the Sub-Contracting Agreement, Hyundai will retain the Company as a sub-contractor for the Company’s products and services.

On October 25, 2006 the Company entered into a Sub-Contracting Agreement with Hyundai Syscomm Corp. The Sub-Contracting Agreement allows for MSGI and its affiliates to participate in contracts that Hyundai and/or its affiliates now have or may obtain hereafter, where the Company’s products and/or services for encrypted wired or wireless surveillance systems or perimeter security would enhance the value of the contract(s) to Hyundai or its affiliates. The initial term of the Sub-Contracting Agreement is three years, with subsequent automatic one year renewals unless the Sub-Contracting Agreement is terminated by either party under the terms allowed by the Agreement. Further, under the terms of the Sub-Contracting Agreement, the Company will provide certain limited product and software warranties to Hyundai for a period of 12 months after the assembly of the Company’s products and product components by Hyundai or its affiliates with regard to the product and for a period of 12 months after the date of installation of the software by Hyundai or its affiliate with regard to the software. The Company will also provide training, where required, for assembly, maintenance and usage of the equipment and shall charge it’s most favored price for such training services. No title or other ownership of rights in the Company’s Firmware or any copy thereof shall pass to Hyundai or its affiliates under this Agreement. Hyundai and its affiliates agree that it shall not alter and notices on, prepare derivative works based on, or reproduce, disassemble or decompile any Software embodied in the Firmware recorded in the Company’s products.

On February 7, 2007, the Company issued to Hyundai Syscomm Corp. a warrant to purchase a maximum of 24,000,000 shares of common stock in exchange for a maximum of $80,000,000 in revenue, which is to be realized by the Company over a maximum period of four years. The vesting of the Warrant will take place quarterly over the four-year period based on 300,000 shares for every $1 million in revenue realized by the Company. The revenue is subject to the sub-contracting agreement between Hyundai and the Company dated October 25, 2006 and as reported on Form 8-K filed on October 31, 2006. Such warrants are considered contingent, and therefore, the Company will not recognize the accounting impact of these warrants until the vesting event occurs. Additionally, when issued, the shares underlying the warrant were to be authorized through an increase in the total of authorized capital stock of the company to be approved by the stockholders. The warrant could not begin to vest until these underlying shares were authorized. Such approval was obtained at a Special Meeting of the Stockholders on March 6, 2007.

On May 9, 2007 the Company entered into a sub-contract and distribution agreement with Apro Media Corp. (“Apro”), through its relationship with Hyundai Syscomm Corp., for at least $105 million of sub-contracting business over seven years to provide commercial security services to a Fortune 100 defense contractor. Under the terms of the Agreement, MSGI will acquire components from a Korean company and deliver fully integrated security solutions at an average level of $15 million per year for the length of the seven-year engagement. MSGI will establish and operate a 24/7/365 customer support facility in the northeastern United States. Apro will provide MSGI with a web-based interface to streamline the ordering process and create an opportunity for other commercial security clients to be obtained and serviced by MSGI. The Agreement includes a profit sharing arrangement with Apro Media Co., Ltd. (“Apro Korea”), which will initially take the form of unregistered MSGI common stock and the issuance of a cashless exercise warrant, which will vest over the period of the Agreement based on revenue received by the Company. Starting in the third year, MSGI will be obligated to provide cash payments while vesting significantly fewer shares under the warrant, and in the seventh year, just cash. In the aggregate, assuming all the revenue targets are met over the next seven years, Apro Korea would be entitled to acquire up to approximately 16 million shares of MSGI common stock. The warrant and the Common Shares have not yet been issued by MSGI to Apro. The agreement requires working capital of at least $5 million due to considerable upfront expenses including a $2.5 million financial contribution by MSGI to Apro Korea for the proprietary system development requirements of the Fortune 100 client and the formation of a staffed production and customer service facility and warehouse. The required funding was secured on May 21, 2007. The agreement also provides that MSGI will grant certain registration rights to Apro Korea covering the shares of common stock to be issued and the shares underlying the warrant. Failure by MSGI to perform its obligations under the contract or to register the shares could result in Apro's termination of the agreement. On May 21, 2007 the Company, pursuant to a Securities Purchase Agreement between the Company and several institutional investors issued convertible debentures in the aggregate principal amount of $5,000,000 and stock purchase warrants exercisable over a five year period for 1,785,714 shares of common stock in a private placement. H.C. Wainwright acted as a placement agent for the offering. The transaction satisfied the Company’s requirement to obtained the required funding for working capital under the Apro agreement.

On May 31, 2007, The Company announced that it has received its first purchase order from Apro Media Corp in the amount of $10 million as part of the sub-contracting agreement to provide commercial security services to a Fortune 100 defense contractor. MSGI will acquire components from a Korean company and begin to deliver fully integrated security systems as early as June, and will continue to fulfill client requests throughout the summer and into the early fall. The company has just secured a new production and customer service facility in lower Manhattan and is prepared to begin work on the first set of deliverables immediately.

Results of Operations Fiscal 2006 Compared to Fiscal 2005

As of the year ended June 30, 2006 (the “Current Period”), the Company realized revenues in the amount of approximately $127,000 from the sales of Innalogic products for several unique projects. One domestic security organization represented a substantial portion of such revenues and sales to Excelsa represented the majority of the remaining 2006 revenues. We expect sales to grow as the technology becomes more well-known if we can increase our sales organization or have our business partners act as distributors. All revenues generated by previously owned subsidiaries and AONet during the fiscal year ended June 30, 2004 through 2006, have been reclassified to a single line presentation of Loss from Discontinued Operations on the Consolidated Statement of Operations. Revenues declined from the 2005 (“Prior Period”) levels of approximately $631,000 due to the timing of the orders. The Company’s ability to secure and fulfill orders was significantly impacted by the lack of resources during the Current Period.

Costs of goods sold of approximately 38,000 in the Current Period and approximately $206,000 in the Prior Period consisted primarily of the expenses related to acquiring the components required to provide the specific technology applications ordered by each individual customer. As a percentage of sales, the gross profit margin remained relatively consistent. All costs of goods sold recognized by previously owned subsidiaries during the fiscal year ended June 30, 2004, (the “Prior Period”), have been reclassified to Loss from Discontinued Operations on the Consolidated Statement of Operations.

Research and development expenses were approximately $180,000 in the Prior Period. The Company recognized research and development costs associated with certain product development activities in the Future Developments America, Inc subsidiary. As a result of our renegotiation of our relationship with the founders of FDA at the end of the Prior Period, we do not expect to incur research and development costs for that business in the future. However, we may invest in research and development projects for our other operations.

Salaries and benefits of approximately $2.0 million in the Current Period increased by approximately $0.3 million or 21% over salaries and benefits of approximately $1.7 million in the Prior Period. Salaries and benefits increased due to an increase in headcount to support the planned expansion of operations in Italy and as a result of newly hired corporate personnel. Certain of the employees related to the operations in Italy have subsequently been dismissed or their involvement reduced.

The Company recognized non-cash employee compensation expenses of approximately $1.5 million in the Current Period compared to expense of approximately $1.8 million in the Prior Period. The Prior Period charge is primarily in recognition of the fair market value of stock options granted to certain employees and directors granted at an exercise price below market value at the measurement date as accounted for under Accounting Principles Board No. 25. The Current Period charge is the result of the adoption of SFAS No. 123(R) and the resultant recognition of expense related to unvested stock awards.

The Company recognized an expense for the provision for loss on a note receivable from the Chief Executive Officer of the Company as of June 30, 2006. The collection of this note by its October 15, 2006 due date did not occur. The Board of Directors of the Company subsequently elected to forgive such note receivable and the full amount has been written off. There was no such cost in the Prior Period.

Selling, general and administrative expenses of approximately $3.8 million in the Current Period increased by approximately $1.1 million or 41% over comparable expenses of $2.7 million in the Prior Period. The increase is due primarily to the expense of approximately $500,000 related to the unsuccessful VeriSign relationship in Italy, as well as increased travel, marketing, and business development expenses in connection with the completion of the recent acquisitions and subsequent integration. Professional fees also increased as a result of the expansion and later contraction of our operations in Italy, and legal and accounting fees associated with operations in the Unites States and Italy.

During the Prior Period the Company entered into a Stock Purchase, Earnout and Royalty Payment Agreement (the “Agreement”) on July 1, 2005 with Future Developments, Ltd. (“FDL”), Darren Labas and Jamie Labas, to acquire the remaining 49% of the issued and outstanding shares of Future Developments America, Inc. (“FDA”) held by Darren and Jamie Labas, not held by the Company. This transaction gives 100% ownership of all issued and outstanding shares of Future Developments America, Inc. to MSGI. As a result of our July 1, 2005 amendment to our agreements with the founder’s of FDA, the technology and intellectual property being developed was transferred to a company (“FDL”) controlled by the founders of FDA and we, through our subsidiary FDA, are a non-exclusive licensee in the United States of certain products developed by FDL and of other products developed by outside organizations. We also are entitled to receive royalties on certain sales of products to others which are marketed by FDL. Previously booked goodwill and other intangibles of $490,000 and $268,000 respectively, associated with the Company’s original investment in FDA was deemed impaired as of June 30, 2005 as a result of the transaction.

During the Current Period, the Company recorded depreciation and amortization expense of approximately $200,000 as a result of writing-off certain abandoned fixed assets and a full year of depreciation for Innalogic assets, whereas the Company had a lesser amount of depreciable or amortizable assets in service in the Prior Period.

During the Current Period, the Company recorded a loss from impairment on the investment in Excelsa of approximately $2.4 million. There was no such expense realized in the Prior Period.

Interest income of approximately $70,000 represents primarily the interest earned on the promissory note from the Chief Executive Officer, and earnings from cash investments.

Interest expense of approximately $4.5 million is primarily due to debt transactions entered into during the Current Period and the value of certain equity instruments granted to note holders in contemplation of debt defaults and the issuances of extensions and waivers. As a result of continued defaults, the Company accelerated the amortization of deferred financing costs and other interest costs, such that most of said items were fully recognized in interest expense at June 30, 2006. The interest expense associated with the debt modifications was approximately $2.2 million during the year ended June 30, 2006.

During the Prior Period the Company recognized a gain on an early termination of a lease of a discontinued operation of approximately $70,000. The property lease was terminated and previously booked reserves for abandoned properties were reversed against the cash settlement paid.

The net provision for income taxes of approximately $34,000 in the Current Period increased by approximately $22,000 over net provision for income taxes of approximately $12,000 from the Prior Period, primarily due to provisions for state and local taxes incurred on taxable income or equity at the operating subsidiary level, which cannot be offset by losses incurred at the parent company level or other operating subsidiaries. The Company has recognized a full valuation allowance against the deferred tax assets because it is more likely than not that sufficient taxable income will not be generated during the carry forward period to utilize the deferred tax assets.

As a result of the above, loss from continuing operations item of approximately $15.5 million in the Current Period increased by $9.1 million over a comparable loss of $6.4 in the Prior Period.

The loss from discontinued operations-AONet represents our share of the results of the operations of AONet for the period in which we consolidated their operations in our financial statements. For the Prior Period, we recognized one month of AONet’s operations. The relative losses from the AONet business increased in the Current Period over the Prior Period primarily because of a decline in sales associated with a decline in sales efforts and the loss of certain customers. The loss on disposal of discontinued operations-AONet represents the write-down of the remaining book value of assets and liabilities associated with the AONet operations to nil as of April 1, 2006, the date we defaulted on the required debt service payment and forfeited our ownership.

The loss from discontinued operations-other of approximately $5,000 in the Current Period is the result of a write-off of a facility rent deposit for a former subsidiary. The losses from discontinued operations-other of approximately $181,000 in the Prior Period are primarily the result of trailing expenses related to the sale of MKTG Teleservices, Inc. Of this loss, approximately $75,000 is due to the negotiation of an early payment to MSGI of a note receivable by the purchaser of MKTG Teleservices and approximately $59,000 is due to a transfer fee for certain operational software licenses.

As a result of the above, net loss of approximately $17.6 million in the Current Period increased by approximately $1.8 million over comparable net loss of $6.8 million in the Prior Period.

In the Current Period the Company recognized undeclared dividends on preferred stock of approximately $178,000 as compared to $117,000 in the Prior Period. This pertains to the issuance of the Company’s Series F Convertible Preferred Stock. The Company is required to pay an annual dividend of 6% on the Preferred Stock, payable in shares of the Company’s common stock.

As a result of the above, net loss attributable to common stockholder of approximately $17.8 million in the Current Period increased by approximately $11.0 million over comparable net loss of $6.8 million in the Prior Period.

Results of Operations for the Nine Months Ended March 31, 2007, Compared to the Nine Months Ended March 31, 2006.

Revenues in the amount of approximately $178,000 were reported for the nine months ended March 31, 2007 (the “Current Period”) as compared to revenues of approximately $127,000 during the nine months ended March 31, 2006 (the “Prior Period”). The increase in revenue is the result of business fluctuations due to the timing of when orders are received and shipped and installation or the equipment and software completed or services are provided. Of the approximately $178,000 in revenues reported in the Current Period, approximately $43,000 was from one client, $100,000 was from a referral fee paid by a stragic partner and the remaining revenue from other clients. Of the approximately $127,000 in revenues reported in the Prior Period, approximately $51,000 resulted from a sale to a related party, Excelsa.

There were costs of goods sold of approximately $50,000 reported in the Current Period compared to costs of goods sold of approximately $38,000 in the Prior Period. The gross profit on product sales is dependent on the types of systems required, and can vary from period to period.

Salaries and benefits of approximately $0.9 million in the Current Period decreased by approximately $0.8 million or 47% from salaries and benefits of approximately $1.7 million in the Prior Period. The decrease is primarily attributable to the reduction in corporate management personnel responsible for supporting the Company’s former European operations.

Non cash compensation expenses of approximately $0.5 million in the Current Period decreased by approximately $0.8 million, or 61%, from similar expenses of approximately $1.4 million in the Prior Period. Substantially all of the non-cash compensation expense results from the charges recorded for options issued in previous periods,which vested during the current period. The decrease in expenses realized in the Current Period is attributable to the timing of expense from SFAS 123R due to the vesting of options previously granted becoming fully vested in the previous period.

Selling, general and administrative expenses of approximately $1.7 million in the Current Period decreased by approximately $0.6 million or 28% from comparable expenses of $2.3 million in the Prior Period. The decrease is due primarily to decreases in operating expenses as a result of reduced headcount and related operating costs such as travel and entertainment, office rent, supplies, telephone costs and other various office related expenses, associated with the change in strategic direction. During the current period, a gain of approximately $.01 million was realized in various office expenses, travel expenses and business entertainment expenses as a result of a successful negotiation of settlement with American Express Corporation and its related agents. Credit Cards previously held by former employees on corporate accounts have all been closed and final payment settlements were negotiated.

Depreciation and amortization expenses of approximately $105,000 were realized in the Current Period and were in line with the similar costs realized during the Prior Period.

Interest income of approximately $1,000 in the Current Period decreased by approximately $53,000 from comparable interest income of approximately $54,000 in the Prior Period. The decrease is the result of reduced available cash and note receivable balances during the Current Period as compared to the Prior Period.

Interest expense of approximately $1.5 million in the Current Period increased by approximately $0.6 million, or 66%, over interest expense of $0.9 million in the Prior Period. This increase is primarily the result of increased debt balances as a result of recent fund raisings as well as adjustments to non cash interest expenses related to the accretion of the discount on certain notes, as well as adjustments to non cash interest related to the fair market value of warrants issued to the lenders of said notes, which resulted from revisions to the exercise price of the warrants and the revision of conversion rates related to the notes.

The net provision for income taxes of $20,000 in the Current Period was in line with the similar costs realized during the Prior Period. The Company records provisions for state and local taxes incurred on taxable income or equity at the operating subsidiary level, which cannot be offset by losses incurred at the parent company level or other operating subsidiaries. The Company has recognized a full valuation allowance against the deferred tax assets because it is more likely than not that sufficient taxable income will not be generated during the carry forward period to utilize the deferred tax assets.

As a result of the above, loss from continuing operations of approximately $4.6 million in the Current Period decreased by approximately $1.6 million, or 26%, from comparable loss from continuing operations of $6.2 million in the Prior Period.

The loss from discontinued operations of approximately $1.3 million in the Prior Period was the result the operating losses realized by the discontinued operations of AONet International Srl. There are no such losses from discontinued operations to report in the Current Period as we exited that activity as of April 1, 2006.

As a result of the above, net loss of approximately $4.6 million in the Current Period decreased by approximately $3.0 million, or 39%, from comparable net loss of approximately $7.6 million in the Prior Period.

In the Current Period the Company recognized undeclared dividends on preferred stock of $15,169. This pertains to the issuance of the Company's Series F Convertible Preferred Stock. The Company is required to pay an annual dividend of 6% on the Preferred Stock, payable in shares of the Company's common stock. The Company recognized such undeclared dividends on preferred stock of $141,896 in the Prior Period. As of March 31, 2007, all of the Series F Convertible Preferred Stock has been converted into common stock.

As a result of the above, net loss attributable to common stockholders of approximately $4.6 million in the Current Period decreased by approximately $3.1 million, or 40%, from comparable net loss of approximately $7.7 million in the Prior Period.

Off-Balance Sheet Arrangements

Financial Reporting Release No. 61, which was recently released by the SEC, requires all companies to include a discussion to address, among other things, liquidity, off-balance sheet arrangements, contractual obligations and commercial commitments. The Company currently does not maintain any off-balance sheet arrangements.

Liquidity and Capital Resources

Historically, the Company has funded its operations, capital expenditures and acquisitions primarily through private placements of equity and debt transactions. At June 30, 2006, the Company had no cash and cash equivalents and was in default of certain debt agreements. As of March 31, 2007, the defaults were rectified and certain funding transactions have transpired. The Company believes that existing financing may not meet their current working capital and debt service requirements. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result should the Company be unable to continue as a going concern.

The transactions described below are transactions entered into after June 30, 2006:

During the nine months ended March 31, 2007, the Company received funding, in the amount of approximately $722,000 from Coda Octopus Group, Inc., a New York based homeland security firm, as an advance in contemplation of a further strategic transaction between the two parties. This certain firm has also paid directly, in support of our subsidiary Innalogic LLC, certain operating expenses in the amount of approximately $537,000. During the nine months ended March 31, 2007, the Company repaid to the security firm $234,000 of the $537,000 paid on our behalf. Coda Octopus is also in the security technology business and it is thought that the combined technologies and services would yield a stronger competitive offering to potential customers. The net of these transactions brought the aggregate total due to this firm to approximately $1.0 million as of March 31, 2007. The advances bear interest at a rate of 8% and interest expense was $14,481 and $36,552 for the three and nine months ended March 31, 2007, respectively. On May 16, 2007 the Company issued 850,000 unregistered common shares to Coda Octopus Group, Inc. as full and final payment and a release of all financial obligations resulting from advances made by CODA to the Company and/or Innalogic LLC, the Company's subsidiary through the period ended March 31, 2007.

On September 11, 2006 the Company entered into a License Agreement with Hyundai Syscomm Corp. (“Hyundai”) whereby, in consideration of a one-time $500,000 fee (of which $300,000 was received in October 2006 with the remaining $200,000 to be paid in the first week of June 2007), MSGI granted to Hyundai a non-exclusive worldwide perpetual unlimited source, development and support license, for the use of the technology developed and owned by MSGI’s majority-owned subsidiary, Innalogic, LLC. This license entitles Hyundai to onward develop the source code of the technology to provide wireless transmission and encryption capabilities that work with any other of Hyundai’s products, to use the technology for the purposes of demonstrating the technology to potential customers, sub-licensees and distributors, market the technology world wide either under its existing name or any name that Hyundai may decide and to sub-license the technology to its customers and distributors generally. The License Agreement carries certain intellectual property rights which state that (i) Hyundai will follow all such reasonable instructions as MSGI may give from time to time with regard to the use of trademarks or other indications of the property and other rights of MSGI or its subsidiaries, (ii) warrants that MSGI is the sole proprietary owners of all copyright and intellectual property rights subsisting in the technology and undertakes to indemnify Hyundai at all times against any liability in respect of claims from third parties for infringement thereof and (iii) provides that Hyundai acknowledges that the intellectual property rights of any developments of the technology that are undertaken by MSGI rest and will remain owned by the Company.

On October 19, 2006, the Company entered into a Subscription Agreement with Hyundai for the issuance of 900,000 shares of the Company's common stock. Subject to the terms and conditions set forth in the Subscription Agreement, the Company agreed to issue up to 900,000 shares of common stock contingent upon the Company's receipt of $500,000 received in connection with a certain License Agreement, dated September 11, 2006, and execution of a certain pending Sub-Contracting Agreement. Under the terms and conditions set forth in the Subscription Agreement, Hyundai agreed that the Company shall not be required to issue, or reserve for issuance at any time in accordance with Nasdaq rule 4350(i), in the aggregate, Common Stock equal to more than 19.99% of the Company's common stock outstanding (on a pre-transaction basis). Therefore the Company issued 865,000 shares of common stock at the initial closing of the transaction, and the remaining 35,000 shares of common stock shall be issued when and if: (a) the holders of a majority of the shares of common stock outstanding vote in favor of Hyundai owning more than 19.99% of the Company's common stock outstanding; or (b) additional issuances of common stock by the Company permit such issuance in accordance with Nasdaq rule 4350(i). As of the date of submission of this report, the Company is obligated to issue the remaining 35,000 shares of common stock to Hyundai, per the terms of the Subscription Agreement. The current number of shares outstanding at March 25, 2007 is 9,358,025, thus reducing the current effective beneficial holdings percentage of Hyundai to approximately 9.2%. The remaining 35,000 share of common stock shall be issued to Hyundai during the three months ended June 30, 2007.

On October 25, 2006, the Company entered into a Sub-Contracting Agreement with Hyundai. The Sub-Contracting Agreement allows for MSGI and its affiliates to participate in contracts that Hyundai and/or its affiliates now have or may obtain hereafter, where the Company's products and/or services for encrypted wired or wireless surveillance systems or perimeter security would enhance the value of the contract(s) to Hyundai or its affiliates. The initial term of the Sub-Contracting Agreement is three years, with subsequent automatic one year renewals unless the Sub-Contracting Agreement is terminated by either party under the terms allowed by the Agreement. Further, under the terms of the Sub-Contracting Agreement, the Company will provide certain limited product and software warranties to Hyundai for a period of 12 months after the assembly of the Company's products and product components by Hyundai or its affiliates with regard to the product and for a period of 12 months after the date of installation of the software by Hyundai or its affiliate with regard to the software. The Company will also provide training, where required, for assembly, maintenance and usage of the equipment and shall charge its most favored price for such training services. No title or other ownership of rights in the Company's firmware or any copy thereof shall pass to Hyundai or its affiliates under this Agreement. Hyundai and its affiliates agree that it shall not alter and notices on, prepare derivative works based on, or reproduce, disassemble or decompile any Software embodied in the firmware recorded in the Company's products.

On February 7, 2007, the Company issued to Hyundai Syscomm Corp. a warrant to purchase a maximum of 24,000,000 shares of common stock in exchange for a maximum of $80,000,000 in revenue, which is to be realized by the Company over a maximum period of four years. The vesting of the Warrant will take place quarterly over the four-year period based on 300,000 shares for every $1 million in revenue realized by the Company. The revenue is subject to the sub-contracting agreement between Hyundai and the Company dated October 25, 2006 and as reported on Form 8-K filed on October 31, 2006. Such warrants are considered contingent, and therefore, the Company will not recognize the accounting impact of these warrants until the vesting event occurs. Additionally, when issued, the shares underlying the warrant were to be authorized through an increase in the total of authorized capital stock of the company to be approved by the stockholders. The warrant could not begin to vest until these underlying shares were authorized. Such approval was obtained at a Special Meeting of the Stockholders on March 6, 2007.

The Company has taken a position that all of the transactions associated with Hyundai should be “bundled” and viewed together under the concepts of EITF No. 00-21, and in consideration that all of the transactions with Hyundai have not yet been finalized. The Company had recognized a receivable and an equal amount liability for the initial $500,000 license fee in the quarter ended September 30, 2006. As a result of the issuance of the 865,000 shares of common stock to Hyundai in the quarter ended December 31, 2006, $480,000 of the $500,000 liability (commensurate with the percentage of the shares issued out of the total subscription agreement) associated with the License Agreement has been reclassified from liabilities to additional paid in capital. In addition, the remaining receivable of $200,000 has been reclassified to a contra-equity account. This classification remained the same for the quarter ended March 31, 2007. The remaining $200,000 is to be received during the first week in June 2007.

The Company has engaged the investment banking firm of H.C. Wainwright to raise additional capital for our operations. On December 13, 2006 the Company, pursuant to a Securities Purchase Agreement between the Company and several institutional investors, issued $2,000,000 aggregate principal amount of callable secured convertible notes and stock purchase warrants exercisable for 3,000,000 shares of common stock in a private placement for an aggregate offering price of $2,000,000. The conversion of the Notes and the exercise of the Warrants were subject to stockholder approval, which the Company was required to use its best efforts to obtain by February 15, 2007. H.C. Wainwright acted as a placement agent for a portion of the offering.

The Notes have a maturity date of December 13, 2009 and will accrue interest at a rate of 6% per annum. The Investors can convert the principal amount of the Notes into common stock of the Company, provided certain conditions are met, and each conversion is subject to certain volume limitations. The conversion price of the Notes is 75% of the average of the lowest three closing prices of the Company's common stock for the 20 day period prior to such conversion, with a minimum conversion price of $0.50 per share. The payment obligation under the Notes may accelerate if the resale of the shares of common stock underlying the Notes and Warrants are not registered in accordance with the terms of the Registration Rights Agreement, payments under the Notes are not made when due or upon the occurrence of other defaults described in the Notes. The Warrants are exercisable once Stockholder Approval is obtained until seven years from the date of issuance. The exercise price of the Warrants is $1.00 per share. The Notes and the Warrant have anti-dilution protections and the Company has agreed to certain registration rights for the resale of the shares of common stock underlying the Notes, pursuant to a registration rights agreement entered into simultaneously with the transaction (the "Registration Rights Agreement"). The Company has also entered into a Security Agreement (the "Security Agreement") and an Intellectual Property Security Agreement (the "Intellectual Property Security Agreement") with the Investors in connection with the closing, which grants security interests in certain assets of the Company and the Company's subsidiaries to the Investors to secure the Company's obligations under the Notes and Warrants.

The issuance of the Notes and Warrants constituted a private placement and therefore was exempt from registration in accordance with Regulation D of the Securities Act of 1933, as amended.

On December 13, 2006, the Company also entered into a letter agreement (the "Letter Agreement") with certain of the Investors to amend notes and warrants previously issued to these Investors by the Company, and to waive certain defaults under the notes and warrants.

H.C. Wainwright received a placement fee of $100,000 and 5 year warrants exercisable for 150,000 shares of common stock at an exercise price of $1.00 per share.

On December 20, 2006, MSGI Security Solutions, Inc. filed a certificate of designation with the Secretary of State of the State of Nevada to designate 200 shares of the Company's preferred stock, par value $0.01, as Series G Convertible Preferred Stock ("Series G Preferred Stock") with a stated value of $20,000 per share. The Company has previously entered into subscription agreements (the "Subscription Agreements") with certain vendors, officers and employees of the Company for the issuance of a total of 150 shares of Series G Preferred Stock, in exchange for the conversion of debt owed by the Company for past due invoices and accrued salary of approximately $3.0 million. The Series G Preferred Stock will automatically convert into common stock of the Company once the holders of a majority of the common stock of the Company approve such conversion, at a conversion rate of the higher of $1.00 per share or the market price as of the day the stockholders approve such conversion. The Company obtained such approval at the Special Meeting of the Stockholders held on March 6, 2007. The market price at the close of business on March 6, 2007 was $0.90; therefore the effective conversion rate of the Series G Preferred Stock was $1.00. The conversion rate of $1.00 will not result in any beneficial conversion feature effect to the Company. All Series G Preferred Stock was deemed issued and converted to common stock as of March 6, 2007, which resulted in the issuance of 2,758,400 shares of common stock and the conversion of $2,758,400 of liabilities from our balance sheet. $2,116,200 of the conversion of liabilities has occurred during the period ended December 31, 2006. The remaining $642,200 in liabilities were converted in the quarter ended March 31, 2007 and relate to accrued salaries for certain officers of the Company. The Series G Preferred Stock was issued to these certain officers and was simultaneously converted to common stock upon the approval of the stockholders on March 6, 2007.

On April 5, 2007 MSGI, pursuant to a Securities Purchase Agreement between the Company and several institutional investors issued $1,000,000 aggregate principal amount of callable convertible notes and stock purchase warrants exercisable for 1,500,000 shares of common stock in a private placement for an aggregate offering price of $1,000,000. H.C. Wainwright acted as a placement agent for the offering.

The Notes have a maturity date of April 5, 2010 and will accrue interest at a rate of 6% per annum. Payments under the Notes are not due until the maturity date, however the Investors can convert the principal amount of the Notes into common stock of the Company, provided certain conditions are met, and each conversion is subject to certain volume limitations. The conversion price of the Notes is 75% of the average of the lowest three closing prices of the Company's common stock for the 20 day period prior to such conversion, with a minimum conversion price of $0.50 per share. The payment obligations under the Notes accelerates if payments under the Notes are not made when due or upon the occurrence of other defaults described in the Notes. The Warrants are immediately exercisable until seven years from the date of issuance. The exercise price of the Warrants is $1.00 per share. The Notes and the Warrants have anti-dilution protections.

The issuance of the Notes and Warrants constituted a private placement and therefore was exempt from registration in accordance with Regulation D of the Securities Act of 1933, as amended.

H.C. Wainwright received a placement fee of $80,000 and 5 year warrants exercisable for 150,000 shares of common stock at an exercise price of $1.00 per share.

On May 9, 2007 the Company entered into a sub-contract and distribution agreement with Apro Media Corp., through its relationship with Hyundai Syscomm Corp., for at least $105 million of sub-contracting business over seven years to provide commercial security services to a Fortune 100 defense contractor. Under the terms of the Agreement, MSGI will acquire components from a Korean company and deliver fully integrated security solutions at an average level of $15 million per year for the length of the seven-year engagement. MSGI will establish and operate a 24/7/365 customer support facility in the northeastern United States. Apro will provide MSGI with a web-based interface to streamline the ordering process and create an opportunity for other commercial security clients to be obtained and serviced by MSGI. The Agreement includes a profit sharing arrangement with Apro Media Co., Ltd. (“Apro Korea”), which will initially take the form of unregistered MSGI common stock and the issuance of a cashless exercise warrant, which will vest over the period of the Agreement based on revenue received by the Company. Starting in the third year, MSGI will be obligated to provide cash payments while vesting significantly fewer shares under the warrant, and in the seventh year, just cash. In the aggregate, assuming all the revenue targets are met over the next seven years, Apro Korea would be entitled to acquire up to approximately 16 million shares of MSGI common stock. The warrant and the Common Shares have not yet been issued by MSGI to Apro. The agreement requires working capital of at least $5 million due to considerable upfront expenses including a $2.5 million financial contribution by MSGI to Apro Korea for the proprietary system development requirements of the Fortune 100 client and the formation of a staffed production and customer service facility and warehouse. The required funding was secured on May 21, 2007. The agreement also provides that MSGI will grant certain registration rights to Apro Korea covering the shares of common stock to be issued and the shares underlying the warrant. Failure by MSGI to perform its obligations under the contract or to register the shares could result in Apro's termination of the agreement.

On May 21, 2007 the Company, pursuant to a Securities Purchase Agreement between the Company and several institutional investors, issued convertible debentures in the aggregate principal amount of $5,000,000 and stock purchase warrants exercisable over a five year period for 1,785,714 shares of common stock in a private placement. H.C. Wainwright acted as a placement agent for the offering. The debentures have a maturity date of May 21, 2010 and will accrue interest at a rate of 8% per annum. Payments of principal under the debentures are not due until the maturity date and interest is due on a quarterly basis, however the investors can convert the principal amount of the debentures into common stock of the Company, provided certain conditions are met, and each conversion is subject to certain volume limitations. The conversion price of the Debentures is $1.40 per share yielding an aggregate total of possible shares to be issued as a result of conversion of 3,571,428 shares. The exercise price of the warrants is $2.00 per share. The debentures and the warrants have anti-dilution protections and the Company has agreed to certain registration rights for the resale of the shares of common stock underlying the debentures and warrants, pursuant to a registration rights agreement entered into simultaneously with the transaction. The Company has also entered into a security agreement with the investors in connection with the closing, which grants security interests in certain assets of the Company and the Company’s subsidiaries to the investors to secure the Company’s obligations under the debentures and warrants.

The issuance of the debentures and warrants constituted a private placement and therefore was exempt from registration in accordance with Regulation D of the Securities Act of 1933, as amended.

H.C. Wainwright received a placement fee of $400,000 and 5 year warrants exercisable for 357,142 shares of common stock at an exercise price of $1.40 per share.

On May 21, 2007, the company issued a total of 450,000 warrants to purchase common stock of the Company (the “Warrants”) to three agents of the Company. These agents are the firms of HC Wainwright & Co, Inc., vFinance Investments, Inc. and PiedmontIR, LLC. These Warrants have been issued by the Company in lieu of certain commissions due and services rendered. 350,000 of the Warrants carry an exercise price of $1.00 per share and 100,000 of the Warrants carry an exercise price of $2.00 per share.  The warrants expire at various times from three years to five years from the date of issuance.

On May 16, 2007 the Company issued 850,000 unregistered common shares to Coda Octopus Group, Inc. (“CODA”) as full and final payment and a release of all financial obligations resulting from loans made by CODA to the Company and/or Innalogic LLC, the Company's subsidiary through the period ended March 31, 2007. As disclosed in the Company's report on Form 10QSB, during the quarter ended March 31, 2007, the Company received funding, from Coda Octopus Group, Inc, a New York based homeland security firm, as an advance in contemplation of a further strategic transaction between the two parties. This certain firm also paid directly, in support of our subsidiary Innalogic LLC, certain operating expenses. CODA is also in the security technology business and it is believed that a strategic relationship with CODA would yield a stronger competitive offering to potential customers.

During May 2007, the Compensation Committee of the Board of Directors approved a resolution to issue 300,000 shares of common stock of the Company to its Chairman and CEO, Mr. J. Jeremy Barbera, in order to retain his continued service to the Company in such capacity. The shares are to be issued to Mr. Barbera in three annual installments of 100,000 each, the first installment to be issued May 2007.

Analysis of cash flows during fiscal year ended June 30, 2006 and nine months ended March 31, 2007:

The Company realized a loss from continuing operations of approximately $15.5 during the year ended June 30, 2006. A loss from continuing operations of approximately $4.6 million was realized during the nine months ended March 31, 2007. Cash used in operating activities from continuing operations was approximately $3.1 million for the year ended June 30, 2006. Cash used in operating activities from continuing operations was approximately $2.8 million for the nine months ended March 31, 2007.

During the year ended June 30, 2006, the Company was provided net cash of approximately $4.5 million from the issuance of debt instruments. These instruments bear interest ranging from 8% - 30%. During the nine months ended March 31, 2007, net cash of approximately $2.9 million was provided by financing activities. Net cash provided by financing activities consisted primarily of net proceeds received the issuance of the 6% convertible notes and from cash advances from a Coda Octopus Group, Inc..

During the year ended June 30, 2006, net cash of approximately $652,000 was used in discontinued operations.

During the year ended June 30, 2006, the Company used approximately $618,000 in investing activities. This was primarily the result of a deposit on a licensing agreement of $500,000 as well as purchases of office and computer equipment of approximately $45,000 and an increase in a related party note receivable of approximately $70,000. During the nine months ended March 31, 2007, the Company used approximately $6,000 in investing activities. This was the result of the purchased of new computer equipment.

Our contractual obligations as of June 30, 2006 are summarized in the table below

	Payments Due (In thousands)
Contractual Obligations	Total	Less than 1 year	1 - 3 years	4 - 5 years	More Than 5 years

Operating leases	1,126	386	720	20	-

Leases: The Company leased various office space and equipment under non-cancelable long-term leases. The Company incurs all costs of insurance, maintenance and utilities.

Future minimum rental commitments under all non-cancelable leases, net of non-cancelable subleases, as of June 30, 2006 was as follows:

Rent Expense
2007	$386,000
2008	240,000
2009	240,000
2010	240,000
2011	20,000
$1,126,000

Of such lease commitments, $1,100,000 was for facilities that we no longer occupy and the cost of which was accrued upon abandonment in fiscal 2002. As of the nine month period ended March 31, 2007, $1.0 million of this lease commitment has been paid via issuance of shares of Series G Convertible Preferred Stock, with the remaining $100,000 paid in cash. The Company is in the process of executing a lease for space in lower Manhattan for use in assembly and production facilities. The terms of such lease have not been finalized as of the date of this filing.

Debt:

8% CALLABLE CONVERTIBLE NOTES

On July 12, 2005, MSGI closed a Callable Secured Convertible Note financing of $3 million with a New York based institutional investor (the “8% Notes”). Substantially all of the assets of the Company are pledged as collateral to the note holders.

The Note initially required repayment over a three-year term with an 8% interest per annum. Repayment shall be made in cash or in registered shares of common stock if the stock price exceeded $4.92 per the agreement terms, or a combination of both, at the option of the Company, and payment commenced 90 days after the closing date and was payable monthly in equal principal installments plus interest over the remaining 33 months.

Further, the Holder has the option to convert all or any part of the outstanding principal to common stock if the average daily price, as defined in the agreement, for the preceding five trading days is greater than the defined Initial Market Price of $6.56. The original conversion price for this holder option was $4.92. The Company granted registration rights to the investors for the resale of the shares of common stock underlying the notes and certain warrants that were issued in the transaction.

The Note agreement provides the Company with the option to call the loan and prepay the remaining balance due. If the loan is called early, the Company will be required to pay 125% of the outstanding principal and interest as long as the common stock of the Company is at $6.00 or less. If the stock price is higher than $6.00 when the Company exercises the call option, then the amount owed is based upon a calculation, as defined in the agreement, using the average daily price. If in any month a default occurs, the note shall become immediately due and payable at 130% of the outstanding principal and interest.

In January 2006, the Chief Executive Officer entered into a guarantee and pledge agreement with the note holders, whereby, the common stock of MSGI owned by the Chief Executive Officer (approximately 190,000 shares) was pledged as additional collateral for these notes.

On June 7, 2006, the Company entered into a waiver and amendment agreement which modified certain payment due dates of the notes to provide for a payment of $395,450 due July 14, 2006 for debt service due from April 2006 through July 2006. Such payment was not made on July 14, 2006. In consideration for the waiver agreement, the Company issued 800,000 warrants to the note holders. Such warrants were ascribed a fair value, as computed under the Black-Scholes model, of $2,224,808 which was recognized as additional interest expense in June 2006. Because of the default of the terms of the notes, the remaining amortization of the deferred financing costs of approximately $238,200 and beneficial conversion costs and debt discount of approximately $990,100 were accelerated and fully recognized by June 30, 2006. As of July 14, 2006, the Company was in technical default of the payment terms of the 8% Notes. This default was further waived on December 13, 2006, per the terms below.

On December 13, 2006, the Company entered into an agreement for the issuance of $2,000,000 of 6% callable convertible notes and also entered into a letter agreement with certain of the 2006 Investors to amend the 8% Notes and warrants as well as the promissory notes previously issued to these Investors by the Company, and to waive certain defaults under these notes and warrants. The letter agreement also serves to amend the amortization and payment terms of the 8% Notes, amending the payment provisions there under. A single balloon payment will be due on the 8% Notes on the revised maturity date of December 13, 2009. As a result of the amendments to the 8% Notes, these notes will continue to accrue interest through the amended maturity date. In addition, the conversion rate was amended. The amended conversion price of the 8% Notes is 75% of the average of the lowest three closing prices of the Company’s common stock for the 20 day period prior to such conversion, with a minimum conversion price of $0.50 per share.

In connection with the issuance of the 8% Notes, the Company also issued five-year warrants to the investors for the purchase of up to 75,000 shares of the Company's common stock, $0.01 par value, at an original exercise price of $7.50 per share, which are exercisable at any time. The placement agent received three-year warrants for the purchase of 12,195 shares of the Company's common stock, at an exercise price of $7.50 per share exercisable between the period January 12, 2006 and January 11, 2009. In connection with the December 13, 2006 letter agreement, the terms of the warrants issued to the note holders were modified to change the exercise price to $1.00 per share and to extend the term of the warrants to expire on the seventh anniversary of the original issuance date.

In December 2006, in connection with the above modifications, the Company re-measured the allocated value of the 8% Notes and the warrants based on their fair values in accordance with Accounting Principle Board No. 14 (“APB 14”), “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants” and calculated an additional beneficial conversion feature of $496,246 and discount due to the warrant modification of $57,394, for a total discount of $553,640. The fair value of the warrants was determined utilizing the Black-Scholes option-pricing model. The Company will amortize this discount over the remaining term of the 8% Notes through December 2009. Amortization expense related to the discount was approximately $54,000 for the three and nine months ended March 31, 2007. Should the 8% Notes be converted or paid prior to the payment terms, the amortization of the discount will be accelerated.

The December 13, 2006 modification also changed the terms of the 800,000 warrants issued June 7, 2006 related to the agreement amendment at that date as discussed above. Those warrants were modified to an exercise price of $1.00 and an expiration term on the seventh anniversary from date of original issuance. In connection with this modification, the warrant modification was ascribed a fair value, as computed under the Black-Scholes model, of $247,599, which was recognized as additional interest expense in the nine month period ended March 31, 2007.

6% CALLABLE CONVERTIBLE NOTES

On December 13, 2006, pursuant to a Securities Purchase Agreement between the Company and several institutional investors (the “Investors”), MSGI issued $2,000,000 aggregate principal amount of callable secured convertible notes (the “6% Notes”) and stock purchase warrants exercisable for 3,000,000 shares of common stock in a private placement for an aggregate offering price of $2,000,000. The conversion of the 6% Notes and the exercise of the warrants are subject to stockholder approval (the “Stockholder Approval”), which the Company received on March 6, 2007. H.C. Wainwright acted as a placement agent for a portion ($1,000,000) of the offering.

The 6% Notes have single balloon payment of $2,000,000 on the maturity date of December 13, 2009 and will accrue interest at a rate of 6% per annum. The Investors can convert the principal amount of the 6% Notes into common stock of the Company, provided certain conditions are met, and each conversion is subject to certain volume limitations. The conversion price of the 6% Notes is 75% of the average of the lowest three closing prices of the Company’s common stock for the 20 day period prior to such conversion, with a minimum conversion price of $0.50 per share. The payment obligation under the Notes may accelerate if the resale of the shares of common stock underlying the 6% Convertible Notes and warrants are not registered in accordance with the terms of the Registration Rights Agreement (the “Registration Rights Agreement”), payments under the Notes are not made when due or upon the occurrence of other defaults described in the Notes. The warrants became exercisable once Stockholder Approval was obtained, on March 6, 2007, and are exercisable through December 2013. The exercise price of the warrants is $1.00 per share

The 6% Notes and the warrants have anti-dilution protections, and the Company has agreed to certain registration rights for the resale of the shares of common stock underlying the 6% Notes, pursuant to a Registration Rights Agreement entered into simultaneously with the transaction (the “Registration Rights Agreement”). The Company has also entered into a Security Agreement and an Intellectual Property Security Agreement with the Investors in connection with the closing, which grants security interests in certain assets of the Company and the Company’s subsidiaries to the Investors to secure the Company’s obligations under the 6% Notes and warrants.

The 6% Notes and Warrants also carry registration rights which contain penalty clauses if the underlying shares are not registered per the terms of the agreement. The agreement calls for a registration filing 90 days from closing date and a registration effective date within 150 days from the date of closing of the funding transaction. The agreement provides for a cash penalty of approximately 2% of the value of the notes to be paid to each of the holders for each thirty day period that is exceeded.

The 6% Notes and Warrants also carry registration rights which contain penalty clauses if the underlying shares are not registered per the terms of the agreement. The agreement calls for a registration filing 90 days from closing date and a registration effective date within 150 days from the date of closing of the funding transaction. The agreement provides for a cash penalty of approximately 2% of the value of the notes to be paid to each of the holders for each thirty day period that is exceeded.

On December 13, 2006, the Company and the holders of the 6% Notes executed an amendment to the original registration rights agreement that changed the terms for required registration from the afore mentioned 90 days from the date of closing to 120 days and changed the terms required for effectiveness of such registration statement from the afore mentioned 150 days from the date of closing to 180 days from the date of closing. The Company expects to file this registration within the quarter ended June 30, 2007 and, further, expects to receive additional amended terms for extension of the registration requirement date and therefore, no liability for a penalty related to late filing is deemed necessary as of March 31, 2007. A single balloon payment will be due on the 6% Notes on the revised maturity date of December 13, 2009.

The issuance of the Notes and Warrants constituted a private placement and therefore was exempt from registration in accordance with Regulation D of the Securities Act of 1933, as amended.

The Company allocated the aggregate proceeds of the 6% Notes between the warrants and the Notes based on their fair values in accordance with Accounting Principle Board No. 14 (“APB 14”), “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” and calculated a beneficial conversion feature and warrant discount in an amount in excess of the $2 million in proceeds received. Therefore, the total discount was limited to $2 million. The fair value of the warrants was calculated utilizing the Black-Scholes option-pricing model. The Company is amortizing this discount over the remaining term of the 6% Notes through December 2009. Amortization expense was $194,444 for the three and nine months ended March 31, 2007. Should the 6% Notes be converted or paid prior to the payment terms, the amortization of the discount will be accelerated.

H.C. Wainwright received a placement fee of $100,000 and will receive 5 year warrants exercisable for 225,000 shares of common stock at an exercise price of $1.00 per share. The agent warrants were valued at $199,084 using the Black-Scholes model and were recorded as part of the financing costs. The aggregate of all the finance charges related to this transaction was $362,799 and such costs have been deferred and are being amortized over the life of the 6% Notes. The amortization expense related to the deferred financing costs for the three and nine months ended March 31 was $30,233 and $40,311, respectively.

Other Notes payable consist of the following as of March 31, 2007:

January 2006 Note Payable     $ 600,000

January 2006 Note Payable

On January 19, 2006, the Company entered into four short-term notes with the same lenders that also hold the 8% Callable Convertible Notes. These promissory notes provided proceeds totaling $500,000 to the Company. The notes were originally due and payable on April 19, 2006 in the aggregate total of $600,000, including imputed interest of $100,000 at an annual imputed interest rate of 80%. In the event of any defined event of default declared by the lenders by written notice to the Company, the notes shall become immediately due and payable and the Company shall incur a penalty of an additional 15% of the amounts due and payable under the notes.

In connection with the waivers and amendments executed for the 8% Callable Convertible notes above, as of June 7, 2006 and December 13, 2006, the same agreements also waived and amended the maturity date of these short-term notes. The December 13, 2006 letter agreement amends the maturity date of the promissory notes to provide for a balloon payment on December 13, 2009. Any and all default provisions under the terms of the original promissory notes were waived and there are no default interest provisions enforced under the terms of the original promissory notes. As such, the notes have been classified to long term debt on the balance sheet as of March 31, 2007.

vFinance note payable

During the months of February and March 2006, the Company entered into a series of promissory notes with various private lenders. The notes closed in a series of four transactions over the period of February 17, 2006 to March 23, 2006. Gross proceeds in the amount of $799,585 were obtained and the notes carry an aggregate repayment total of $975,103 (which includes imputed interest of $175,518 or 21.95%) which is due and payable upon maturity. The notes carry a maturity date of February 28, 2007. The notes were not paid on February 28, 2007, and as a result, the Company was technically in default of the payment terms of the vFinance notes.

In addition, warrants for the purchase of up to 585,062 shares of the Company's common stock were issued to the individual lenders. The warrants carry an original exercise price of $6.50 and a term of 5 years. The warrants may be exercised 65 days after the date of issuance. The warrant agreement contains a re-price provision that provides for a change in the exercise price if the Company issues more favorable terms to another party, as defined in the agreement. Due to the 800,000 warrants issued in connection with the 8% Callable Convertible Notes above at an exercise price of $4.50, the exercise price of the warrants issued with the vFinance note payable were modified to $4.50 as of June 30, 2006. Due to the December 13, 2006 issuance of warrants related to the 6% Notes, the exercise price of the vFinance warrants were modified to $1.00. The Company valued the modification of the warrant using the Black-Scholes model. This resulted in an additional discount to the Note of approximately $250,000, which will be amortized over the remaining life of the Note.

The vFinance Agreement also contains a registration rights agreement for the warrants which contains penalty clauses if the underlying warrant shares are not registered per the terms of the agreement. The agreement calls for a Registration Filing Date within 180 days from closing date and a Registration Effective Date within 90 days from the Registration Filing Date. The agreement provides for a cash penalty of approximately 1.5% of the value of the notes for each thirty day period that is exceeded. As of March 31, 2007, the Company has a liability recorded of $63,400 to provide for the expected delay in issuing this registration statement.

Placement fees in the amount of $73,133 were paid to vFinance Investments, Inc. as placement agent. In addition to the placement fees, warrants for the purchase of up to 73,134 shares of the Company's common stock were issued to the placement agent and its designees. The agent warrants carry an exercise price of $6.50, a term of 5 years and may be exercised 65 days after the date of issuance. The agent warrants were valued at $176,114 using the Black-Scholes option pricing model and recorded as part of the financing costs. In addition, a third party received a fee equal to 5% of the aggregate offering, in an amount of $40,000, which was recorded as part of the financing costs. These warrants also contain a reprice provision that provides for a change in the exercise price if the Company issues more favorable terms to another party, as defined in the agreement. Due to the December 13, 2006 issuance of warrants related to the 6% Notes, the exercise price of the placement agent warrants were modified to $1.00. The Company valued the modification of the warrant using the Black-Scholes model. This resulted in an additional financing charge of $35,739, which will be amortized over the remaining life of the Note as part of the deferred financing charges.

Total financing costs recorded in connection with the Notes were $351,706, including the modification noted above. The deferred financing has been fully amortized during the period ended March 31, 2007.
The Company recorded an original discount to the note payable of $612,240, which represented the discount allocated to the warrants. The fair value of the warrants was determined using a Black-Scholes option pricing model. The discount on the note, and subsequent adjustments as noted above, was allocated from the gross proceeds and recorded as additional paid-in capital. The total discount has been amortized to interest expense as a result of the negotiated payment of the notes per the terms below. Interest expense for the three and nine months ended March 31, 2007 in connection with this note discount was approximately $234,000 and $640,000, respectively.

On March 30, 2007, the Company entered into the last of a series of letter agreements (the “Letter Agreements”) with all of the individual investors involved in the Bridge Loan Transaction and the associated promissory notes to accept as payment in full against the principal and accrued interest of the promissory notes, shares of common stock of the Company. The shares of common stock are to be issued at a value of $0.75 per share. The last of these agreements was executed on March 30, 2007. All investors involved in the promissory notes transaction agreed to receive payment in shares of common stock of the Company. The issuance of the shares of common stock as payment against the promissory notes effectively eliminated approximately $989,000 of debt from the balance sheet of the Company. The payment resulted in the issuance of 1,318,088 shares of common stock of the Company.

In addition, the Company recorded additional interest expense of $197,700 as part of the transaction based upon the fair value of the stock issued to settle the debt. The common stock was issued in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended. Further, per the terms of the Letter Agreements, the liquidated damages accruing from the non-filing and non-timely effectiveness of a registration statement related to the shares of common stock which underlie certain warrants that were issued by the Company to the investors in the transaction will be addressed separately. The Company has quantified and accrued those amounts as of the quarter ended March 31, 2007 as noted above and anticipates stating such calculation to each individual investor during the period ended June 30, 2007, at which point in time each investor can elect to receive those payments in cash based on the extended time frame as discussed in the Letter Agreements, or alternately, receive those amounts in the form of further shares of common stock of the Company.

Other debt

During the nine months ended March 31, 2007, the Company received funding, in the amount of approximately $722,000 from Coda Octopus Group, Inc., a New York based homeland security firm, as an advance in contemplation of a further strategic transaction between the two parties. This certain firm has also paid directly, in support of our subsidiary Innalogic LLC, certain operating expenses in the amount of approximately $537,000. During the nine months ended March 31, 2007, the Company repaid to the security firm $234,000 of the $537,000 paid on our behalf. Coda Octopus is also in the security technology business and it is thought that the combined technologies and services would yield a stronger competitive offering to potential customers. The net of these transactions brought the aggregate total due to this firm to approximately $1.0 million as of March 31, 2007. The advances bear interest at a rate of 8% and interest expense was $14,481 and $36,552 for the three and nine months ended March 31, 2007, respectively. On May 16, 2007 the Company issued 850,000 unregistered common shares to Coda Octopus Group, Inc. as full and final payment and a release of all financial obligations resulting from advances made by CODA to the Company and/or Innalogic LLC, the Company's subsidiary through the period ended March 31, 2007.

On April 5, 2007, the Company pursuant to a Securities Purchase Agreement between the Company and several institutional investors (the “Investors”) issued $1,000,000 aggregate principal amount of callable convertible notes (the “Notes”) and stock purchase warrants exercisable for 1,500,000 shares of common stock (the “Warrants”) in a private placement for an aggregate offering price of $1,000,000. H.C. Wainwright acted as a placement agent for the offering. The Notes have a balloon payment of $1,000,000 due at the maturity date of April 5, 2010, and will accrue interest at a rate of 6% per annum. Payments under the Notes are not due until the maturity date, however the Investors can convert the principal amount of the Notes into common stock of the Company, provided certain conditions are met, and each conversion is subject to certain volume limitations. The conversion price of the Notes is 75% of the average of the lowest three closing prices of the Company's common stock for the 20 day period prior to such conversion, with a minimum conversion price of $0.50 per share. The payment obligations under the Notes accelerate if payments under the Notes are not made when due or upon the occurrence of other defaults described in the Notes. The Warrants are immediately exercisable until seven years from the date of issuance. The exercise price of the Warrants is $1.00 per share. The Notes and the Warrant have anti-dilution protections.

On May 21, 2007 the Company, pursuant to a Securities Purchase Agreement between the Company and several institutional investors, issued convertible debentures in the aggregate principal amount of $5,000,000 and stock purchase warrants exercisable over a five year period for 1,785,714 shares of common stock in a private placement. H.C. Wainwright acted as a placement agent for the offering. The debentures have a maturity date of May 21, 2010 and will accrue interest at a rate of 8% per annum. Payments of principal under the debentures are not due until the maturity date and interest is due on a quarterly basis, however the investors can convert the principal amount of the debentures into common stock of the Company, provided certain conditions are met, and each conversion is subject to certain volume limitations. The conversion price of the Debentures is $1.40 per share yielding an aggregate total of possible shares to be issued as a result of conversion of 3,571,428 shares. The exercise price of the warrants is $2.00 per share. The debentures and the warrants have anti-dilution protections and the Company has agreed to certain registration rights for the resale of the shares of common stock underlying the debentures and warrants, pursuant to a registration rights agreement entered into simultaneously with the transaction. The Company has also entered into a security agreement with the investors in connection with the closing, which grants security interests in certain assets of the Company and the Company’s subsidiaries to the investors to secure the Company’s obligations under the debentures and warrants.

The issuance of the debentures and warrants constituted a private placement and therefore was exempt from registration in accordance with Regulation D of the Securities Act of 1933, as amended.

H.C. Wainwright received a placement fee of $400,000 and 5 year warrants exercisable for 357,142 shares of common stock at an exercise price of $1.40 per share.

Acquisition and disposition of AONet International srl:

On June 1, 2005, the Company entered into a Stock Purchase Agreement to acquire equity ownership interests in AONet International Srl (“AONet”), a company organized under the laws of the Republic of Italy, representing 51% of all of AONet’s equity ownership interests issued and outstanding as of the date of the Stock Purchase Agreement on a fully diluted basis. The purchase price for the 51% stake was 1,100,000 Euro ( of which 350,000 Euro has been paid through June 30,,2005 and the remainder was payable in three equal installments of 250,000 Euro due on each of September 30 (paid October 2, 2005) and December 31, 2005 and March 31, 2006. The Stock Purchase Agreement provided that, if the Company failed to pay any of the individual installments within 48 hours of the applicable due date, the Stock Purchase Agreement would be terminated and the Company would be obligated to return all acquired equity ownership interests in AONet to the previous owner, forfeiting any and all payments made to that date.

Effective March 31, 2006, MSGI defaulted on its required payments to the seller of AONet majority interest to us. As a result, the Company forfeited its ownership interest. Further, VeriSign has not pursued the development of the Italian marketplace. As a result, we have impaired all of our assets related to these investments and have reclassified the results of AONet as a discontinued operation.

Preferred Stock:

Series F

On November 10, 2004 the Company entered into and closed on definitive agreements with certain strategic investors for the purchase of 9,375 shares of Series F Convertible Preferred Stock at $320.00 per share for gross proceeds of approximately $3 million. On an as converted basis, the Series F Convertible Preferred Stock in this transaction equates to approximately 461,538 shares of Common Stock at a price of $6.50 per share. In connection with the issuance of the preferred stock, warrants were be issued to the investors to purchase approximately 230,770 shares of Common stock at an exercise price of $8.125 per share. Also, in connection with the issuance of the preferred stock, warrants will be issued to the placement agent to purchase approximately 27,692 shares of Common Stock at an exercise price of $6.50. Purchasers were also be granted five year warrants to purchase the number of shares of Common Stock equal to 0.50 multiplied by the number of Series F Convertible Preferred Stock purchased multiplied by the 49.23076 conversion rate, at an exercise price equal to 25% above the conversion price of the Series F Convertible Preferred Stock. The placement agent was granted five year warrants to purchase the number of shares of Common Stock equal to 6% of the number of Series F Convertible Preferred Stock sold multiplied by the conversion rate of 49.23076, at an exercise price equal to the conversion price of the Series F Convertible Preferred Stock. The Company will pay an annual dividend of 6% on the Preferred Stock, payable in shares of the Company’s common stock. There are no reset provisions or anti-dilution provisions associated with this Series F Convertible Preferred Stock.

On June 6, 2005, the Company filed a registration statement on Form S-3 in order to register the shares of the Company’s common stock underlying the Series F Convertible Preferred Stock. As a result of filing the registration statement later than 180 days past the November 10, 2004 closing date of the definitive agreements for the purchase of the Series F Convertible Preferred Stock, per the terms of definitive agreements the Company issued approximately 469 additional shares of Series F Convertible Preferred Stock as a penalty. These additional shares carry all rights of the original shares issued. The registration statement became effective on July 21, 2005. During fiscal year 2006, 5,813 of the shares of the Series F Convertible Preferred Stock were converted into 286,189 shares of common stock. During the six months ended December 31, 2006, 4,031 of the shares of the Series F Convertible Preferred Stock were converted into 198,470 shares of common stock. There are currently no outstanding shares of the Series F Convertible Preferred Stock.

Series G

On December 20, 2006, MSGI filed a certificate of designation with the Secretary of State of the State of Nevada to designate 200 shares of the Company's preferred stock, par value $0.01, as Series G Preferred Stock with a stated value of $20,000 per share. The Company had previously entered into Subscription Agreements with certain vendors, officers and employees of the Company for the issuance of a total of approximately 150 shares of Series G Preferred Stock, in exchange for the conversion of debt owed by the Company for past due invoices and accrued salary of approximately $3.0 million. The Series G Preferred Stock automatically converted into common stock of the Company once the holders of a majority of the common stock of the Company approved such conversion, at a conversion rate of the higher of $1.00 per share or the market price as of the day the stockholders approve such conversion. The Company obtained such approval at the Special Meeting of the Stockholders held on March 6, 2007. The market price at the close of business on March 6, 2007 was $0.90, therefore the effective conversion rate of the Series G Preferred Stock was $1.00. The conversion rate of $1.00 will not result in any beneficial conversion feature effect to the Company. All Series G Preferred Stock was deemed issued and converted to common stock as of March 6, 2007, which resulted in the issuance of 2,758,400 shares of common stock and the conversion of $2,758,400 of liabilities from our balance sheet. $2,116,200 of the conversion of liabilities has occurred during the period ended December 31, 2006. The remaining $642,200 in liabilities were converted in the quarter ended March 31, 2007 and relate to accrued salaries for certain officers of the Company. The Series G Preferred Stock was issued to these certain officers and was simultaneously converted to common stock upon the approval of the stockholders on March 6, 2007.

Summary of Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretations No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109, “Accounting for Income Taxes” (“FIN 48”). The Interpretation establishes criteria for recognizing and measuring the financial statement tax effects of positions taken on a company's tax returns. A two-step process is prescribed whereby the threshold for recognition is a more-likely-than-not test that the tax position will be sustained upon examination and the tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company currently recognizes a tax position if it is probable of being sustained. The Interpretation is effective for the Company beginning July 1, 2007 and will be applicable to all tax positions upon initial adoption. Only tax positions that meet the more-likely-than-not recognition threshold at the effective date may continue to be recognized upon adoption of FIN 48. The Company is evaluating the potential effects FIN 48 may have on its consolidated financial position or results of operations, but no material consequence is expected.

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is a relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practices. This Statement is effective for financial statements for fiscal years beginning after November 15, 2007. Earlier application is permitted provided that the reporting entity has not yet issued financial statements for that fiscal year. The Company is going to adopt the provisions of SFAS No. 157 in the first quarter of fiscal year ended June 30, 2007 and we do not expect any significant impact to our financial statements upon adoption.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" ("SAB 108"). SAB 108 provides guidance on how to evaluate prior period financial statement misstatements for purposes of assessing their materiality in the current period. Correcting prior year financial statements for immaterial misstatements would not require amending previously filings; rather such corrections may be made in subsequent filings. The cumulative effect of initially applying SAB 108, if any, can be recorded as an adjustment to opening retained earnings. SAB 108 does not change the SEC staff's previous positions regarding qualitative considerations in assessing the materiality of misstatements. SAB 108 is effective for annual financial statements covering the first fiscal year ending after November 15, 2006, with earlier application encouraged for any interim period of the first fiscal year ending after November 15, 2006, filed after the publication of SAB 108 (September 13, 2006). Management does not currently anticipate any adjustments to opening retained earnings resulting from the application of SAB 108.

BUSINESS

Overview

MSGI Security Solutions, Inc. is an international proprietary solutions provider developing a combination of innovative emerging businesses that leverage information and technology. MSGI is principally focused on the homeland security, public safety and law-enforcement services industry. The Company is headquartered in New York City.

MSGI acquires material interests in high-growth technology and software development businesses. These firms are led by successful entrepreneurs and experienced management teams that have developed end-to-end client solutions that meet current and emerging market needs.

The Company is currently comprised of businesses which collectively have the ability to deliver a powerful array of strategic synergies for cross-selling and joint product development. MSGI is engaged in an ongoing corporate growth program whose focus is acquisitions, strategic alliances and co-branding relationships. Each new transaction and business partnership will build upon the strong strategic foundation.

The MSGI strategy is focused on deployment of proprietary security products and serves to commercial and governmental organizations worldwide with a focus on cutting-edge encryption technologies for surveillance and intelligence gathering in the United States, Europe, the Middle East and Asia.

Market Overview

MSGI products and systems are designed for use in locations where surveillance and recording of activities is required. We believe that video surveillance of business and government facilities is growing rapidly, in conjunction with the need for the highest levels of security within the current geopolitical environment. From a $1.6 billion North American market in 2003, Frost and Sullivan has projected a compound annual growth rate of 13.7% through 2010 for the video surveillance equipment market.

We believe that the desire for increased quality, security, and mobility of surveillance systems will require the type of wireless products designed by MSGI. Wired systems today do not allow for easy extraction of data from various applications in multiple locations, at an affordable cost. MSGI enables a very low cost method of recording, tracking, and analyzing data from a multitude of sites - securely and easily.

Business Strategy

MSGI Security Solutions, Inc. intends to become the leading provider of innovative encrypted technologies for law enforcement, counter-terrorism, and commercial security applications. The Company currently provides wireless surveillance solutions for the U.S. Department of Homeland Security, and the U.S. Department of Justice, along with several foreign government agencies, and various commercial organizations. By offering state-of-the-art turnkey applications that are mobile, secure, and adaptable to any environment, MSGI works with its customers as an important partner in the fight against crime and terrorism.

MSGI currently provides encrypted software, video systems, and related content that address the needs of critical infrastructure protection, dignitary protection, emergency response, evacuation, general security, and transportation management. The Company’s value proposition is based on two primary core competencies: (1) the ability to offer the most secure, encrypted products available for surveillance and other measures; and (2) designing applications that are rapidly deployable, mobile, and uniquely flexible in how they can be utilized. The Company views the market for such applications as attractive and expanding given the heightened need for security in the current geopolitical climate. Governments must rely on technology like that offered by MSGI to track down criminals, detect terrorists, and protect key individuals and assets, while commercial clients use the Company’s solutions to protect property and customers alike. MSGI’s rapidly-deployable and mobile systems can be efficiently moved from one location to the next, offering wireless security as needed on a real-time basis - eliminating the redundant expense of wiring an entire complex with static, stationary cameras and the associated hardware. MSGI’s networks also extend to PDA and telephonic applications, making data easy to read, record, and analyze - completely encrypted and secure - from nearly any location.

Up until now, the law enforcement, corporate security, and terrorism-prevention markets have not utilized the type of encrypted, mobile solutions presented by MSGI and have been slow to adopt wireless video surveillance due to security concerns (i.e., breaking encryption). Due to the sensitive nature of the data being transmitted in digital video, government agencies in particular have not yet embraced this format, and confusion in the marketplace remains. The security of the encrypted information must be completely reliable, as the technology is used to protect extremely important information, assets, and individuals. MSGI’s patented encryption software and systems have proven to be secure by the highest levels of the U.S. government. In fact, our systems have been deemed reliable by every customer that has used them and, we believe, they have been sufficiently evaluated to serve a growing need in the marketplace. We believe that our patented systems offer competitive advantages due to their encryption security, mobility, and adaptability, along with relatively low cost. We also believe that the company will have the ability to rapidly evolve as technology and markets develop, since our products are software-based and designed to use cameras and other components that are commercially available. MSGI technology is easily upgradeable.

MSGI plans to grow both organically and through strategic acquisitions. Currently, the Company has relationships with many levels of the U.S. government and has business contacts in Europe, the Middle East and Asia. MSGI technology has already been deployed by a number of law enforcement and counter-terrorism agencies in the U.S., and the company believes it can win new business by showing the benefits of its technology going forward - utilizing existing relationships and leveraging its professional contacts at home and abroad. In addition, MSGI is reviewing several potential bolt-on acquisitions in the fields of sonar technology, video surveillance, intruder detection, and object recognition, all of which could expand and strengthen the company’s existing product lines, lead to product synergies, and bring new clients. MSGI is committed to executing only those transactions that create immediate value and can assist the company in rapidly improving its growth outlook and enhancing margins. There is no guarantee that any such transaction will be consummated.

Intellectual Property

We have accumulated a significant amount of proprietary know-how and expertise over the years in developing multimedia analytic solutions for digital security and surveillance and enterprise business intelligence. We currently have no patents and five patent applications pending.

The names SafePassage™ and SafetyWatch™ and our logos are our trademarks.

Research and Development

The Company, through its majority owned subsidiary, Innalogic LLC, adopts a straightforward and collaborative approach to software product development. Based on iterative design and development principles from Extreme Programming, Agile Modeling, and Rational Unified Process, the Company’s methodology allows the client to guide and continually refine our understanding of their design requirements as the product development process evolves. A product “roadmap” is developed for the client. The roadmap is an evolutionary tool that reflects precise client requirements - as they change over time. The client can guide the direction of the product roadmap by specifying key requirements, standards, and recommendations. The system can then be strategically updated, enhanced and modified to deploy the latest advances in video and security technology as determined by the client's evolving functional specifications. The Company designs, programs, tests and installs customized software applications to ensure maximum functionality, usability and client satisfaction. Clients receive a proprietary Software Development Kit (SDK) and application-specific APIs that allow the client's Information Technology leaders to introduce and design new system features and functionality as desired.

Network Design and Engineering Services

The Company’s wireless network development and engineering expertise is applied to deliver customized solutions for clients' specific challenges and requirements. Working in close concert with the client's IT leaders and network administrators, Innalogic delivers these benefits:

• Creation of customized software applications for a client's video network - designed specifically to optimize the network's intended functionality and design requirements. Innalogic's network software delivers maximum reliability and ease-of-use by client personnel utilizing the system.

• Customized network applications that allow for maximum control, oversight and ongoing administration of individual users in all locations where the network is deployed.

Because of the fact that our current technology solutions are customized for each client and application that we encounter, we continue to enhance the features and performance of our existing products. We believe that our future success depends on a number of factors, which include our ability to:

• identify and respond to emerging technological trends in our current target markets;

• develop and maintain competitive solutions that meet our customers'indivually unique changing needs; and

• enhance our existing products by adding features and functionality to meet our specific customer's needs, or that differentiate our products from those of our competitors.

At this time, the Company does not have an independent research and development effort. Our product enhancements come through the customization efforts involved in each installation and application. As such, there are currently no separate research and development expenses recognized in the consolidated financial statements of the Company. We do foresee a potential for the need for such independent research and development efforts and expenses in the future.

Dependence on Few Customers

As of the year ended June 30, 2006, the Company had realized revenues in the amount of approximately $127,000 from the sales of Innalogic products for several unique projects. One domestic security organization represented a substantial portion of such revenues and sales to Excelsa represented the majority of the remaining 2006 revenues. As of the nine month period ended March 31, 2007, the Company has realized revenues of approximately $78,000 from similar sales. The remaining $100,000 in revenues as of March 31, 2007 were realized from a referral fee that was received from a strategic partner for business referrals provided to said strategic partner by MSGI. Although our historical revenues have come from few individual clients, we expect our client base and our related sales to grow as the technology becomes more well-known. We also look to increase our sales organization and to the possibility of having our potential business partners act as distributors.

Government Regulation

Our devices are regulated by the U.S. State Department and, in some cases, by state governments. Although there are currently no federal or state laws restricting sales of MSGI systems, future regulation could impact the marketing of our products. To date, all of our products and systems meet government regulations and have been approved by the highest levels for use in secure environments.

Our products are controlled by the United States Department of Commerce for export from the United States. Consequently, we must obtain a license for the export and installation of our systems abroad, except in certain cases. Our inability to obtain export licenses on a timely basis for sales of our products and services to overseas customers could impact our international sales. To date, we have received government approval for all non-U.S. sales.

Manufacturing

The Company currently has no manufacturing operations. The Company will be developing and maintaining an assembly and production facility in New York, New York during June 2007 in order to service the new relationship with Hyundai Syscomm Corp and Apro Media Corp All software production is developed or customized to the individual client’s specifications, and all hardware is purchased from third-party vendors and integrated into MSGI turnkey solutions.

Marketing and Sales

MSGI markets directly to law enforcement agencies, corporations, and government bodies at all levels. Currently, the Company has relationships with many levels of the U.S. government and has business contacts in Europe, the Middle East, and Asia. MSGI technology has already been deployed by a number of law enforcement and counter-terrorism agencies in the U.S., and the company believes it can win new business by showing the benefits of its technology going forward - utilizing existing relationships and leveraging its professional contacts at home and abroad.

Leads are also generated through a number of sources including trade shows, mailings and existing customers. MSGI management currently handles the majority of our marketing and prospecting functions. We will add sales personnel in the future and, as sales grow, we plan to continue to increase the size of our sales staff.

Competition

We believe that our chief competitors are:

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Verint Systems, Inc.: Verint Systems provides software-based products for the security and business markets. The company primarily offers communications interception solutions and, wired networked video solutions. Verint serves government entities, global corporations, law enforcement agencies, and other institutions, principally in the U.S. Americas, Europe, the Middle East, and Asia.

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Global Epoint Inc: Global ePoint designs digital video surveillance systems and information technology networks. Specifically, it sells wired video recording products for surveillance and other applications. The company serves law enforcement, military, aviation, commercial, and the homeland security markets.

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Security With Advanced Technology, Inc: Security With Advanced Technology (SWAT) markets mobile digital video recording systems for security and surveillance. The company offers a digital recording product line designed for transportation, law enforcement, and general security applications

We believe MSGI’s technology is superior to that offered by these companies leading to more secure, mobile, efficient solutions in the marketplace.

Employees

The Company and its subsidiaries currently have 9 employees. In addition, the Company retains 6 independent contractors on a full-time basis.

Description of Property

The Company is headquartered in New York City where it maintains approximately 4,200 square feet of office space in two locations. We lease approximately 1,500 square feet which is equipped to fully meet the needs of our corporate finance office. The current lease runs through December 2007 with a monthly rent of $7,750. Our majority owned subsidiary, Innalogic LLC currently leases approximately 2,700 square feet of office space. The current lease runs through June 2007 with a monthly rent of $5,400. The Company will be leasing additional space in New York, New York in order to develop and maintain its assembly and production services for the new business relationships with Hyundai Syscomm Corp and Apro Media Corp. As of the date filing of this registration statement, such lease agreement has not been executed.

Legal Proceedings

Certain legal actions in the normal course of business are pending to which the Company is a party. The Company does not expect that the ultimate resolution of any other pending legal matters will have a material effect on the financial condition, results of operations or cash flows of the Company.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

The following table shows the positions held by our board of directors and executive officers, and their ages as of May 31, 2007:

J. Jeremy Barbera	49	Chairman of the Board of Directors and Chief Executive Officer
Richard J. Mitchell III	47	Chief Accounting Officer, Treasurer and Secretary
Joseph C. Peters	49	President and Director
John T. Gerlach	74	Director
Seymour Jones	75	Director
David C. Stoller	56	Director

Mr. Barbera has been Chairman of the Board and Chief Executive Officer of the Company and its predecessor businesses since April 1997, and has served as Director and officer since October 1996 when MSGI Direct was acquired in an exchange of stock. He founded MSGI Direct in 1987, which was twice named to the Inc. 500 list of the fastest growing private companies in America. Mr. Barbera pioneered the practice of database marketing for the live entertainment industry in the 1980’s, achieving nearly one hundred percent market share in New York. Under his leadership, MSGI originated the business of web-based ticketing in 1995 and became the dominant services provider in every major entertainment market in North America. Their principal areas of concentration also included: financial services, fundraising and publishing. MSGI was named one of the 50 fastest growing public companies in both 2001 and 2002 by Crains New York Business. In April 2004, Mr. Barbera completed the divestiture of the legacy businesses and re-birthed the company in the homeland security industry as MSGI Security Solutions, Inc. Prior to founding MSGI Direct, Mr. Barbera was a research scientist based at NASA/Goddard Space Flight Center, working on such groundbreaking missions as Pioneer Venus and the Global Atmospheric Research Program. Mr. Barbera has more than 20 years of experience in the areas of technology, marketing and database management services. Mr. Barbera is a Physicist educated at New York University and the Massachusetts Institute of Technology.

Mr. Mitchell has been the Company's Chief Accounting Officer and Treasurer since December 2003. Mr. Mitchell was appointed as Secretary by the Board of Directors of the Company in December 2006. Mr. Mitchell has been with the Company since May of 1999, when the former CMG Direct Corp. was acquired from CMGi, Inc. Mr. Mitchell has since served in a variety of positions for MSGI, including VP, Finance and Controller of CMG Direct Corp., VP, Finance for MKTG Services, Inc. and Senior V.P. and General Manager of MKTG Services Boston, Inc. Prior to joining the MSGI team, Mr. Mitchell served as a senior financial consultant to CMGi. During his tenure with CMGi, he participated on the Lycos IPO team, assisting in preparing Lycos for it's highly successful initial offering in April 1996. As a consultant to CMGi, Mr. Mitchell was also involved in corporate accounting and finance, including involvement in the formation of companies such as Navisite and Engage Technologies. In addition, Mr. Mitchell participated in the mergers and acquisition team of SalesLink, a wholly owned subsidiary of CMGi, where he assisted in the post-acquisition financial reporting systems migration and financial management of Pacific Link, a fulfillment operation located in Newark, CA. Mr. Mitchell performed a variety of financial management and accounting functions for Wheelabrator Technologies Inc., a $1.5 billion environmental services company, from 1987 through 1994. Those responsibilities included Northeast Regional Controller for the Wheelabrator Clean Water Corp. division, Corporate Director of Internal Audit and Corporate Accounting Manager. Mr. Mitchell graduated from the University of Lowell, Lowell, Massachusetts (now named the University of Massachusetts at Lowell) with a Bachelor of Science degree in Accounting.

Mr. Peters has served as President of the Company since November 2004 and has served as a Director of the Company since April 2004. Mr. Peters served President George W. Bush as the Assistant Deputy Director for State and Local Affairs of the White House's Drug Policy Office - commonly referred to as the Drug Czar's Office. There his duties included supervision of the country's High Intensity Drug Trafficking Area (HIDTA) Program. Mr. Peters also served as the Drug Czar's Liaison to the White House Office of Homeland Security and Governor Tom Ridge. Previously, Mr. Peters joined the Clinton White House, to direct the country's 26 HIDTA's, with an annual budget of a quarter billion dollars. Mr. Peters also represented the White House with police, prosecutors, governors, mayors and many non-governmental organizations. Mr. Peters began his career as a State prosecutor when he joined the Pennsylvania Attorney General's office in 1983. He later served as a Chief Deputy Attorney General of the Organized Crime Section, and in 1989 was named the first Executive Deputy Attorney General of the newly created Drug Law Division. In that capacity, Mr. Peters oversaw the activities of 56 operational drug task forces throughout the State, involving approximately 760 local police departments with 4,500 law enforcement officers. Mr. Peters consults to national and international law enforcement organizations on narco-terrorism and related intelligence and prosecution issues. He is an associate member of the Pennsylvania District Attorney's Association and a member of the International Association of Chiefs of Police, where he sits on their Terrorism Committee. Mr. Peters has devoted his entire career to public service.

Mr. Gerlach has been a Director of the Company since December 1997. Mr. Gerlach is Chairman of the M&A Committee and a member of the Audit and Compensation Committees of the Board of Directors. He is currently Senior Executive Professor of the graduate business program and Associate Professor of Finance at Sacred Heart University in Fairfield, CT. Previously, Mr. Gerlach was a Director in Bear Stearns' corporate finance department, with responsibility for mergers and financial restructuring projects, President and Chief Operating Officer of Horn & Hardart and Founder and President of Consumer Growth Capital. Mr. Gerlach also serves as a director and member of the audit committee for SAFE Inc. and the Board of Regents at St. John's University in Collegeville, MN. Mr. Gerlach is a member of an advisory board for Drexel University’s College of Business & Administration.

Mr. Jones has been a Director of the Company since June 1996 and is a member of the Audit Committee of the Board of Directors. Mr. Jones has been Professor of Accounting at New York University since September 1993. From April 1974 to September 1995, Mr. Jones was a senior partner of the accounting firm of PricewaterhouseCoopers LLP. In addition to 40-plus years of accounting experience, Mr. Jones has more than ten years of experience as an arbitrator and an expert witness, particularly in the areas of fraud, mergers and acquisitions, and accounting matters. Mr. Jones also functions as a consultant to Milberg Factors and CHF Industries, and serves as a director and audit committee member for Arotech Corporation.

Mr. Stoller has served as a Director of the Company since March 2004, and is a member of the Audit Committee. Mr. Stoller has been involved in public and private finance for the last 20 years. Mr. Stoller began his professional career as an attorney. He was partner and co-head of global finance for Milbank, Tweed, Hadley & McCloy, LLP where he helped build one of the world's largest and most successful practices, participating personally in financings totaling more than $4 billion. At the end of 1992, Mr. Stoller joined Charterhouse Group International, a large New York City-based private equity firm, as chairman of its Environmental Capital Group. In 1993, Mr. Stoller, through the Charterhouse Environmental Group, launched American Disposal Services, an integrated waste management company that ultimately acquired and consolidated, with $34 million in equity capital, more than 70 waste management companies, located principally in the Midwest. American Disposal had a successful initial public offering in July 1996, and shortly afterward, Mr. Stoller, still chairman, became a general partner at Charterhouse and actively participated in raising $1 billion for Charterhouse's third private equity fund. American Disposal was sold in 1998 to Allied Waste for a price exceeding $1.3 billion. In August of 1998, Mr. Stoller left Charterhouse to launch Americana Financial Services, raising over $25 million in private equity capital. Americana (now the American Wholesale Insurance Group) is currently one of the top five largest private wholesale insurance brokerages in the United States. In 2002, Mr. Stoller launched TransLoad America LLC, which is principally in the business of transloading and transporting waste materials by rail, with an initial focus on the northeastern section of the United States. Mr. Stoller holds a B.A. from the University of Pennsylvania, an M.A. from the Graduate Faculty of the New School for Social Research, and a J.D. from Fordham University School of Law. He is also a graduate of the Harvard Business School Advanced Management Program.

Information Relating to Committees of the Board of Directors

Our by-laws authorize our board of directors to appoint among its members one or more committees, each consisting of one or more directors. The board of directors has established three standing committees: an audit committee and a compensation committee.

Compensation Committee. The compensation committee of our board of directors is presently composed of Mr. Gerlach, who serves as chairperson of the committee, and Messrs. Jones and Stoller. No member of the compensation committee is an employee or officer of our Company or any subsidiary. The principal functions of this committee are to review and approve our organizational structure, review the performance of our officers and establish overall employee compensation policies. This committee also reviews and approves compensation of directors and our officers, including salary, bonus, and stock option grants, and administers our stock plans.

Audit Committee. The Company's Board of Directors has established a standing audit committee, which is currently comprised of the following directors: Mr. Seymour Jones, Mr. John T. Gerlach and Mr. David C. Stoller. All members of the audit committee are non-employee directors and satisfy the current standards with respect to independence, financial expertise and experience established by rules of the Nasdaq Stock Market, Inc., which we intend to be listed on in the future. Our Board of Directors has determined that Mr. Seymour Jones meets the Securities and Exchange Commission's definition of "audit committee financial expert."

Security holders can recommend a prospective nominee for the board of directors by writing to the committee chairperson at our corporate headquarters and providing the information required by our by-laws, along with any additional supporting materials the security holder considers appropriate.

Section 16 (a) Beneficial Ownership Reporting Compliance

Section 16 (a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16 (a) forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during the year ended June 30, 2006, all filing requirements applicable to our executive officers and directors and greater than 10% stockholders were complied with.

Executive Compensation

The following table provides certain information concerning compensation of the Company's Chief Executive Officer and any other executive officer of the Company who received compensation in excess of $100,000 during the fiscal year ended June 30, 2006 (the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE

	Fiscal	Securities
	Year	Other	Underlying
	Ended	Annual	Annual	Annual	Options/
Name and Principal	June 30,	Salary ($)	Bonus	Compensation	SARs (#)

Position

J. Jeremy Barbera (1)	2006	--	--	350,000	--
Chairman of the	2005	--	--	350,000	--
Board and	2004	10,000(2)	--	348,514	--
Chief Executive Officer

Joseph Peters (3)	2006	--	--	200,000	--
President and Director	2005	25,000(4)	--	120,000	--

Richard J. Mitchell III (5)	2006	--	--	125,000	--
Chief Accounting Officer,
Treasurer and Secretary

(1)
In February 2003, Mr. Barbera voluntarily forgave a portion of his compensation to effect a reduction of approximately 30% to $350,000. Beginning in January 2005, Mr. Barbera elected to defer a portion of his compensation for the third and fourth quarters of the fiscal year ended June 30, 2005 until further notice. The deferred compensation totaled $173,654 at June 30, 2005. Mr. Barbera elected to utilize $50,000 of his deferred compensation as an offset against interest owed on a related party note payable to MSGI. The balance of Mr. Barbera’s deferred compensation at June 30, 2005 was approximately $123,654. During the fiscal year ended June 30, 2006, Mr. Barbera deferred an additional $92,038 of his compensation. The deferred compensation totaled approximately $215,692 at June 30, 2006.

(2)	In connection with the successful private placement sale of 25,000 shares of the Company’s Common Stock, Mr. Barbera was awarded a $10,000 finder's fee.

(3)	During the fiscal year ended June 30, 2006, Mr. Peters deferred approximately $82,400 of his salary.

(4)	Mr. Peters was paid a $25,000 signing bonus at the time of his hire as President of MSGI in December 2004.

(5)	During the fiscal year ended June 30, 2006, Mr. Mitchell deferred approximately $61,100 of his salary.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding the number and value of securities underlying unexercised stock options held by the Named Executive Officers as of June 30, 2006.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Number of Unearned Units that Have Not Vested (#)	Market or Payout Value of Unearned Shares that Have Not Vested ($)
J. Jeremy Barbera	220,000	80,000		$1.50	3/24/14	80,000	$206,400
Joseph C. Peters	12,000 26,666	8,000 53,334		$4.13 $7.00	4/30/14 3/1/15	8,000 53,334	$20,640 $137,602
Richard J. Mitchell III	6,000	4,000		$1.50	3/24/14	4,000	$10,320

COMPENSATION OF DIRECTORS

Beginning in October 2003, directors who are not employees of the Company receive an annual retainer fee of $5,000, $1,000 for each Board Meeting attended, $500 for each standing committee meeting attended and $500 for each standing committee meeting for the Chairman of such Committee. Prior thereto, directors who were not employees of the Company received an annual retainer fee of $15,000. Fees for attending meetings and committee meetings remained the same. Such Directors will also be reimbursed for their reasonable expenses for attending board and committee meetings, and will receive an annual grant of options on June 30 of each year to acquire 10,000 shares of common stock for each fiscal year of service, at an exercise price equal to the fair market value on the date of grant. Any Director who is also an employee of the Company is not entitled to any compensation or reimbursement of expenses for serving as a Director of the Company or a member of any committee thereof. The Directors agreed to waive the annual option grant for the fiscal years ended June 30, 2003, 2004, 2005 and 2006.

Employment and Separation Agreements and Change in Control Arrangements

The Company had entered into employment agreements with only one of its Named Executive Officers.

Mr. Barbera was appointed to the position of Chairman of the Board, Chief Executive Officer and President of the Company by the Board, effective March 31, 1997. Mr. Barbera had previously also served as President and CEO of MSGI Direct. Mr. Barbera entered into a new employment agreement effective January 1, 2000. The agreement provides for a three year term expiring December 31, 2002 (the "Employment Term"). The base salary during the employment term is $500,000 for the first year and an amount not less than $500,000 for the remaining two years. Mr. Barbera is eligible to receive bonuses equal to 100% of the base salary each year at the determination of the Compensation Committee of the Board of Directors of the Company, based on earnings and other targeted criteria. The $500,000 annual salary for Mr. Barbera under his employment agreement reflected a raise from $350,000. Notwithstanding, Mr. Barbera forgave this increase for the period January 2000 through December 2000. In March 2002, Mr. Barbera agreed to decrease his annual salary to $450,000. In December 2003, Mr. Barbera agreed to further decrease his annual salary to $350,000. The Employment Agreement was automatically renewed for up to an additional three years and will now expire on December 31, 2008. On May 27, 1997, Mr. Barbera was granted options to acquire 166,667 shares of Common Stock of the Company; 55,556 exercisable at $15.75 per share, 55,556 exercisable at $18.00 per share and 55,556 exercisable at $21.00 per share. One third of the options in each tranche vest immediately and one third of each tranche will become available on each of the next two anniversary dates. On June 30, 2000, Mr. Barbera was granted options to acquire 137,500 shares of Common Stock of the Company at $26.625 per share; 68,750 exercisable on December 31, 2000; 34,375 exercisable on December 31, 2001 and 2002. All of these options have been forfeited by Mr. Barbera and are no longer outstanding. In March 2004, Mr. Barbera was granted stock options to purchase 75,000 shares of Common Stock of the company at $1.50 per share. 25,000 options vested on September 24, 2004. 10,000 options vested on March 24, 2005. 20,000 options vest on March 24, 2006. 20,000 options vest on March 24, 2007. On February 7, 2005, upon approval of an increase of the number of options available under the 1999 Plan by a vote of stockholders, Mr. Barbera was granted stock options to purchase 225,000 shares of Common Stock of the company at $1.50 per share. 75,000 options vested on February 7, 2005. 30,000 options vested on March 24, 2005. 60,000 options vest on March 24, 2006. 60,000 options vest on March 24, 2007. If Mr. Barbera is terminated without cause (as defined in the agreement), then the Company shall pay him a lump sum payment equal to 2.99 times the compensation paid during the preceding 12 months and all outstanding stock options shall fully vest and become immediately exercisable.

Mr. Barbera has agreed in his employment agreement (i) not to compete with the Company or its subsidiaries, or to be associated with any other similar business during the employment term, except that he may own up to 5% of the outstanding common stock of certain corporations, as described more fully in the employment agreement, and (ii) upon termination of employment with the Company and its subsidiaries, not to solicit or encourage certain clients of the Company or its subsidiaries to cease doing business with the Company and its subsidiaries and not to do business with any other similar business for a period of three years from the date of such termination.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of May 31, 2007 by: (i) each Director and each of the Named Executive Officers; (ii) all executive officers and Directors of the Company as a group; and (iii) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock.

Title of	Name and Address of	Amount and Nature of	Percent of
Class	Beneficial Owner	Beneficial Owner (2)	Class

Common	J. Jeremy Barbera (1)	900,000	8.7%
	Chairman and
	Chief Executive Officer

Common	Seymour Jones (1)	65,292	*
	Director

Common	John Gerlach (1)	63,069	*
	Director

Common	David Stoller (1)	20,000	*
	Director

Common	Joseph Peters (1)	251,332	2.4%
	Named Officer

Common	Richard Mitchell (1)	119,200	*
	Named Officer

All Directors and Named Executive Officers		1,418,893	13.8%
Reported as a group

Common	Anyuser Inc.	900,000	8.7%
	37601 Convoy Street, #210
	San Diego, CA 92111
* Less than 1%

(1)	575 Madison Avenue, New York, NY 10022

(2)
Unless otherwise indicated in these footnotes, each stockholder has sole voting and investment power with respect to the shares beneficially owned. All share amounts reflect beneficial ownership determined pursuant to Rule 13d-3 under the Exchange Act. All information with respect to beneficial ownership has been furnished by the respective Director, executive officer or stockholder, as the case may be. Except as otherwise noted, each person has an address in care of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Mr. Barbera: During the year ended June 30, 2002, the Company advanced $1,000,000 pursuant to a promissory note receivable to Mr. Barbera due and payable to the Company at maturity on October 15, 2006. The note was entered into as an inducement to the continued employment of Mr. Barbera and to provide additional security in the event of a change in control. Accordingly, the note will be forgiven in the event of a change in control. The Company recorded the note receivable at a discount of approximately $57,955 to reflect the incremental borrowing rate of Mr. Barbera and is being amortized as interest income over the term of the note using the straight-line method. The note receivable is collateralized by current and future holdings of MSGI common stock owned by the officer and bears interest at prime. Interest is due and payable yearly on October 15th. The Company recognized interest income of approximately $69,770 for the year ended June 30, 2006. As of June 30, 2006, the interest due on October 15, 2005 of approximately $162,600 is in arrears. During fiscal 2005, $50,000 of compensation due to the officer was used to pay the interest due on the note. Since collectibility of the note receivable is uncertain, the Company has provided for the loss of the note receivable during the year ended June 30, 2006. The collection of this note by its October 15, 2006 due date did not occur. The Board of Directors of the Company subsequently elected to forgive such note receivable and the full amount has been written off.

The Company granted Messrs. Barbera, Peters and Mitchell an aggregate of 32.19 shares of Series G Preferred Stock in lieu of compensation. The issuance of the Series G preferred stock to the three named executives is proposed in order to compensate the individuals for the balance of salaries earned and reimbursable business expenses incurred which have been voluntarily deferred over a certain period of time. The balance due to Mr. Barbera has accumulated over the period of July 2004 through September 2006. The balance due to Mr. Mitchell has accumulated over the period of January 2006 through September 2006. The balance due to Mr. Peters has accumulated over the period of March 2006 through September 2006. All of the shares of Series G Preferred Stock converted to an aggregate total of 642,200 shares of common stock automatically upon the approval of the shareholders on March 6, 2007. Of these shares of common stock, 227,200 are included to be registered in this Form SB-2.

During May 2007, the Compensation Committee of the Board of Directors approved a resolution to issue 300,000 shares of common stock of the Company to its Chairman and CEO, Mr. J. Jeremy Barbera, in order to retain his continued service to the Company in such capacity. The shares are to be issued to Mr. Barbera in three annual installments of 100,000 each, the first installment to be issued May 2007.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth:

•	the name of the selling stockholders,
•	the number of shares of common stock beneficially owned by the selling stockholders as of May 31, 2007,
•	the maximum number of shares of common stock that may be offered for the account of the selling stockholders under this prospectus, and
•
the amount and percentage of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

Except as noted below and elsewhere in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us. Except as noted below, none of the selling stockholders are members of the National Association of Securities Dealers, Inc.

Beneficial ownership is determined under the rules of the U.S. Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after May 31, 2007. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

			Beneficial Ownership After this Offering (3)
Name	Beneficial Ownership Prior to this Offering (1)	Shares Registered in this Offering (2)	Number of Shares	Percent (4)

AJW Partners, LLC (5)	49,699	48,287	1,412	*
AJW Offshore, Ltd.(6)	341,608	331,902	9,706	*
AJW Qualified Partners, LLC(7)	173,089	168,171	4,918	*
New Millennium Capital Partners II, LLC(8)	6,885	6,660	225	*
Enable Growth Partners LP(9)	485,563	957,830	--	*
Enable Opportunity Partners LP(10)	57,125	112,686	--	*
Pierce Diversified Strategy Master Fund LLC(11)	28,563	56,343	--	*
Wenkai Chang	83,000	75,000	8,000	*
Dean Capawana	75,000	75,000	--	*
Pierre Davidoff	75,000	75,000	--	*
Vincent Jones	75,000	75,000	--	*
Lippert/Heilshorn & Associates Inc.	164,200	164,200	--	*
Gilchrist & Rutter Prof. Corp.	10,000	10,000	--	*
American Appraisal Associates	29,800	29,800	--	*
Donohoe Advisory Associates LLC	14,000	14,000	--	*
International Accounting Solutions	100,000	100,000	--	*
Claudia Goddard	250,000	250,000	--	*
333 7th Avenue Realty Co.	800,000	800,000	--	*
E&R Sheepskin Corp.	200,000	200,000	--	*
Richard J. Mitchell, III	119,200	84,200	35,000	*
Joseph Peters	278,000	143,000	135,000	*
Gayle Klinger	7,800	7,800	--	*
Robert Martin	48,800	48,800	--	*
Carl Ottersen	70,000	70,000	--	*
Steve Haggerty	36,200	36,200	--	*
Giorgio Balestrieri	30,000	30,000	--	*
Ivan Marshalleck	4,600	4,600	--	*
The Boss Corporation	11,200	11,200	--	*
	3,624,332	3,985,679	194,261	1.8%

*	Represents less than 1% of outstanding shares.

(1)	As of May 31, 2007.

(2)	The number of shares in this column includes 2,303,800 presently outstanding shares of our common stock and 1,681,879 shares of our common stock underlying the convertible notes.

(3)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(4)
Based on 17,762,878 shares of common stock outstanding on May 31, 2007. The shares issuable under stock options, warrants and other derivative securities to acquire our common stock that are currently exercisable or convertible within 60 days after May 31, 2007, are treated as if outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, also includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person.

(5)
AJW Partners, LLC beneficially owns 49,699 shares or 0.3% of common stock outstanding. AJW Partners, LLC is a member of a group that is limited to holding 4.99% of total outstanding shares in aggregate at any point in time.

(6)
AJW Offshore, Ltd. beneficially owns 341,608 shares or 1.9% of common stock outstanding. AJW Offshore, Ltd. is a member of a group that is limited to holding 4.99% of total outstanding shares in aggregate at any point in time.

(7)
AJW Qualified Partners, LLC beneficially owns 173,089 shares or 0.9% of common stock outstanding. AJW Qualified Partners, LLC is a member of a group that is limited to holding 4.99% of total outstanding shares in aggregate at any point in time.

(8)
New Millennium Capital Partners II, LLC beneficially owns 6,885 shares or 0.03% of common stock outstanding. New Millennium Capital Partners II, LLC is a member of a group that is limited to holding 4.99% of total outstanding shares in aggregate at any point in time.

(9)
Enable Growth Partners LP beneficially owns 485,563 shares or 2.7% of common stock outstanding. Enable Growth Partners LP is a member of a group that is limited to holding 4.99% of total outstanding shares in aggregate at any point in time.

(10)
Enable Opportunity Partners LP beneficially owns 57,125 shares or 0.3% of common stock outstanding. Enable Opportunity Partners LP is a member of a group that is limited to holding 4.99% of total outstanding shares in aggregate at any point in time.

(11)
Pierce Diversified Strategy Master Fund LLC beneficially owns 28,563 shares or 0.2% of common stock outstanding. Pierce Diversified Strategy Master Fund LLC is a member of a group that is limited to holding 4.99% of total outstanding shares in aggregate at any point in time.

PLAN OF DISTRIBUTION

Distribution by Selling Stockholders

We are registering the shares of our common stock covered by this prospectus for the selling stockholders. As used in this prospectus, “selling stockholders” includes the donees, transferees or others who may later hold the selling stockholders’ interests. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may, from time to time, sell all or a portion of their shares of common stock on the OTCBB or on any national securities exchange or automated inter-dealer quotation system on which our common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the current market price or at negotiated prices. One or more underwriters on a firm commitment or best efforts basis may sell the shares of common stock directly or through brokers or dealers or in a distribution. The methods by which the shares of common stock may be sold include:

•	ordinary brokerage transactions and transactions in which the broker/dealer solicits purchasers;

•
block trades (which may involve crosses) in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block, as principal, to facilitate the transaction;

•	purchases by a broker/dealer, as principal, and resale by the broker/dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	put or call options transactions;

•	settlement of short sales;

•	broker/dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

In addition, any of the shares of common stock that qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold in transactions complying with that Rule, rather than pursuant to this prospectus.

For sales to or through broker-dealers, these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares, or both. We have advised the selling stockholders that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have informed them that they must deliver copies of this prospectus. We are not aware, as of the date of this prospectus, of any agreements between any of the selling stockholders and any broker-dealers with respect to the sale of the shares of common stock covered by this prospectus.

The selling stockholders and any broker-dealers or agents participating in the distribution of our shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions received by any broker-dealer or agent and profit on any resale of shares of common stock may be deemed to be underwriting commissions under the Securities Act of 1933. The commissions received by a broker-dealer or agent may be in excess of customary compensation. If a selling stockholder is deemed to be an “underwriter,” the selling stockholder may have liability for the accuracy of the contents of this prospectus under the Securities Act of 1933.

At a time a particular offer of shares is made by a selling stockholder, a prospectus supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholders and any other required information.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the donees, pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the donee, pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and its rules and regulations, including without limitation, Rule 102 under Regulation M. These provisions may limit the timing of purchases and sales of our common stock by the selling stockholders. Rule 102 under Regulation M provides, with limited exceptions, that it is unlawful for the selling stockholders or their affiliated purchasers to, directly or indirectly, bid for or purchase or attempt to induce any person to bid for or purchase, for an account in which the selling stockholders or affiliated purchasers have a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the above may affect the marketability of our common stock.

Pursuant to applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the securities offered under this prospectus may not simultaneously engage in market activities for the shares of common stock for a period of five business days prior to the commencement of such distribution.

We will receive none of the proceeds from the sale of the shares of common stock by the selling stockholders, except upon exercise of warrants presently outstanding.

We will pay all costs and expenses incurred in connection with the registration under the Securities Act of 1933 of the shares of common stock offered by the selling stockholders, including all registration and filing fees, listing fees, printing expenses, and our legal and accounting fees. We estimate that these fees and expenses will total approximately $50,000. The selling stockholders will pay all of their own brokerage fees and commissions, if any, incurred in connection with the sale of their shares of common stock. In addition, we have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

We cannot assure you, however, that any of the selling stockholders will sell any or all of the shares of common stock they may offer.

DESCRIPTION OF SECURITIES

The following summary of the material provisions of our common stock, convertible notes, warrants, certificate of incorporation and by-laws is qualified by reference to the provisions of our certificate of incorporation and by-laws and the forms of warrants included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Holders of shares of our common stock are entitled to dividends as and when declared by our board of directors from funds legally available therefor, and upon our liquidation, dissolution or winding-up are entitled to share ratably in all assets remaining after payment of liabilities. We have not paid any dividends and do not anticipate paying any dividends on our common stock in the foreseeable future. It is our present policy to retain earnings, if any, for use in the development of our business. The holders of shares of our common stock do not have preemptive rights, are entitled to one vote for each share of common stock held of record by them, and do not have the right to cumulate their votes for election of directors.

Market Information

Our common stock is quoted on the OTCBB under the trading symbol MSGI.OB. The high and low bid prices for our common stock at the close of business on May 31, 2007, as reported on the OTCBB, were $2.00 and $1.70 per share, respectively.

Transfer Agent

The transfer agent and registrar for our common stock is continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

SHARES ELIGIBLE FOR FUTURE SALE

As of May 31, 2007, we had outstanding an aggregate of 10,308,025 shares of our common stock, assuming no exercises of our outstanding options, warrants or callable convertible notes. All shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, or Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

The remaining 20,142,119 outstanding shares of our common stock, on a fully diluted basis, not included in this prospectus and the 2,303,800 outstanding shares included in this prospectus, as of May 31, 2007, will be eligible for sale in the public market as follows:

Outstanding Securities

As of May 31, 2007 we had 8,004,225 shares of common stock outstanding excluding the shares to be registered pursuant to this prospectus. 6,885,864 of these shares are not owned by our executive officers and directors and significant stockholders, and are freely tradeable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

Sales of Restricted Shares

In general, under Rule 144 of the Securities Act, as currently in effect, a person who has beneficially owned shares of our common stock for at least one year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which equaled 103,080 shares as of May 31, 2007, or
•	the average weekly trading volume of our common stock on the OTCBB during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In order to effect a Rule 144 sale of our common stock, our transfer agent will require an opinion from legal counsel.

Under Rule 144(k) of the Securities Act, a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares for at least two years, including the holding period of certain prior owners other than affiliates, is entitled to sell those shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. Our transfer agent will require an opinion from legal counsel to effect a Rule 144(k) transaction. We may charge a fee to persons requesting transactions under Rule 144(k) to obtain the necessary legal opinions.

Stock Options

As of May 31, 2007, stock options to purchase 510,000 shares of our common stock were outstanding under our 1999 Stock Option Plan, of which 483,332 were vested at a weighted average exercise price of $2.43 per share. As of the same date, we had outstanding stock options to purchase 40,000 shares of our common stock that was not issued under any equity benefit plan. 20,000 of the non-plan options are immediately exercisable at $1.50 per share and 20,000 are immediately exercisable at $4.13 per share.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus will be passed upon for us by our counsel, Greenberg Traurig, LLP.

EXPERTS

Our financial statements as of and for the year ended June 30, 2006 and 2005 included in this prospectus and in the registration statement have been audited by Amper, Politziner and Mattia P.C., independent registered public accounting firm, as stated in its report appearing in this prospectus and in the registration statement and have been so included in reliance upon the report of such firm given on its authority as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

Reconta Ernst & Young S.p.A. audited the financial statements of AONet International S.r.L. as of June 30, 2005 and for the one month then ended, and issued their report dated October 5, 2005, and which report was unqualified but did contain an explanatory paragraph with respect to the uncertainty of AONet International S.r.L.’s ability to continue as a going concern. During fiscal year 2006, MSGI dismissed Reconta Ernst & Young S.p.A. from this engagement and, as a result, they would not reissue their opinion on the 2005 financial statements of AONet International S.r.L. Amper, Politziner and Mattia P.C., the Company’s registered independent public accountants, re-audited the financial statements of AONet International S.r.L. as of June 30, 2005 and for the one month then ended. Therefore, the report of Amper, Politziner & Mattia P.C. addresses the financial statements of MSGI taken as a whole for the year ended June 30, 2005 and it will no longer be necessary for Reconta Ernst & Young S.p.A to reissue their opinion on the 2005 financial statements of AONet International S.r.L.

MSGI SECURITY SOLUTIONS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

MSGI Security Solutions, Inc.

We have audited the accompanying consolidated balance sheets of MSGI Security Solutions, Inc. and subsidiaries as of June 30, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MSGI Security Solutions, Inc. and subsidiaries as of June 30, 2006 and 2005, and the results of its operations and its cash flows for each of the three fiscal years ended June 30, 2006, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and negative cash flows from operations, and has a significant deficit in working capital, all of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Notes 2 and 15 to the consolidated financial statements, effective July 1, 2005, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), “Share - Based Payment” applying the modified - prospective method.

/s/ Amper, Politziner & Mattia, P.C.

December 22, 2006
Edison, New Jersey

MSGI SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30,

ASSETS	2006	2005
Current assets:
Cash and cash equivalents	$-	$112,649
Accounts receivable, net of allowances of $115,750 and $0	-	100,899
Inventory	50,176	34,023
Other current assets	13,485	89,896
Total current assets	63,661	337,467
Investment in Excelsa S.p.A.	1,650,000	4,063,077
Property and equipment, net	153,041	211,943
Intangible assets, net	108,377	204,139
Related party note receivable	-	1,139,687
Other assets, principally deferred financing costs, net	226,391	21,340
Net assets of discontinued operations	-	6,121,142
Total assets	$2,201,470	$12,098,795

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Cash overdraft	$8,223	$-
Notes payable	1,442,427	-
8% Callable convertible notes payable	2,574,597	-
Advances from strategic partner	300,000	-
Accounts payable-trade	1,536,651	523,570
Accrued expenses and other current liabilities	1,694,642	889,632
Deferred revenues	59,332	-
Current portion of abandoned lease obligation	987,348	183,221

Total current liabilities	8,603,220	1,596,423
Long term portion of abandoned lease obligation	-	887,349
Net liabilities of discontinued operations	-	4,734,318
Total liabilities	8,603,220	7,218,090

Stockholders' equity (deficit):
Convertible preferred stock - $.01 par value; 18,750 shares authorized;
4,031.55 and 9,844.8 shares of Series F issued and outstanding
(liquidation preference $1,584,060 and $3,266,535) at June 30, 2006
and 2005, respectively	40	98
Common stock - $.01 par value; 9,375,000 authorized; 4,210,729 and
3,849,540 shares issued; 4,193,067 and 3,831,878 shares outstanding
as of June 30, 2006 and 2005, respectively	42,107	38,495
Additional paid-in capital	238,371,269	233,344,128
Deferred compensation	-	(1,301,974)
Accumulated deficit	(243,421,544)	(225,835,306)
Accumulated other comprehensive income	88	28,974
Less: 17,662 shares of common stock in treasury, at cost	(1,393,710)	(1,393,710)
Total stockholders' equity (deficit)	(6,401,750)	4,880,705
Total liabilities and stockholders' equity (deficit)	$2,201,470	$12,098,795

The accompanying notes are an integral part of these Consolidated Financial Statements.

MSGI SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30,

	2006	2005	2004
Revenue	$76,080	$631,480	$-

Revenue - related party	50,750	-	-

Total revenue	126,830	631,480	-
Cost of revenue	38,322	206,230	-

Gross profit	88,508	425,250	-

Operating costs and expenses:
Salaries and benefits	2,004,453	1,663,274	409,919
Research and development	-	180,436	167,940
Non cash compensation	1,523,406	1,774,062	-
Provision for loss on note receivable	1,209,457	-	-
Selling, general and administrative	3,800,702	2,706,735	1,757,187
Impairment on investment in Excelsa	2,416,192	-	-
Gain on termination of lease	-	(70,300)	-
Goodwill impairment	-	490,000	-
Other asset impairment	-	267,840	-
Depreciation and amortization	199,318	120,015	-

Total operating costs and expenses	11,153,528	7,132,062	2,335,046

Loss from operations	(11,065,020)	(6,706,812)	(2,335,046)

Other income (expense):
Interest income	69,770	99,081	119,566
Interest expense	(4,518,373)	(67,313)	(96,641)
Total other income (expense)	(4,448,603)	31,768	22,925

Minority interest in subsidiary	-	255,517	234,483

Loss from continuing operations
before provision for income taxes	(15,513,623)	(6,419,527)	(2,077,638)

Provision for income taxes	34,150	11,900	9,780

Loss from continuing operations	(15,547,773)	(6,431,427)	(2,087,418)

Discontinued operations:
Loss from discontinued operations-AONet	(1,657,952)	(143,526)	-
Loss from disposal of discontinued operations-AONet	(375,976)	-	-
Loss from discontinued operations-other	(4,537)	(181,331)	(211,613)
Loss from disposal of discontinued operations-other	-	-	(1,012,114)
Loss from discontinued operations	(2,038,465)	(324,857)	(1,223,727)

Net loss	(17,586,238)	(6,756,284)	(3,311,145)
Gain on redemption of preferred stock of discontinued subsidiary	-	-	280,946

Undeclared dividends on preferred stock	177,767	116,199	-

Net loss attributable to common stockholders	$(17,764,005)	(6,872,483)	(3,030,199)
Basic loss per share attributable to common shareholders:
Continuing operations	$(4.05)	$(1.90)	$(0.78)
Discontinued operations	(0.52)	(0.09)	(0.53)

Basic loss per share attributable to common shareholders	$(4.57)	$(1.99)	$(1.31)

Diluted loss per share attributable to common shareholders:
Continuing operations	$(4.05)	$(1.90)	$(0.78)
Discontinued operations	(0.52)	(0.09)	(0.53)

Diluted loss per share attributable to common shareholders	$(4.57)	$(1.99)	$(1.31)

Weighted average common shares outstanding - basic	3,884,681	3,459,854	2,315,784
Weighted average common shares outstanding - diluted	3,884,681	3,459,854	2,315,784

The accompanying notes are an integral part of these Consolidated Financial Statements

MSGI SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) AND OTHER COMPREHENSIVE INCOME/(LOSS)
FOR THE YEARS ENDED JUNE 30, 2006, 2005, AND 2004

								Accumulated
					Additional		Other	Other
	Common Stock		Preferred Stock		Paid-in	Deferred	Comprehensive	Comprehensive	Accumulated	Treasury Stock
	Shares	Amount	Shares	Amount	Capital	Compensation	Income(Loss)	Income (Loss)	Deficit	Share	Amount	Totals

Balance June 30, 2003	2,202,396	$22,024	-	-	$220,247,223	-	-	-	$(215,767,877)	(17,662)	(1,393,710)	$3,107,660
Cancellation of minority interest in
preferred stock of discontinued subsidiary					280,946							280,946
Shares issued upon cashless exercise
of warrants	407,790	4,078			(4,078)							-
Shares issued in connection with
private placement of common stock, net
of stock issuance costs of $84,000	450,000	4,500			1,711,500							1,716,000
Options used in connection with
consulting fees					377,363							377,363
Adjustment of fees associated
with redemption of Series E
Preferred Stock					29,756							29,756
Comprehensive loss:
Net loss							$(3,311,145)		(3,311,145)			(3,311,145)
Total comprehensive loss							$(3,311,145)					-

Balance June 30, 2004	3,060,186	$30,602	-	-	$222,642,710	-		-	$(219,079,022)	(17,662)	$(1,393,710)	$2,200,580
Shares issued in connection with
private placement of common stock
net of stock issuance costs of $16,000	50,000	500			183,500							184,000
Shares issued in connection with
the acquisition of Innalogic LLC	100,000	1,000			470,772							471,772
Exercise of stock options	120,000	1,200			718,800							720,000
Shares issued in connection with private
placement of Series F preferred stock,
net of issuance costs of $253,182			9,844	98	2,746,720							2,746,818
Shares issued in connection with private
placement of common stock, net of
stock issuance costs of $217,331	419,354	4,193			3,028,476							3,032,669
Grant of stock options					2,840,150	(2,840,150)						-
Amortization of deferred compensation						1,538,176						1,538,176
Shares issued in connection with the
acquisition of AONet International Srl
net of stock issuance costs of $50,000	100,000	1,000			723,000							724,000
Cash payment for redemption of equity
of Innalogic					(10,000)							(10,000)
Foreign currency translation adjustment							$28,974	28,974				28,974
Net loss							$(6,756,284)		(6,756,284)			(6,756,284)
Total comprehensive loss							$(6,727,310)					-

Balance June 30, 2005	3,849,540	$38,495	9,844	$98	$233,344,128	(1,301,974)		28,974	$(225,835,306)	(17,662)	$(1,393,710)	$4,880,705

The accompanying notes are an integral part of these Consolidated Financial Statements.

Elimination of deferred compensation
upon adoption of SFAS 123(R)					(1,301,974)	1,301,974						-
Legal fees associated with filing of
a registration statement					(5,104)							(5,104)
Non-cash compensation expense under SFAS 123(R)					1,523,406							1,523,406
Warrants issued to placement agent in
NIR Group debt financing					57,054							57,054
Warrants issued to notes holders in
NIR Group debt financing					2,629,600							2,629,600
Beneficial conversion value of NIR
Group 8% convertible notes issued					1,066,377							1,066,377
Warrants issued to placement agent
in vFinance debt financing					612,240							612,240
Warrants issued to note holders in
vFinance debt financing					176,114							176,114
Shares of common stock issued to the
NIR Group as payment against
8% convertible notes	75,000	750			272,232							272,982
Conversion of Preferred Series F
shares to common stock	286,189	2,862	(5,813)	(58)	(2,804)							-
Foreign currency translation adjustment							$(28,886)	(28,886)				(28,886)
Net loss							$(17,586,238)		(17,586,238)			(17,586,238)
Total comprehensive loss							$(17,615,124)					-

Balance June 30, 2006	4,210,729	$42,107	4,031	$40	$238,371,269			$88	$(243,421,544)	(17,662)	$(1,393,710)	$(6,401,750)

The accompanying notes are an integral part of these Consolidated Financial Statements.

MSGI SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED JUNE 30,

	2006	2005	2004
OPERATING ACTIVITIES:
Net loss	$(17,586,238)	$(6,756,284)	$(3,311,145)
Loss from discontinued operations	2,038,465	324,856	1,223,727
Loss from continuing operations	(15,547,773)	(6,431,428)	(2,087,418)
Adjustments to reconcile net loss to net cash used
in operating activities:
Gain on termination of lease	-	(70,300)	-
Provision for loss on note receivable-related party	1,209,457
Provision for doubtful accounts	115,750	-	-
Write off of license agreement deposit	500,000	-	-
Depreciation	103,855	36,937	-
Amortization	95,762	83,149	-
Amortization of deferred financing costs	482,195	-	-
Non-cash compensation expense	1,523,406	1,538,176	-
Non-cash interest expense	3,909,510	-	-
Non-cash consulting expense	-	235,886	377,363
Goodwill impairment	-	490,000	-
Long lived asset impairment	-	267,840	-
Impairment on investment in Excelsa	2,416,192	-	-
Minority interest in subsidiary	-	(255,517)	(234,483)
Changes in assets and liabilities:
Accounts receivable	(14,851)	(100,899)	-
Inventory	(16,153)	(278,978)	-
Other current assets	76,411	118,397	243,255
Other assets	(14,605)	(5,644)	(3,700)
Deferred revenue	59,332	-	-
Accounts payable - trade	1,013,081	212,148	93,091
Accrued expenses and other liabilities	997,280	141,029	(1,008,505)

Net cash used in continuing operations	(3,091,151)	(4,019,204)	(2,620,397)
Net cash provided by (used in) discontinued operations	243,654	(309,839)	128,190
Net cash used in operating activities	(2,847,497)	(4,329,043)	(2,492,207)

INVESTING ACTIVITIES:

Purchase of investment in Excelsa	(3,115)	(4,063,077)	-
Cash investment in Innalogic LLC	-	(51,402)	-
Purchases of property and equipment	(44,953)	(266,635)	(5,130)
Deposit on license agreement	(500,000)	-	-
Acquisition of AONet, net of cash and note payable	-	(777,375)	-
Proceeds from sale of Teleservices, net of fees	-	225,000	2,524,058
Increase in related party note receivable	(69,770)	(19,674)	(69,704)

Net cash provided by (used in) continuing operations	(617,838)	(4,953,163)	2,449,224
Net cash provided by (used in) discontinued operations	(605,888)	16,830	747,530
Net cash provided by (used in) investing activities	(1,223,726)	(4,936,333)	3,196,754

FINANCING ACTIVITIES:

Proceeds from the issuance of the 8% convertible notes	3,000,000	-	-
Payment of deferred financing costs	(439,473)	-	-
Payments of 8% convertible notes	(136,364)	-	-
Proceeds from notes payable	1,849,585	-	-
Payments of notes payable	(300,000)	-	(201,062)
Advance from strategic partner	300,000	-	-
Proceeds from the issuance of preferred stock, net	-	2,746,818	-
Proceeds from issuance of common stock, net	-	3,816,669	1,199,971
Proceeds from exercise of stock options	-	720,000	-
Proceeds from (repayment of) related party note payable	-	(500,000)	500,000
Repurchase of Innalogic minority interest	-	(10,000)	-
Costs in connection with registration of stock	(5,104)	-	(54,215)
Bank overdraft	8,223	-	-

Net cash provided by continuing operations	4,276,867	6,773,487	(1,444,694)
Net cash provided by (used in) discontinued operations	(289,407)	26,966	(261,385)
Net cash provided by financing activities	3,987,460	6,800,453	1,183,309
Change in accumulated other comprehensive income	(28,886)	28,974	-
Net increase (decrease) in cash and cash equivalents	(112,649)	(2,435,949)	1,887,856
Cash and cash equivalents at beginning of year	112,649	2,548,598	660,742
Cash and cash equivalents at end of year	$-	$112,649	$2,548,598

The accompanying notes are an integral part of these Consolidated Financial Statements.

MSGI SECURITY SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    COMPANY OVERVIEW AND LIQUIDITY:

Company Overview:

MSGI Security Solutions, Inc. (“MSGI” or the “Company”) is a proprietary solutions provider developing a global combination of innovative emerging businesses that leverage information and technology. MSGI is principally focused on the homeland security and surveillance industry. Substantially all of the Company’s business activity is conducted with customers located within the United States and Italy.

On April 10, 2004, the Company acquired 51% of the outstanding shares of common stock of Future Developments America, Inc. (“FDA”). As of July 1, 2005, the Company acquired the remaining 49% of FDA as part of a restructuring of its investment in this technology (see Note 3.) However, as part of this transaction, the intellectual property and technology associates with this business were transferred to the founders. The Company, through its subsidiary FDA, are a non-exclusive licensee in the United States of certain products developed by FDL and of other products developed by outside organizations. The Company is also entitled to receive royalties on certain sales of products to others which are marketed by FDL. FDA markets a broad variety of off-the-shelf and custom surveillance equipment, including antennas, audio “bugs”, body cameras, covert and overt color and black-and-white cameras, night vision fixed surveillance cameras, power supplies, recording devices and related supplies. The firm sells off-the-shelf closed circuit television component (“CCTV”) equipment from a broad range of high quality manufacturers and has chosen not to commit to “exclusivity” with any specific product manufacturer. In this way, although FDA is still able to offer competitive pricing, they are also free to make suggestions to clients who request such information on equipment best suited for their specific application without being limited by exclusivity parameters. FDA also markets a one-of-a-kind Digital Video & Audio Transmitter. The product is a two-component, digital, encrypted, spread spectrum video and audio transmitter receiver set that represents the latest advancement in deploying digital wireless technology for intelligence collection, surveillance and security. The transmitter/receiver has a multitude of applications to many areas of Federal, State and local law enforcement, and to numerous agencies within the U.S. Department of Homeland Security. The Company has not yet sold any FDA products.

On August 18, 2004, the Company acquired a 51% interest in Innalogic, LLC. In August 2005, MSGI’s equity ownership stake in Innalogic LLC increased to 76%. Innalogic LLC is a wireless software product development firm that works with clients to custom-design technology products that meet specific user, functional and situational requirements. Innalogic has a recognized core competency in an area of increasingly vital importance to security: delivering rich-media content (video, audio, biometric, sensor data, etc.) to wirelessly enabled mobile devices for public-safety and security applications over wireless or wired networks. Innalogic has the expertise to design and install building-wide wireless networks. The network’s technological foundation is a custom-designed network Command Center utilizing Innalogic’s proprietary SafetyWatch™ software. Innalogic-designed networks integrate with a building’s existing CCTV system and security infrastructure, thus creating a powerful network environment able to accommodate advanced building-wide security applications. Importantly, Innalogic’s wireless video applications help clients make the critical upgrade of CCTV video security systems from analog to digital technology. Innalogic software applications easily integrate with existing systems - camera or rich-media networks - and are specially designed to incorporate or integrate with new or replacement technologies as they come online.

On June 1, 2005, the Company acquired a 51% interest in the equity ownership interests in AONet International S.r.l. (“AONet”), an Italian company. AONet International Srl is focused primarily on providing outsourcing of data services and business continuity, and its offering of several applications that can be run through the data center, including video surveillance, digital data interception and mass distribution communications Specifically, its data center was to serve as the backbone for the delivery of MSGI’s distribution agreement with Verisign for the promotion and provision of its NetDiscovery application for digital interception. It was expected that the first order under this distribution agreement would have commenced during October 2005. However, the distribution agreement has not been finalized and during the fourth quarter of fiscal 2006 the amounts advanced to Verisign during the fiscal year 2006 in pursuit of this license agreement of $500,000 were written off.

On March 31, 2006, the Company defaulted on certain payment provisions of the Stock Purchase Agreement of AONet International, S.r.l. which provided that, if the Company failed to pay any of the individual installments within 48 hours of the applicable due date, the Stock Purchase Agreement will be terminated and the Company will be obligated to return all acquired equity ownership interests in AONet to the previous owner, forfeiting any and all payments made to that date. As of April 1, 2006, all equity ownership interests reverted back to the previous owner and, as a result, the AONet subsidiary has been deconsolidated from the financial statements of the Company. As such, the operations and cash flows of AONet have been eliminated from ongoing continuing operations and the Company no longer has continuing involvement in the operations. All amounts have been reclassified into discontinued operations.

On October 19, 2006 the Company entered into a Subscription Agreement with Hyundai Syscomm Corp, a California Corporation, (“Hyundai”) for the sale of 900,000 shares of the Company’s common stock. Subject to the terms and conditions set forth in the Subscription Agreement, Hyundai agrees to purchase from the Company 900,000 shares of common stock in exchange for the Company’s receipt of $500,000 received in connection with a certain License Agreement, dated September 11, 2006, and receipt of a certain pending Sub-Contracting Agreement. Under the terms and conditions set forth in the Subscription Agreement, Hyundai agrees that the Company shall not be required to issue, or reserve for issuance at any time in accordance with Nasdaq rule 4350(i), in the aggregate, Common Stock equal to more than 19.99% of the Company’s common stock outstanding (on a pre-transaction basis). Therefore the Company can issue 865,000 shares of common stock at the initial closing of the transaction, and the remaining 35,000 shares of common stock shall be issued when and if: (a) the holders of a majority of the shares of common stock outstanding vote in favor of Hyundai owning more than 19.99% of the Company’s common stock outstanding; or (b) additional issuances of common stock by the Company permit such issuance in accordance with Nasdaq rule 4350(i).

On October 25, 2006 the Company entered into a Sub -Contracting Agreement with Hyundai. The Sub-Contracting Agreement allows for MSGI and its affiliates to participate in contracts that Hyundai and/or its affiliates now have or may obtain hereafter, where the Company’s products and/or services for encrypted wired or wireless surveillance systems or perimeter security would enhance the value of the contract(s) to Hyundai or its affiliates. The initial term of the Sub-Contracting Agreement is three years, with subsequent automatic one year renewals unless the Sub-Contracting Agreement is terminated by either party under the terms allowed by the Agreement. Further, under the terms of the Sub-Contracting Agreement, the Company will provide certain limited product and software warranties to Hyundai for a period of 12 months after the assembly of the Company’s products and product components by Hyundai or its affiliates with regard to the product and for a period of 12 months after the date of installation of the software by Hyundai or its affiliate with regard to the software. The Company will also provide training, where required, for assembly, maintenance and usage of the equipment and shall charge it’s most favored price for such training services. No title or other ownership of rights in the Company’s Firmware or any copy thereof shall pass to Hyundai or its affiliates under this Agreement. Hyundai and its affiliates agree that it shall not alter and notices on, prepare derivative works based on, or reproduce, disassemble or decompile any Software embodied in the Firmware recorded in the Company’s products.

Liquidity:

The Company has limited capital resources and has incurred significant historical losses, negative cash flows from operations and has debt agreements in default, all of which raise substantial doubt about the Company’s ability to continue as a going concern. The Company believes that funds on hand combined with funds that will be available from its various operations will not be adequate to finance its operations and capital expenditure requirements and enable the Company to meet its financial obligations for the next twelve months.

The company has engaged the investment banking firm of HC Wainwright to raise additional capital for our operations. On December 13, 2006 the Company pursuant to a Securities Purchase Agreement between the Company and several institutional investors (the “Investors”) issued $2,000,000 aggregate principal amount of callable secured convertible notes (the “Notes”) and stock purchase warrants exercisable for 3,000,000 shares of common stock (the “Warrants”) in a private placement for an aggregate offering price of $2,000,000. The conversion of the Notes and the exercise of the Warrants are subject to stockholder approval (the “Stockholder Approval”), which the Company is required to use its best efforts to obtain by February 15, 2007. H.C. Wainwright acted as a placement agent for a portion of the offering. The Notes have a maturity date of December 13, 2009 and will accrue interest at a rate of 6% per annum. The Investors can convert the principal amount of the Notes into common stock of the Company, provided certain conditions are met, and each conversion is subject to certain volume limitations. The conversion price of the Notes is 75% of the average of the lowest three closing prices of the Company’s common stock for the 20 day period prior to such conversion, with a minimum conversion price of $0.50 per share. The payment obligation under the Notes may accelerate if the resale of the shares of common stock underlying the Notes and Warrants are not registered in accordance with the terms of the Registration Rights Agreement (described herein), payments under the Notes are not made when due or upon the occurrence of other defaults described in the Notes. The Warrants are exercisable once Stockholder Approval is obtained until seven years from the date of issuance. The exercise price of the Warrants is $1.00 per share. The Notes and the Warrant have anti-dilution protections and the Company has agreed to certain registration rights for the resale of the shares of common stock underlying the Notes, pursuant to a registration rights agreement entered into simultaneously with the transaction (the “Registration Rights Agreement”). The Company has also entered into a Security Agreement (the “Security Agreement”) and an Intellectual Property Security Agreement (the “Intellectual Property Security Agreement”) with the Investors in connection with the closing, which grants security interests in certain assets of the Company and the Company’s subsidiaries to the Investors to secure the Company’s obligations under the Notes and Warrants. The issuance of the Notes and Warrants constituted a private placement and therefore was exempt from registration in accordance with Regulation D of the Securities Act of 1933, as amended. On December 13, 2006, the Company also entered into a letter agreement (the “Letter Agreement”) with certain of the Investors to amend notes and warrants previously issued to these Investors by the Company, and to waive certain defaults under the notes and warrants. H.C. Wainwright received a placement fee of $100,000 and 5 year warrants exercisable for 150,000 shares of common stock at an exercise price of $1.00 per share.

During the first half of fiscal 2007, the Company also received an additional $700,000 in interest bearing advances from a strategic partner (which relationship has not been formalized).

Failure of the operations to generate sufficient future cash flow could have a material adverse effect on the Company’s ability to continue as a going concern and to achieve its business objectives. A future funding event may be required in order to meet the obligations for the next twelve months. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result should the Company be unable to continue as a going concern.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation:

The consolidated financial statements include the accounts of MSGI and its majority owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. Operations of subsidiaries acquired during the year are recorded from the date of the respective acquisition (see Notes 3 and 4). Operations of any subsidiaries sold, or where control is lost, or where a plan has been instituted to dispose of an operation are presented as discontinued operations (See Note 4) for all periods presented and the results of those operations and financial position of those operations are reclassified into discontinued operations. Investments in unconsolidated subsidiaries where the Company has less than a 20% ownership interest and does not exert significant control and influence are recorded on the cost basis.

Cash and Cash Equivalents:

The Company considers investments with an original maturity of three months or less to be cash equivalents.

Accounts receivable

The Company extends credit to its customers in the ordinary course of business. Accounts are reported net of an allowance for uncollectible accounts. Bad debts are provided on the allowance method based on historical experience and management’s evaluation of outstanding accounts receivable. In assessing collectibility the Company considers factors such as historical collections, a customer’s credit worthiness, age of the receivable balance both individually and in the aggregate, and general economic conditions that may affect a customer’s ability to pay. The Company does not require collateral from customers nor are customers required to make up-front payments for goods and services.

Deferred Financing Costs

Deferred financing costs are amortized over the term of its associated debt instrument. If the maturity of the debt is accelerated because of defaults, then the amortization is also accelerated to the default date.

Inventories

Inventories consist primarily of various networking equipment purchased as finished goods from third party vendors to be used as part of the Company’s product offerings. Inventory is recorded at the lower of cost or market.

Property, Plant and Equipment:

Property, plant and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets. Estimated useful lives are as follows:

Furniture and fixtures	3 to 7 years
Computer equipment and software	3 to 5 years
Machinery	6 years
Leasehold improvements	shorter of 6-11 years or life of lease

Leasehold improvements are amortized, using the straight-line method, over the shorter of the estimated useful life of the asset or the term of the lease.

The cost of additions and betterments are capitalized, and repairs and maintenance are expensed as incurred. The cost and related accumulated depreciation and amortization of property and equipment sold or retired are removed from the accounts and resulting gains or losses are recognized in current operations.

Goodwill:

The Company follows Statement of Financial Accounting Standards (“SFAS”), No. 142, “Goodwill and Other Intangible Assets”. Under SFAS 142, the Company does not amortize goodwill and tests its goodwill for potential impairment on an annual basis using a two-step fair value based test.

The first step of the test used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test must be performed to measure the amount of the impairment loss, if any.

As a result of the investment in FDA (which gave rise to goodwill of $490,000), and the subsequent restructuring of our relationship with the founders of FDA on July 1, 2005 (see Note 3), such goodwill was deemed impaired as of June 30, 2005.

Investments in non-consolidated companies:

The Company accounts for its investments in non-consolidated companies under the cost basis method of accounting if the investment is less than 20% of the voting stock of the investee, or under the equity method of accounting if the investment is greater than 20% of the voting stock of the investee. Investments accounted for under the cost method are recorded at their initial cost, and any dividends or distributions received are recorded in income. For equity method investments, the Company records its share of earnings or losses of the investee during the period. Recognition of losses will be discontinued when the Company’s share of losses equals or exceeds its carrying amount of the investee plus any advances made or commitments to provide additional financial support.

An investment in non-consolidated companies is considered impaired if the fair value of the investment is less than its cost on an other than temporary basis. Generally, an impairment is considered other-than-temporary unless (i) the Company has the ability and intent to hold an investment for a reasonable period of time sufficient for an anticipated recovery of fair value up to (or beyond) the cost of the investment; and (ii) evidence indicating that the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. If impairment is determined to be other-than-temporary, then an impairment loss is recognized equal to the difference between the investment’s cost and its fair value. The Company utilized the principles of SFAS No. 157, issued in September 2006, to determine the estimated fair value of its investment in Excelsa, as described in detail in Note 5. The Company utilized the principles contained under SFAS 157; a weighted average of two “cost approach” metrics (Level 3 Hierarchy as defined in SFAS No. 157) as follows: 1.) a multiple of annualized historical revenues recognized by Excelsa (carrying a 2/3 portion of the weighted calculation) and 2.) the most recently reported book value of Excelsa (carrying a 1/3 portion of the weighted calculation). The Company believes this valuation is most representative of fair value within the range of values produced by these two metrics. If we used a multiple of annualized historical revenues that was 1 times more or less than the factor used in the calculated fair value, fair value would have been greater or lesser by approximately $540,000. In the prior year, the Company believed that the fair value of the investment approximated its cost basis of $4.2 million, since the investment was less than six months old at that time and the Company had no indicators to imply that there was a diminution of value. The resulting impairment expense of $2,416,192 has been recognized as a loss on the investment in Excelsa as of June 30, 2006.

Long-Lived Assets:

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company reviews for impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, the Company will recognize impairment when the sum of undiscounted future cash flows (without interest charges) is less than the carrying amount of such assets. The measurement for such impairment loss is based on the fair value of the asset. Such assets are amortized over their estimated useful life.

The Company recorded an asset impairment of $267,840 in the fiscal year ended June 30, 2005. The Company deemed substantially all assets (see also goodwill impairment above) held by Future Developments America, Inc. (“FDA”) as impaired in connection with the MSGI’s restructuring of our relationship with the founders of FDA on July 1, 2005, based on the analysis of expected future cash flows which was lower than the carrying amount of such assets.

Revenue Recognition:

The Company accounts for revenue recognition in accordance with Staff Accounting Bulletin No. 104, (“SAB 104”), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements.

Revenues are reported for the operations of the various subsidiaries of MSGI upon the completion of a transaction that meets the following criteria of SAB 104 when (1) persuasive evidence of an arrangement exists; (2) delivery of our services has occurred; (3) our price to our customer is fixed or determinable; and (4) collectibility of the sales price is reasonably assured.

FDA currently does not have any revenue transactions. Innalogic recognizes sales of its product upon shipment if the above criteria have been met. During the year ended June 30, 2006, MSGI sold approximately $50,000 of products to Excelsa at normal selling terms.

Cost of Revenue:

Innalogic costs of revenue are primarily the expenses related to acquiring the components required to provide the specific technology applications ordered by each individual customer.

Research and Development Costs:

The Company recognizes research and development costs associated with certain product development activities of FDA. All research and development costs are expenses in the period incurred. Such expense was $180,436 and $167,040 for the years ended June 30, 2005 and 2004, respectively. There was no such expense in 2006.

Segment Information:

The Company believes it has only one reporting segment from continuing operations, the securities technologies segment. The security technologies product and service line, which includes Innalogic and FDA is a new and emerging business and, as such, has limited revenues to report. The operations of AONet which constituted our data center technologies product and service line is now reported as discontinued operations (see Note 4).

Income Taxes:

The Company recognizes deferred taxes for differences between the financial statement and tax bases of assets and liabilities at currently enacted statutory tax rates and laws for the years in which the differences are expected to reverse. The Company uses the liability method of accounting for income taxes, as set forth in SFAS No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities and net operating loss carry-forwards, all calculated using presently enacted tax rates. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates and assumptions made in the preparation of the consolidated financial statements relate to the carrying amount of long lived assets, deferred tax valuation allowance, valuation of stock options, warrants and debt features, fair value of net assets acquired and the allowance for doubtful accounts. Actual results could differ from those estimates.

Foreign Currency Transactions:

Assets and liabilities of our European subsidiary, AONet, whose functional currency is the Euro, are translated at the prevailing rate at the balance sheet date and revenues and expenses are translated at the average exchange rates prevailing during the period. Gains and losses are recognized in other income as incurred. Unrealized gains or losses are reported as accumulated other comprehensive income within shareholders equity.

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily accounts receivable.

The Company’s services are provided to a variety of customers, generally located in the continental United States. Two customers accounted for 91% of revenues for the year ended June 30, 2006. One customer accounted for 93% of revenues for the year ended June 30, 2005 and 100% of the accounts receivable balance as of June 30, 2005. No single supplier is considered to be critical to the Company’s ongoing business activities.

A significant portion of cash balances is maintained with one financial institution and may, at times, exceed federally insurable amounts. The Company has no financial instruments with off-balance-sheet risk of accounting loss.

Earnings (Loss) Per Share:

On January 22, 2003, the Board of Directors approved an eight-for-one reverse split of the common stock. The stock split was effective January 27, 2003 and the number of authorized shares of common stock was reduced to 9,375,000 shares. On February 7, 2005, the Board of Directors approved a two-for-one split of the common stock of the Company. The stock split was effective March 9, 2005. The effect of the above stock splits has been reflected in the balance sheets and in all share and per share data in the accompanying consolidated financial statements and Notes to Financial Statements.

In accordance with SFAS No. 128, “Earnings Per Share,” basic earnings per share is calculated based on the weighted average number of shares of common stock outstanding during the reporting period. Diluted earnings per share gives effect to all potentially dilutive common shares that were outstanding during the reporting period; however such potentially dilutive common shares are excluded from the calculation of earnings (loss) per share if their effect would be anti-dilutive. Stock options and warrants with exercise prices below average market price in the amount of 450,000, 807,695 and 127,500 shares for the years ended June 30, 2006, 2005 and 2004, respectively, were not included in the computation of diluted earnings per share as they are anti-dilutive as a result of net losses during the periods presented. In addition, stock options and warrants with exercise prices above average market price in the amount of 2,448,731, 545,645 and 410,000 shares for the years ended June 30, 2006, 2005 and 2004, respectively were not included in the computation of diluted earnings per share as they are anti-dilutive. Convertible preferred stock in the amount of 4,032 and 9,844 shares for the years ended June 30, 2006 and 2005, respectively, were not included in the computation of diluted earnings per share as they are anti-dilutive as a result of net losses during the period presented. There was no applicable convertible preferred stock at June 30, 2004.

The Company adopted EITF No. 04-8 “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share” during fiscal 2006. The Company’s 8% Convertible Notes are convertible at the option of the holder into shares of the Company’s Common Stock once the common stock trades above $6.56 per share for a specified period of time (a market price trigger). EITF 04-08 requires companies with contingently convertible debt instruments to include the dilutive effect of the contingently convertible debt in the diluted earnings per share calculations regardless of whether the market price trigger has been met. The adoption of this statement did not have any effect on earnings per share, since the Company had losses during the period and the effect of the conversion of the notes would have an antidilutive effect.

Employee Stock-Based Compensation:

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 Revised 2004, “Share-Based Payment” (“SFAS 123R”) effective July 1, 2005. This Statement requires that the cost resulting from all share-based payment transactions are recognized in the financial statements of the Company. That cost will be measured based on the fair market value of the equity or liability instruments issued. Our adoption of SFAS 123R impacted our results of operations by increasing the non cash compensation expense. The amount of the impact to the Company for the year ended June 30, 2006 was approximately $533,000 of additional expense that resulted under SFAS 123R as compared to the expense that would have been recorded under APB 25 (see Note 15).

Summary of Recent Accounting Pronouncements:

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is a relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practices. This Statement is effective for financial statements for fiscal years beginning after November 15, 2007. Earlier application is permitted provided that the reporting entity has not yet issued financial statements for that fiscal year. The Company is going to adopt the provisions of SFAS No. 157 in the first quarter of fiscal year ended June 30, 2007 and we do not expect any significant impact to our financial statement s upon adoption.

In May 2005, the FASB issued FASB Statement 154, “Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. The provisions of SFAS 154 require, unless impracticable, retrospective application to prior periods’ financial statements of (1) all voluntary changes in accounting principles and (2) changes required by a new accounting pronouncement, if a specific transition is not provided. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate, which requires prospective application of the new method. SFAS 154 is effective for all accounting changes made in fiscal years beginning after December 15, 2005.

In July 2006, the FASB issued FASB Interpretations No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109, “Accounting for Income Taxes.” The Interpretation establishes criteria for recognizing and measuring the financial statement tax effects of positions taken on a company’s tax returns. A two-step process is prescribed whereby the threshold for recognition is a more-likely-than-not test that the tax position will be sustained upon examination and the tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company currently recognizes a tax position if it is probable of being sustained. The Interpretation is effective for the Company beginning July 1, 2007 and will be applicable to all tax positions upon initial adoption. Only tax positions that meet the more-likely-than-not recognition threshold at the effective date may continue to be recognized upon adoption of the Interpretation. The Company is evaluating the potential effects the Interpretation may have on its consolidated financial position or results of operations, but no material consequence is expected.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides guidance on how to evaluate prior period financial statement misstatements for purposes of assessing their materiality in the current period. Correcting prior year financial statements for immaterial misstatements would not require amending previously filings; rather such corrections may be made in subsequent filings. The cumulative effect of initially applying SAB 108, if any, can be recorded as an adjustment to opening retained earnings. SAB 108 does not change the SEC staff’s previous positions regarding qualitative considerations in assessing the materiality of misstatements. SAB 108 is effective for annual financial statements covering the first fiscal year ending after November 15, 2006, with earlier application encouraged for any interim period of the first fiscal year ending after November 15, 2006, filed after the publication of SAB 108 (September 13, 2006). Management does not currently anticipate any adjustments to opening retained earnings resulting from the application of SAB 108.

Fair Value of Financial Instruments:

The carrying amounts of the Company’s financial instruments, including cash, notes receivable, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their short maturities. The carrying amount of the Company’s notes payable approximates the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar debt obligations at June 30, 2006 and 2005.

Reclassifications:

Certain reclassifications have been made to the prior years’ financial statements to conform to the current year’s presentation.

3.    ACQUISITIONS OF FUTURE DEVELOPMENTS AMERICA, INC. AND INNALOGIC LLC

Future Developments America, Inc.

On April 10, 2004, MSGI Security Solutions, Inc. (the “Company”) completed its purchase of 51% of the outstanding shares of the common stock of Future Developments America, Inc. (“FDA”), for an aggregate purchase price of $1.0 million in cash, pursuant to a definitive agreement entered into as of April 10, 2004. FDA was a new company and, as such, had no assets or liabilities at the date of the stock purchase by MSGI Security Solutions, Inc. There were no identifiable intangible assets associated with FDA at the date of the transaction. Of the $1.0 million purchase price, $490,000 was identified and booked as goodwill as of June 30, 2004, to recognize the minority interest owner’s equity in the $1.0 million capital contribution. As a result of FDA having no historical operations and corresponding financial results, there is no relevant unaudited pro forma data. The 51% of the results of FDA were included in the Company’s results from April 10, 2004, and during the fourth quarter of the fiscal year ended June 30, 2005 the Company began to record 100% of the results of FDA (as the minority interest account became fully exhausted).

As of July 1, 2005, MSGI acquired the remaining 49% interest in FDA pursuant to a negotiation of the Purchase Agreement with the original founders of FDA. The technology and intellectual property that FDA was developing was transferred to FDL, a company controlled by the original founders of the technology. The goodwill amount of $490,000 was deemed impaired as of June 30, 2005. The Company is a non-exclusive licensee in the United States of certain products developed by the previous founders of FDA’s Company, “FDL”, and of other products developed by outside organizations. The Company is also entitled to receive royalties on certain sales of products to others which are marketed by FDL. The Company has not yet generated any revenue with respect to those products.

Innalogic LLC

On August 18, 2004, the Company completed an acquisition of a 51% membership interest in Innalogic, LLC, for an aggregate capital contribution of $1.0 million in cash, pursuant to definitive agreements entered into as of August 18, 2004. Further, subject to the terms and conditions of an Investment Agreement, the Company issued an aggregate of 50,000 unregistered shares of its common stock to Innalogic. These shares were subsequently distributed to the founding members of Innalogic and were recorded as non-cash compensation in the fair value amount of $235,886 in the year ended June 30, 2005 . The Company also issued 50,000 unregistered shares of common stock to certain advisors as compensation for services rendered in connection with the completion of this transaction with a fair value of $235,886. In May 2005, Innalogic acquired the equity interest of one of the members for $10,000 and as a result MSGI’s membership interest increased to 55.33%.

Innalogic LLC was a new and emerging company and, as such, had no assets or liabilities at the date of acquisition of the membership interest by MSGI. A formal valuation of Innalogic LLC, performed by an independent valuation counselor, identified certain intangible assets associated with Innalogic at the time of the purchase transaction. As a result of Innalogic LLC having no historical operations and corresponding financial results, there is no relevant unaudited pro forma data.

The following is a summary of the allocation of the purchase price for the 51% membership interest in Innalogic LLC:

Purchase price paid in cash	$1,000,000
Value of Shares issued	235,886
Value of Finders fees issued in stock	235,886
Other fees	51,368
Subtotal	$1,523,140
Less amount expensed as compensation	235,886
Total purchase	$1,287,254

There was no minority interest recognized in connection with this transaction. The purchase price was allocated between cash in the amount of $1.0 million and Intangible Assets of $287,254. The results of Innalogic LLC were fully consolidated into the Company’s results as of August 18, 2004.

As set forth in Innalogic’s Amended and Restated Limited Liability Company Agreement, the Company may obtain up to an additional 25% membership interest in Innalogic, if certain pre-tax income targets are not met by certain target dates. On August 31, 2005 MSGI acquired an additional percentage of Innalogic LLC, thereby providing MSGI with a 76% stake in the company. Pursuant to a ratchet provision included in the Amended and Restated Limited Liability Company Agreement, dated August 18, 2004 between MSGI and the Innalogic LLC Members, MSGI was entitled to receive an additional stake in the LLC with no additional consideration, effective August 31, 2005, thereby providing MSGI with a 76% stake in the company.

4.    TRANSACTIONS WITH AONET INTERNATIONAL SRL

Acquisition

On June 1, 2005, the Company entered into a Stock Purchase Agreement to acquire equity ownership interests in AONet International Srl (“AONet”), a company organized under the laws of the Republic of Italy, representing 51% of all of AONet’s equity ownership interests issued and outstanding as of the date of the Stock Purchase Agreement on a fully diluted basis. The purchase price for the 51% stake was 1,100,000 Euro (of which 350,000 Euro has been paid through June 30,2005 and the remainder is payable in three equal installments of 250,000 Euro due on each of September 30 (paid October 2, 2005) and December 31, 2005 (paid on January 24, 2006) and March 31, 2006 (payment not made and the payment terms defaulted- see “disposition” below). The Stock Purchase Agreement provides that, if the Company fails to pay any of the individual installments within 48 hours of the applicable due date, the Stock Purchase Agreement will be terminated and the Company will be obligated to return all acquired equity ownership interests in AONet to the previous owner, forfeiting any and all payments made to that date. In addition, the remaining minority stakeholder granted to MSGI the option to acquire their interest in AONet for a purchase price equal to the lesser of (a) 2.3 times EBITDA of AONet for the fiscal 2006 year (calculated on a US GAAP basis) or (b) 1,200,000 Euros. If MSGI does not exercise this option, then the current minority investor can acquire a 2% interest in AONet from MSGI for a price to be determined. The acquisition agreement between MSGI and the prior controlling shareholders contained representations and warranty clauses that allow, among other things, for a reduction of the purchase price based upon a referred equity date.

The following is a summary of the allocation of the purchase price for the 51% membership interest in AONet:

Purchase price paid in cash at closing	$437,375
Note payable to former controlling shareholder	917,250
Value of Finders fees issued in stock	774,000
Other fees	290,000
Total purchase price	$2,418,625

There was no minority interest recognized in connection with this transaction as AONet had a negative book value on the date of the transaction, and the minority shareholders had no future funding obligations. The purchase price was allocated to assets and liabilities at fair value and in part based upon an independent appraisal of AONet’s long lived assets, summarized as follows:

Current Assets	$878,585

Fixed Assets	1,962,223
Intangible Assets and other long term assets	128,589
Goodwill	3,100,702
Subtotal	6,070,099
Total Liabilities	3,651,474
Net assets acquired	$2,418,625

The results of AONet were fully consolidated into the Company’s results as of June 1, 2005.

Disposition

On March 31, 2006, the Company defaulted on certain payment provisions of the Stock Purchase Agreement which provided that, if the Company failed to pay any of the individual installments within 48 hours of the applicable due date, the Stock Purchase Agreement will be terminated and the Company will be obligated to return all acquired equity ownership interests in AONet to the previous owner, forfeiting any and all payments made to that date. As of April 1, 2006, all equity ownership interests reverted back to the previous owner and, as a result, the AONet subsidiary has been deconsolidated from the financial statements of the Company. The assets and liabilities and results of operations of AONet are presented as discontinued operations for all periods summarized as follows:

Net asset and liabilities of discontinued operations as of June 30, 2005 is as follows:

Net Assets:
Cash	$5,816
Accounts receivable, net of allowance	737,240
Inventory	15,758
Related party receivable	61,456
Other current assets	148,243
Property and equipment, net	1,924,247
Goodwill	3,108,471
Intangible assets, net	119,600
Other assets	311
Total Assets	$6,121,142

Net Liabilities:
Bank overdrafts - short term borrowings	$544,799
Accounts payable - trade	681,920
Accounts payable - related party	538,906
Accrued liabilities	286,090
Accrued purchase liabilities	917,250
Other payables	1,163,510
Current portion of note payable	241,320
Long term obligations, net of current portion	180,990
Other liabilities	179,533
Total Liabilities	$4,734,318

The loss from discontinued operations of AONet for the nine months ended March 31, 2006 and for the one month period June 1, 2005 (date of acquisition) to June 30, 2005. which have been included in loss from discontinued operations-AONet for the years ended June 30, 2006 and 2005, is as follows:

	For the year ended June 30,
	2006	2005

Revenues	$1,806,255	$180,466
Costs of revenues	1,712,278	154,431
Gross profit	93,977	26,035
Operating costs and expenses	1,558,202	152,488
Other expenses	166,180	11,859
Loss before taxes	(1,630,405)	(138,312)
Provision for taxes	27,547	5,214
Net loss from discontinued operations	$(1,657,952)	$(143,526)

The loss from discontinued operations of AONet from the Company’s financial statement of $375,976 reflects the write-off of the remaining assets and liabilities relating to this operation as of March 31, 2006, as the Company received no consideration in exchange for the forfeiture of its interest in AONet. The Company is attempting to negotiate some form of consideration for its forfeiture of its interests in AONet, however the outcome of such negotiations are uncertain.

5.    INVESTMENTS

On December 1, 2004, the Company entered into a Subscription Agreement with Excelsa S.p.A. (“Excelsa”), a corporation organized under the laws of the Republic of Italy, to acquire 66,632 shares of common stock of Excelsa, par value of 1.0 Euro per share, representing 4.5% of the issued and outstanding shares of common stock of Excelsa on a fully diluted basis. MSGI acquired the Common Stock for an aggregate purchase price of $1,751,319, including approximately $84,000 of acquisition costs.

On January 3, 2005, the Company entered into an additional Subscription Agreement with Excelsa to acquire an additional 135,381 shares of common stock of Excelsa, par value of 1.0 Euro per share, for a purchase price of approximately $2.0 million dollars, representing 8.4% of the issued and outstanding shares of common stock of Excelsa on a fully diluted basis. The shares acquired, in the aggregate with the original shares acquired in December 2004 represent 12.5% of the issued and outstanding shares of Common Stock of Excelsa on a fully diluted basis.

On May 16, 2005, the Company entered into a Restructuring and Subscription Agreement with Excelsa and stockholders of Excelsa (other than MSGI) owning in the aggregate more than 51% of Excelsa’s issued and outstanding common stock, to acquire 262,500 shares of Excelsa common stock for no additional consideration such that MSGI then owned approximately 19.5% of the issued and outstanding shares of common stock of Excelsa, which the parties agreed better reflects the value of Excelsa under US generally accepted accounting principles.

As the Company has less than 20% ownership interest in Excelsa and does not have the ability to exercise significant influence over Excelsa, this aggregate investment is accounted for under the cost method. As of June 30, 2006, as we were given an indication that sales of Excelsa had declined, we evaluated the possibility of impairment to our investment in Excelsa. We determined that the investment in Exclesa currently has a fair value of $1,650,000. We followed the principles contained in SFAS No. 157 “Fair Value Measurements,” which was issued in September 2006, to determine its fair value estimate. The Company did not have a “market approach” based valuation or “income approach” based valuation to make its determination. Therefore the Company utilized the principles contained under SFAS 157; a weighted average of two “cost approach” metrics (Level 3 Hierarchy as defined in SFAS No. 157) as follows: 1.) a multiple of annualized historical revenues recognized by Excelsa (carrying a 2/3 portion of the weighted calculation) and 2.) the most recently reported book value of Excelsa (carrying a 1/3 portion of the weighted calculation). The Company believes this valuation is most representative of fair value within the range of values produced by these two metrics. If we used a multiple of annualized historical revenues that was 1 times more or less than the factor used in the calculated fair value, fair value would have been greater or lesser by approximately $540,000. In the prior year, the Company believed that the fair value of the investment approximated its cost basis of $4.2 million, since the investment was less than six months old at that time and the Company had no indicators to imply that there was a diminution of value. The resulting impairment expense of $2,416,192 has been recognized as a loss on the investment in Excelsa as of June 30, 2006. .

During the year ended June 30, 2006, MSGI sold approximately $50,000 of products to Excelsa at normal selling terms.

6.    NOTES PAYABLE:

8% Callable Convertible Note:

On July 12, 2005, MSGI closed a Callable Secured Convertible Note financing of $3 million with a New York based institutional investor. The Company received $2 million in gross proceeds upon closing, and received an additional $500,000 upon filing of the registration statement relating to this financing transaction, and $500,000 upon the effectiveness of the registration statement. The total was received by the Company during the fiscal year 2006. Substantially all of the assets of the Company are pledged as collateral to the note holders.

The Note requires repayment over a three-year term with an 8% interest per annum. Repayment shall be made in cash or in registered shares of common stock, or a combination of both, at the option of the Company, and payment commences 90 days after each closing date and is payable monthly in equal principal installments plus interest over the remaining 33 months.

Pursuant to an amendment dated September 21, 2005 the Company has the option to make the monthly payments in registered shares of common stock only if the stock price exceeds $4.92 over a specified period of time. Further, the Holder has the option to convert all or any part of the outstanding principal to common stock if the average daily price, as defined in the agreement, for the preceding five trading days is greater than the defined Initial Market Price of $6.56. The conversion price is $4.92. The agreement provides that for any monthly period in which the stock price is greater than 125% of the initial market price of $6.56, as defined in the agreement, for the month, the interest rate for that month will be 0%. The Company granted registration rights to the investors for the resale of the shares of common stock underlying the notes and certain warrants that were issued in the transaction.

The Note agreement provides the Company with the option to call the loan and prepay the remaining balance due. If the loan is called early, the Company will be required to pay 125% of the outstanding principal and interest as long as the common stock of the Company is at $6.00 or less. If the stock is higher than $6.00 when the Company exercises the call option, then the amount owed is based upon a calculation, as defined in the agreement, using the average daily price. If in any month a default occurs, the note shall become immediately due and payable at 130% of the outstanding principal and interest.

The Company also issued five-year warrants to the investors for the purchase of up to 75,000 shares of the Company’s common stock, $0.01 par value, at an exercise price of $7.50 per share, which are exercisable at any time. The placement agent received three-year warrants for the purchase of 12,195 shares of the Company’s common stock, at an exercise price of $7.50 per share exercisable between the period January 12, 2006 and January 11, 2009. The agent warrants were valued at $57,054 using the Black-Scholes option pricing model and recorded as part of the financing costs. In addition, the agent received a fee equal to 7% of the aggregate offering, in an amount of $210,000, which was recorded as part of the financing costs.

Total financing cost recorded in connection with the Notes was $357,304. The Company recorded a discount to the note payable of $1,471,169, of which $404,792 represented the discount allocated to the warrants and $1,066,377 represented the beneficial conversion feature of the note. The fair value of the warrants was determined using a Black-Scholes option pricing model. The discount on the note was allocated from the gross proceeds and recorded as additional paid-in capital.

In January 2006, this Agreement was further amended with a Letter Agreement in conjunction with additional short-tem notes the Company entered into with the same investors (see below), by which the investors agreed to waive certain requirements under the 2005 Notes, as amended, thus allowing the Company to issue shares of common stock to the investors in order to satisfy the Company’s payment obligations under the terms of the Callable Secured Convertible Notes for the months of January, February and March 2006 by issuing 22,000 shares of the Company’s common stock per month, due on the last day of each month. The Letter Agreement also allows for the issuance of 9,000 shares of the Company’s common stock as a partial payment against the obligation due for the Callable Secured Convertible Notes for the month of April 2006. As of June 30, 2006, the Company issued 75,000 shares of its common stock per the terms of the Letter Agreement. Through a combination of cash payments ($211,253) and issuance of shares of common stock, the principal balance of the $3.0 million of the notes was reduced to $2,574,597 as of June 30, 2006. Also, in January 2006, the Chief Executive Officer entered into a guarantee and pledge agreement with the note holders, whereby, the common stock of MSGI owned by the Chief Executive Officer (approximately 190,000 shares) was pledged as additional collateral for the notes.

On June 7, 2006 the Company entered into a waiver and amendment agreement which modified certain payment due date of the notes to provide for a payment of $395,450 due July 14, 2006 for debt service due from April 2006 through July 2006. Such payment was not made on July 14, 2006. In consideration for the waiver agreement, the Company issued 800,000 warrants to the note holders. Such warrants were ascribed a fair value, as computed under the Black-Scholes model, of $2,224,808 which was recognized as additional interest expense in June 2006. Because of the default of the terms of the notes, the amortization of the deferred financing costs, beneficial conversion costs and interest discount were accelerated to be fully recognized by June 30, 2006. As of July 14, 2006, the Company was in technical default of the payment terms of the Callable 8% Secured Convertible Notes. On December 13, 2006 the Company finalized negotiations with the lenders and, pursuant to a Securities Purchase Agreement between the Company and the investors, issued $2,000,000 aggregate principal amount of callable secured convertible notes (the “Notes”) and stock purchase warrants exercisable for 3,000,000 shares of common stock (the “Warrants”) in a private placement for an aggregate offering price of $2,000,000. The conversion of the Notes and the exercise of the Warrants are subject to stockholder approval (the “Stockholder Approval”), which the Company is required to use its best efforts to obtain by February 15, 2007. H.C. Wainwright acted as a placement agent for a portion of the offering. The Notes have a maturity date of December 13, 2009 and will accrue interest at a rate of 6% per annum. The Investors can convert the principal amount of the Notes into common stock of the Company, provided certain conditions are met, and each conversion is subject to certain volume limitations. The conversion price of the Notes is 75% of the average of the lowest three closing prices of the Company’s common stock for the 20 day period prior to such conversion, with a minimum conversion price of $0.50 per share. The payment obligation under the Notes may accelerate if the resale of the shares of common stock underlying the Notes and Warrants are not registered in accordance with the terms of the Registration Rights Agreement (described herein), payments under the Notes are not made when due or upon the occurrence of other defaults described in the Notes. The Warrants are exercisable once Stockholder Approval is obtained until seven years from the date of issuance. The exercise price of the Warrants is $1.00 per share. The Notes and the Warrant have anti-dilution protections and the Company has agreed to certain registration rights for the resale of the shares of common stock underlying the Notes, pursuant to a registration rights agreement entered into simultaneously with the transaction (the “Registration Rights Agreement”). The Company has also entered into a Security Agreement (the “Security Agreement”) and an Intellectual Property Security Agreement (the “Intellectual Property Security Agreement”) with the Investors in connection with the closing, which grants security interests in certain assets of the Company and the Company’s subsidiaries to the Investors to secure the Company’s obligations under the Notes and Warrants. The issuance of the Notes and Warrants constituted a private placement and therefore was exempt from registration in accordance with Regulation D of the Securities Act of 1933, as amended. On December 13, 2006, the Company also entered into a letter agreement (the “Letter Agreement”) with certain of the Investors to amend notes and warrants previously issued to these Investors by the Company, and to waive certain defaults under the notes and warrants. H.C. Wainwright received a placement fee of $100,000 and 5 year warrants exercisable for 150,000 shares of common stock at an exercise price of $1.00 per share.

Other Notes Payable:

Other Notes payable consist of the following as of June 30, 2006:

December 2005 Note Payable	$250,000
January 2006 Note Payable	$600,000
Notes Payable to vFinance Investment, net of discount of $382,676	$592,427
Total	$1,442,427

December 2005 Note Payable

During December 2005, the Company entered into a short-term note with a related party in the amount of $250,000. This loan bears interest at a rate of 10% through June 30, 2006 and has an annual imputed interest rate of 18.25%. The entire principal, as well as interest of $25,000, will be paid in full upon completion of a contemplated future funding event. Further, the full amount of interest will be paid to the lender regardless of any possible early payment of principal. The total interest due under this note has been fully accrued as of June 30, 2006. This note has not yet been paid.

January 2006 Note Payable

During January 2006, the Company entered into a short-term note in the amount of $300,000. This loan bore interest at a rate of 12%. The annual interest amount of $36,000 was due in full even if early payment of principal. The entire principal and interest of $336,000 was paid in full on January 24, 2006.

On January 19, 2006, the Company entered into four short-term notes with the same lenders that also hold the 8% Callable Convertible Notes. The new promissory notes provided proceeds totaling $500,000 to the Company. The notes were due and payable on April 19, 2006 in the aggregate total of $600,000, including imputed interest of $100,000 at an annual interest rate of 80%. In the event of any defined event of default declared by the lenders by written notice to the Company, the notes shall become immediately due and payable and the Company shall incur a penalty of an additional 15% of the amounts due and payable under the notes.

In connection with the waiver and amendment executed for the 8% Callable Convertible notes above, the same agreement also waived and amended the maturity date of these short-term notes to a new maturity date of July 14, 2006. As of July 14, 2006, the Company is in technical default of the payment terms of the Callable 8% Secured Convertible Notes and the Company is attempting to negotiate revised terms. On December 13, 2006, the Company also entered into a letter agreement (the “Letter Agreement”) with certain of the Investors to amend notes and warrants previously issued to these Investors by the Company, and to waive certain defaults under the notes and warrants.

vFinance note payable

During the months of February and March 2006, the Company entered into a series of promissory notes with various private lenders. The notes closed in a series of four transactions over the period of February 17, 2006 to March 23, 2006. Gross proceeds in the amount of $799,585 were obtained and the notes carry an aggregate repayment total of $975,103 (which includes imputed interest of $175,518 or 21.95%) which is due and payable upon maturity. The notes carry a maturity date of February 28, 2007.

In addition, warrants for the purchase of up to 585,062 shares of the Company’s common stock were issued to the individual lenders. The warrants carry an original exercise price of $6.50 and a term of 5 years. The warrants may be exercised 65 days after the date of issuance. The warrant agreement contains a reprice provision that provides for a change in the exercise price if the Company issues more favorable terms to another party, as defined in the agreement. Due to the 800,000 warrants issued in connection with the 8% Callable Convertible Notes above at an exercise price of $4.50, the exercise price of the warrants issued with the vFinance note payable were modified to $4.50.

The vFinance Agreement also contains a registration rights agreement for the warrants which contains penalty clauses if the underlying warrant shares are not registered per terms of the agreement. The agreement calls for a Registration Filing Date within 180 days from closing date and a Registration Effective Date within 90 days from the Registration Filing Date. The agreement provides for a cash penalty of approximately 1.5% of the value of the notes for each thirty day period that is exceeded. The Company has recorded a liability of $63,400 at June 30, 2006 to provide for the expected delay in issuing this registration statement.

Placement fees in the amount of $73,133 were paid to vFinance Investments, Inc. as placement agent. In addition to the placement fees, warrants for the purchase of up to 73,134 shares of the Company’s common stock were issued to the placement agent and its designees. The agent warrants carry an exercise price of $6.50, a term of 5 years and may be exercised 65 days after the date of issuance. The agent warrants were valued at $176,114 using the Black-Scholes option pricing model and recorded as part of the financing costs. In addition, a third party received a fee equal to 5% of the aggregate offering, in an amount of $40,000, which was recorded as part of the financing costs.

Total financing cost recorded in connection with the Notes was $315,337, which is included in other assets on the balance sheet, and is being amortized over the term of the Notes. The Company recorded a discount to the note payable of $612,240 which represented the discount allocated to the warrants. The fair value of the warrants was determined using a Black-Scholes option pricing model. The discount on the note was allocated from the gross proceeds and recorded as additional paid-in capital. The discount is being amortized to interest expense over the one-year term of the note. Interest expense for the year ended June 30, 2006 in connection with this note discount was approximately $229,590. Should the notes be paid prior to the payment terms, the amortization of the discount will be accelerated.

Advance from Strategic partner

During the month of June 2006, the Company received funding, in the amount of $300,000 from a certain New York based homeland security firm as an advance in contemplation of a further strategic transaction between the two parties. From July 1, 2006 through October 13, 2006, the Company received an additional $700,000 in such advances. The strategic partner also paid certain vendors on our behalf. There can be no assurances that the strategic transactions can or will be completed. The advances plus interest are immediately repayable if the contemplated transaction does not close. The advances bear interest at a rate of 8% and interest expense was $1,381 for the year ended June 30, 2006.

7.    DISCONTINUED OPERATIONS - OTHER OPERATIONS

In March 2004, the Company completed the sale of substantially all of the assets relating to its telemarketing and teleservices business held by its wholly owned subsidiary, MKTG Teleservices, Inc., (“MKTG Teleservices”) to SD&A Teleservices, Inc. (“SDA”), a wholly owned subsidiary of the Robert W. Woodruff Arts Center, Inc. for approximately $2.5 million in cash and a note receivable for $0.3 million plus the assumption of certain directly related liabilities. As such, the operations and cash flows of MKTG Teleservices have been eliminated from ongoing operations and the Company no longer has continuing involvement in the operations. In connection with the sale of MKTG Teleservices, the Company recognized a loss on disposal of discontinued operations of approximately $1.0 million in the year ended June 30, 2004. The loss represents the difference in the net book value of assets and liabilities as of the date of the sale as compared to the net consideration received after settlement of purchase price adjustments plus any additional expenses incurred, and a tax impact of approximately $35,000.

On March 31, 2004, the Company received a Holdback Promissory Note (the “Note) from SD&A Teleservices, Inc. as called for in the terms of the Asset Purchase Agreement, dated March 31, 2004, for the sale of the MKTG Teleservices, Inc. operations (see Note 5). This note was in the principle amount of $300,000, together with accrued interest at the rate of two percent (2%) per annum. An early payment of the principle balance, in the amount of $225,000 was negotiated and settled during May 2005, and the remaining $75,000 related to set-off costs and discount on early redemption was reported in loss from discontinued operations.

In September 2000, the Company offered to exchange the preferred shares of its subsidiary WiredEmpire for MSGI common shares. As of June 30, 2003, 48,000 shares of WiredEmpire preferred stock had not been exchanged. These shares were returned as part of a legal settlement reached during the fiscal year ended June 30, 2004 and, as a result, a gain on the redemption of preferred stock was recorded in the amount of $280,946.

8.    OTHER CURRENT ASSETS

Other current assets as of June 30, consist of the following:

	2006	2005

Prepaid legal	-	$58,568
Prepaid insurance	4,735	5,004
Other	8,750	26,324
Total	$13,485	$89,896

9.    PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment at June 30, consist of:
	2006	2005

Machinery, equipment and furniture	$207,577	$243,973
Software	4,907	4,907
Total, at cost	$212,484	$248,880
Less: accumulated depreciation	(59,443)	(36,937)
Property, plant & equipment, net	$153,041	$211,943

Depreciation expense was approximately $104,000 and $37,000 for the years ended June 30, 2006 and 2005, respectively, including certain direct write offs.

10.    GOODWILL AND OTHER INTANGIBLE ASSETS:

Identifiable intangible assets are amortized under the straight-line method over the period of expected benefit of five years.

In connection with the acquisition of Innalogic (Note 3), intangible assets related to unpatented technologies totaling $287,288 were acquired.

The gross carrying amount and accumulated amortization of the Company’s intangible assets as of June 30, 2006 and 2005 are as follows:

	June 30, 2006	June 30, 2005

Amortized intangible assets
Unpatented technology	$287,288	$287,288
Accumulated amortization	(178,911)	(83,149)
Net book value	$108,377	$204,139

Amortization expense recorded for the years ended June 30, 2006 and 2005 were $95,762 and $83,149, respectively. The estimated remaining amortization expense is as follows:

Fiscal Year	Amount

2007	$95,763
2008	12,614
$108,377

11.    ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

Accrued expenses as of June 30, 2006 and 2005 consist of the following:

	2006	2005

Salaries and Benefits	$972,336	$173,562
Accrued audit and tax preparation fees	213,040	430,453
Accrued legal fees	58,085	85,000
Accrued consulting fees	126,000	2,266
Accrued interest	60,767	-
Accrued travel & entertainment	118,487	-
Accrued penalty for stock registration	63,400	-
Accrued taxes	17,907	23,459
Other	64,620	174,893
Total	$1,694,642	$889,633

12.    RELATED PARTY TRANSACTIONS:

On December 31, 2001, the Company advanced $1,000,000 pursuant to a promissory note receivable agreement with an officer due and payable to the Company at maturity, October 15, 2006. The Company recorded the note receivable at a discount of approximately $57,955 to reflect the incremental borrowing rate of the officer and is being amortized as interest income over the term of the note using the straight-line method. The note receivable is collateralized by current and future holdings of MSGI common stock owned by the officer and bears interest at prime. Interest is due and payable yearly on October 15th. The Company recognized interest income of $69,770, $69,674 and $69,704 for the years ended June 30, 2006, 2005 and 2003. As of June 30, 2006, the interest due through October 15, 2005 of approximately $162,600 is in arrears. During fiscal 2005, $50,000 of compensation due to the officer was used to pay the interest due on the note. Since collectibility of the note receivable is uncertain, the Company has provided for the loss of the note receivable during the year ended June 30, 2006. The collection of this note by its October 15, 2006 due date did not occur. The Board of Directors of the Company subsequently elected to forgive such note receivable and the full amount has been written off.

During June 2004, an officer provided $500,000 of working capital to the Company under a short-term arrangement. The funds were repaid to the officer during July 2004. In July 2005, the officer provided $100,000 of working capital to the Company that was repaid within that same month. At June 30, 2006 and 2005, approximately $216,000 and $124,000 is due to the officer for compensation deferred, respectively.

During December 2005, the Company entered into a short-term note with a related party in the amount of $250,000. This loan bears interest at a rate of 10% through June 30, 2006 and has an annual imputed interest rate of 18.25%. The entire principal, as well as interest of $25,000, will be paid in full upon completion of a contemplated future funding event. Further, the full amount of interest will be paid to the lender regardless of any possible early payment of principal. The total interest due under this note has been fully accrued as of June 30, 2006.

13.    COMMITMENTS AND CONTINGENCIES:

Operating Leases:

The Company leases various office space under non-cancelable long-term leases. The Company incurs all costs of insurance, maintenance and utilities.

Future minimum rental commitments under all non-cancelable leases, net of non-cancelable subleases, as of June 30, 2006 are as follows:

Rent Expense

2007	$386,000
2008	240,000
2009	240,000
2010	240,000
2011	20,000
$1,126,000

Rent expense was approximately $182,000, $146,400 and $72,000 for fiscal years ended June 30, 2006, 2005 and 2004, respectively.

In fiscal year 2002, the Company incurred an estimated loss in connection with the abandonment of certain leased office space. At June 30, 2006 and 2005, $987,348 and $1,070,570 is accrued for this facility. The above rent commitment includes $1,100,000 pursuant to this abandoned lease payable in $20,000 monthly installments through 2010.

Contingencies and Litigation:

Certain legal actions in the normal course of business are pending to which the Company is a party. The Company does not expect that the ultimate resolution of the above matters and other pending legal matters will have a material effect on the financial condition, results of operations or cash flows of the Company.

14.    PREFERRED STOCK:

In November 2004, the Company entered into a private placement agreement with certain strategic investors in which the Company sold an aggregate of 9,376 shares of Series F Convertible Preferred Stock, par value $.01 (“Series F Preferred Stock”) and warrants to acquire 230,797 shares of common stock for gross proceeds of $3 million. The preferred stock is convertible into shares of common stock, at any time at the option of the holder, at a conversion rate of $6.50. Further, registration rights of the holders of Series F Preferred Stock called for a registration statement to be filed by the Company with the Securities and Exchange Commission, covering the resale of the shares of the Company’s common stock underlying the Series F Preferred Shares (the “Reserved Shares”), within 180 days of the initial closing date, November 10, 2004. In the event that the Company did not file such registration statement within 180 days, the Company would have to issue to the holders additional shares of Series F Preferred Shares equal to 5% of the number of Reserved Shares issued in the private placement, for each 30 day period, following the 180 day period, during which such registration statement has not been filed. The registration statement was not filed within the initial 180 day period, but was filed within the next 30 day period. Therefore, the Company issued an additional 468.8 Series F Preferred Stock, which is convertible into approximately 23,079 shares of common stock. The holders of Series F Preferred Stock are entitled to receive cumulative dividends at the rate of six percent (6%) payable in additional shares of common stock of the Company, based on the average closing price per share of the Company’s common stock for the ten (10) consecutive trading days prior to the payment of any dividend. As of June 30, 2006, the Company had $293,964 of undeclared but accumulated dividends. There are no reset provisions or anti-dilution provisions associated with the Series F Convertible Preferred Stock. In the event of liquidation, holders of this stock are entitled to receive the stated value plus the amount of any accrued and unpaid dividends at that date. Preferred stockholders are entitled to common stockholder voting rights in an amount equal to the common stock equivalent of the preferred shares as if converted. The warrants issued to the Series F investors are exercisable for a period of five years at an exercise price of $8.125 per share. Placement fees and expenses associated with the issuance of the Series F Preferred Stock were approximately $253,200. In addition, the Company issued warrants to placement agents to acquire 27,695 shares of common stock at an exercise price of $6.50, exercisable for a period of five years.

As of June 30, 2006 approximately 5,813 shares of Series F Convertible Preferred Stock have been converted into approximately 286,189 shares of the Company’s common stock, at the election of certain holders of the Series F Convertible Preferred Stock. These shares of the Company’s common stock have been issued and are outstanding as of the year ended June 30, 2006. During the six months ended December 31, 2006, all 4,031 remaining shares of Series F Convertible Preferred Stock have been converted into 198,470 shares common stock, and there are no further shares of Series F Convertible Preferred Stock remaining.

On December 5, 2006 the Company announced that it intends to issue a new Preferred Class of stock, Series G, in exchange for $3 million in liabilities. The entire staff of the company will participate in the program by exchanging all unpaid compensation for equity, as will several major creditors and suppliers. The Preferred Series G will convert to common shares upon shareholders’ consent. As of the date of this filing, the Board of Directors of the Company has unanimously approved the designation of the Series G Preferred Stock and such Designation has been filed with the State of Nevada. No shares of the new Series G have been issued as this date.

15.    COMMON STOCK, STOCK OPTIONS, AND WARRANTS:

Common Stock Transactions:

During January 2006 through April 2006, 75,000 shares of common stock were issued to the holders of the 8% Callable Convertible Note for payment of debt service.

During April 2006 through June 2006, approximately 5,813 shares of Series F Convertible Preferred Stock have been converted into approximately 286,189 shares of the Company’s common stock, at the election of certain holders of the Series F Convertible Preferred Stock. During June 2005, the Company issued 100,000 shares of common stock to a certain placement agent in connection with the acquisition of AONet International Srl. The fair market value of these shares, at the time of issuance, is approximately $774,000.

During December 2004, the Company entered into a private placement offering to certain strategic investors for the sale of 419,354 shares of the Company’s Common Stock at $7.75 per share generating gross proceeds of approximately $3.25 million. In connection with the offering, the Company issued warrants to purchase 209,686 shares of common stock at an exercise price per share of $8.25 exercisable for a five-year period. The investors have “piggyback” registration rights with respect to the shares of common stock and common stock issuable upon the exercise of the warrants. Placement fees and expenses associated with this offering were approximately $215,700. In addition, the Company issued warrants to placement agents to acquire 25,162 shares of common stock at an exercise price per share equal to $7.75 exercisable for a period of five years.

In August 2004, the Company issued 50,000 shares of common stock in connection with our acquisition of Innalogic LLC, as well as 50,000 shares of common stock to certain advisors as compensation expense for services in connection with this transaction (See Note 3).

In May 2004, the Company commenced a private placement offering (the “stock agreement”) to sell 500,000 shares of its common stock at a price of $4.00 per share. As of June 30, 2004, the Company had sold 450,000 shares. As of June 30, 2004, the Company had received gross proceeds of $1.2 million and the Company received $600,000 in July 2004. Costs of $60,000 incurred relating to the placement have been offset against the proceeds and are reflected as a direct reduction of equity. The remaining 50,000 shares offered were sold in July 2004 for gross proceeds of $200,000. Subject to the terms of the Stock Agreement entered into in May 2004, the Company committed to issue warrants for the purchase of up to 300,000 shares of the Company’s common stock at a price of $6.00 per share under a three-year term. As of June 30, 2005, the Company has issued warrants for the purchase of 300,000 shares of common stock.

In April 2004, the Company issued 407,790 shares of its common stock to General Electric Capital Corporation (“GECC”) pursuant to the exercise of a warrant to purchase common stock of MSGI (the “Warrant”) issued to GECC in December 1997. The Warrant originally authorized a purchase of 10,670,000 shares of common stock. The number of shares of common stock subject to the original Warrant were adjusted from 10,670,000 to 444,584 in order to reflect the effect of two reverse stock splits and one forward split. GECC elected to exercise the purchase under the terms of a cashless transaction as in accordance with Section 2 of the Warrant resulting in the net issuance of 407,790 shares.

Stock Options:

The Company maintains a qualified stock option plan (the “1999 Plan”) for the issuance of up to 1,125,120 shares of common stock under qualified and non-qualified stock options. The plan is administered by the compensation committee of the Board of Directors which has the authority to determine which officers and key employees of the Company will be granted options, the option price and vesting of the options. In no event shall an option expire more than ten years after the date of grant.

As of June 30, 2004, the Board of Directors had agreed to issue 322,500 options beyond the number available in the 1999 plan, subject to approval of an increase to the plan by a future vote of shareholders. The Company approved 342,500 options to purchase shares of common stock at an exercise price of $1.50 and 20,000 options to purchase shares of common stock at an exercise price of $4.125. An annual meeting of shareholders of MSGI was held on February 7, 2005 where a proposal by the Company’s Board of Directors to increase the number options available under the 1999 plan by 1,000,000 was approved by a vote of the shareholders. Upon shareholder approval, the 362,500 stock options were granted on February 7, 2005, at which the market price of the stock was $9.48. Due to the difference in market and exercise price, the Company recorded a deferred compensation expense at the date of grant of approximately $2.8 million. For the period ended June 30, 2005, the Company realized non-cash employee compensation expense related to the stock options granted of approximately $1.5 million.

Effective July 1, 2005, the Company has adopted SFAS 123R, “Share-Based Payment.” SFAS 123R replaces SFAS 123 “Accounting for Stock-Based Compensation” and supersedes Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees.” SFAS123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statement based on their fair values. Under SFAS 123R, the pro forma disclosures previously permitted under SFAS 123 are no longer an alternative to financial statement recognition.

The Company has selected the Black-Scholes method of valuation for share-based compensation and has adopted the modified prospective transition method under SFAS 123R, which requires that compensation cost be recorded, as earned, for all unvested stock options outstanding at the beginning of the first quarter of adoption of SFAS 123R. As permitted by SFAS 123R, prior periods have not been restated. The charge is being recognized in non cash compensation on a straight-line basis over the remaining service period after the adoption date based on the options’ original estimate of fair value. The Company did not record a tax benefit related to the share-based compensation expense since the Company has a full valuation allowance against deferred tax assets.

Prior to the adoption of SFAS 123R, the Company applied the intrinsic-value-based method of accounting prescribed by APB 25 and related interpretations, to account for its fixed-plan stock options to employees. Under this method, compensation cost was recorded only if the market price of the underlying stock on the date of grant exceeded the exercise price. As permitted by SFAS 123, the Company elected to continue to apply the intrinsic-value-based method of accounting described above, and adopted only the disclosure requirements of SFAS 123. The fair-value-based method used to determine historical pro forma amounts under SFAS 123 was similar in most respects to the method used to determine stock-based compensation expense under SFAS 123R. However, in its pro forma disclosures, the Company accounted for option forfeitures as they occurred, rather than based on estimates of future forfeitures.

In connection with the adoption and provisions of SFAS 123R, the Company reversed the deferred compensation balance of $1,301,974, resulting from the application of the intrinsic value method of accounting for stock options, at July 1, 2005 against Additional paid-in capital. This expense is now superseded by the SFAS 123R expense, which will be recorded over the remaining vesting period of the stock options.

The Company has elected to apply the short-cut method to determine the hypothetical APIC pool provided by FSP FAS 123R-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.” In future periods, excess tax benefits resulting from stock option exercises will be recognized as additions to APIC in the period the benefit is realized. In the event of a shortfall (i.e., the tax benefit realized is less than the amount previously recognized through periodic stock compensation expense recognition and related deferred tax accounting), the shortfall would be charged against APIC to the extent of previous excess benefits, including the hypothetical APIC pool, and then to tax expense.

The stock based compensation expense for the year ended June 30, 2006 was $1,523,406. The following table illustrates the pro forma effect on the Company’s net loss and net loss per share as if the Company had adopted the fair-value-based method of accounting for stock-based compensation under SFAS 123 for the years ended June 30, 2005 and 2004:

	Years ended June 30
	2005	2004
Net loss available to common stockholders as reported	$(6,872,483)	$(3,030,199)
Stock based employee compensation included in reported net loss	1,774,062	-
Subtotal	(5,098,421)	(3,030,199)

Stock-based employee compensation expense determined under the fair value method for all awards	2,227,868	28,167

Pro forma net loss available to common stockholders	$(7,326,289)	$(3,058,366)

Loss per share:
Basic loss per share - as reported	$(1.99)	$(1.31)
Basic loss per share - pro forma	$(2.12)	$(1.32)

Diluted loss per share - as reported	$(1.99)	$(1.31)
Diluted loss per share - pro forma	$(2.12)	$(1.32)

The fair value of each stock option is estimated on the date of grant using the Black-Scholes option pricing model. The following assumptions were used for grants for fiscal years ended June 30, 2005 and 2004. There were no stock option grants during the fiscal year ended June 30, 2006.

	2005	2004
Risk -free interest rate	4.00%	4.00%
Expected option life	Vesting period+ four years	Vesting period + four years
Dividend yield	None	None
Volatility	152% - 163%	160%
Weighted average fair value
Options issued equal to market value	$ 6.46	$ 1.45
Options issued below market value	-	$ 9.22

The following summarizes the stock option transactions under the 1999 Plan for the three years ended June 30, 2006:

	Number of Shares	Exercise Price Per Share	Weighted Average Exercise Price	Aggregate Intrinsic Value

Outstanding at June 30, 2003	12,722	$106.50 to $279.00	$175.83

Granted	107,500	$1.50	$1.50
Exercised	--
Cancelled	(12,722)	$106.50 to $279.00	$175.83

Outstanding at June 30, 2004	107,500	$1.50	$1.50

Granted	412,500	$1.50 to $7.00	$2.63
Exercised	--
Cancelled	--

Outstanding at June 30, 2005	520,000	$1.50 to $7.00	$2.40

Granted	--
Exercised	--
Cancelled	--

Outstanding at June 30, 2006	520,000	$1.50 to $7.00	$2.40	$466,550

In addition to the 1999 Plan, the Company has option agreements with current directors of the Company and certain third parties. The following summarizes transactions for the three years ended June 30, 2006:

	Number of Shares	Exercise Price Per Share	Weighted Average Exercise Price	Aggregate Intrinsic Value

Outstanding at June 30, 2003	6,668	$124.08	$124.08

Granted	160,000	$1.50 to $6.00	$5.20
Exercised	--
Cancelled	(6,668)	$124.08	$124.08

Outstanding at June 30, 2004	160,000	$1.50 to $6.00	$5.20

Granted	--
Exercised	(120,000)	$6.00	$6.00
Cancelled	--

Outstanding at June 30, 2005	40,000	$1.50 to $4.13	$2.81

Granted	--
Exercised	--
Cancelled	--

Outstanding at June 30, 2006	40,000	$1.50 to $4.13	$2.81	$21,700

The non-qualified stock option plan (the 1991 Plan) has expired and therefore there are no options available to grant under this plan. The following summarizes the stock option transactions under the 1991 Plan for the three years ended June 30, 2006:

	Number of Shares	Exercise Price Per Share	Weighted Average Exercise Price

Outstanding at June 30, 2003	25,392	$48.00 to $74.64	$67.77

Granted	--
Exercised	--
Cancelled	(25,392)	$48.00 to $74.64	$67.77

Outstanding at June 30, 2004, 2005 and 2006	--

As of June 30, 2006, 342,666 options are exercisable, with an aggregate intrinsic value of $336,350. The weighted average exercise price of all outstanding options is $2.43 and the weighted average remaining contractual life is 7.8 years. At June 30, 2006, 605,122 options were available for grant.

The following summarizes the warrant transactions for the three years ended June 30, 2006:

	Number of Shares	Exercise Price

Outstanding at June 30, 2003	457,774	$.24 to $24.00
Issued	270,000	$6.00
Exercised	(444,584)	$.24
Cancelled	(13,190)	$.24 to $24.00
Outstanding at June 30, 2004	270,000	$6.00

Granted	523,340	$6.00 to $8.25
Issued	-
Cancelled	-
Outstanding at June 30, 2005	793,340	$6.00 to $8.25

Granted	1,545,391	$4.50 to $7.50
Issued	-
Cancelled	-
Outstanding at June 30, 2006	2,338,731	$4.50 to $8.25

All warrants are currently exercisable.

As of June 30, 2006, the Company has 2,338,731 warrants outstanding to purchase shares of common stock at prices ranging from $4.50 to $8.25. All warrants are currently exercisable.

16.    INCOME TAXES:

Loss before income taxes was from continuing operations was principally from domestic operations. Income tax expense consists of domestic minimum state franchise and income taxes.

Deferred tax assets are comprised of the following:

	As of June 30,
	2006	2005
Deferred tax assets:

Net operating loss carry-forwards	$90,552,928	$84,206,738
Abandoned lease reserves	460,345	458,632
Compensation on option grants	1,555,269	897,029
Amortization of intangibles	(52,090)	(87,453)
Provision for loss on Note receivable	519,870	-
Net basis differences in AONet net assets	-	795,000
Other	169,613	34,035

Total deferred tax assets	93,205,935	86,303,981
Valuation allowance	(93,205,935)	(86,303,981)
Net deferred tax assets	$-	$-

The difference between the Company’s U.S. federal statutory rate of 35%, as well as its state and local rate net of federal benefit of 5%, when compared to the effective rate is principally the result of no current domestic income tax as a result of net operating losses and the recording of a full valuation allowance against resultant deferred tax assets. The recorded income tax expense reflects domestic state income taxes.

The Company has a U.S. federal net operating loss carry forward of approximately $253,000,000 available, which expires from 2011 through 2023. These loss carry forwards are subject to annual limitations under Internal Revenue Code Section 382 and some loss carry forwards are subject to SRLY limitations. The Company has recognized a full valuation allowance against deferred tax assets because it is more likely than not that sufficient taxable income will not be generated during the carry forward period available under the tax law to utilize the deferred tax assets. Of these net operating loss carry forwards approximately $61,000,000 is the result of deductions related to the exercise of non-qualified stock options. The realization of these net operating loss carry forwards would result in a credit to equity.

The Company has reviewed its deferred tax assets and has determined that the entire amount of its deferred tax assets should be reserved as the assets are not considered to be more likely than not recoverable in the future.

17.    ABANDONED LEASES OBLIGATION

In December 2002, the Company terminated a lease for abandoned property. The lease termination agreement required an up front payment of $.3 million and the Company is obligated to pay approximately $60,000 per month until the landlord has completed certain leasehold improvements for a new tenant, which was completed as of July 2003, and then the Company is obligated to pay $20,000 per month until August 2010. The Company was released from all other obligations under the lease. The remaining obligation has been recorded current liabilities.

18.    EMPLOYEE RETIREMENT SAVINGS 401(K) PLANS:

The Company sponsors a tax deferred retirement savings plan (“401(k) plan”) which permits eligible employees to contribute varying percentages of their compensation up to the annual limit allowed by the Internal Revenue Service.

The Company currently matches the 50% of the first $3,000 of employee contribution up to a maximum of $1,500 per employee. Matching contributions charged to expense were approximately $0, $0 and $1,500, for the fiscal years ended June 30, 2006, 2005 and 2004, respectively. There were no employee contributions to the plan in fiscal 2006 or 2005.

The plan also provided for discretionary Company contributions. There were no discretionary contributions in fiscal years 2006, 2005 or 2004.

19.    SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

For the year ended June 30, 2006:

•
A discount of $1,471,169 was recorded on the NIR 8% convertible notes, which represents a beneficial conversion feature of the note of $1,066,377 and the allocated fair value of the warrants of $404,792.

•	In connection with the NIR Group 8% convertible note financing, the company issued 12,195 warrants to the placement agent with a fair market value of $57,054.

•	In connection with the NIR Group financing, the company issued 800,000 warrants to the note holders with a fair market value of $2,665,568.

•	A discount of $612,240 was recorded on the vFinance notes, which represents the allocated fair value of the 585,062 warrants issued in connection with this debt.

•	In connection with the vFinance financing, the company issued 73,134 warrants to the placement agent and its designees with a fair market value of $176,114

•	In connection with the 8% convertible note, the company issued 75,000 of its common stock, in lieu of cash payments, with a fair market value of $272,982

•	In connection with the adoption of SFAS 123R, deferred compensation expense of $1,301,974 was reversed against additional paid in capital.

•	Approximately 5,813 shares of preferred stock were converted into 286,189 shares of common stock

For the year ended June 30, 2005:

•	In connection with the AONet acquisition, the Company issued 100,000 common shares with a fair value of $774,000.

•	The Company had a remaining purchase obligation of $917,250 in connection with the AONet acquisition.

•	In connection with the Innalogic acquisition, the Company issued 100,000 common shares with a fair value of $471,272.

•	The Company recorded deferred compensation expense of $2,840,150 in connection with the issuance of stock options.

For the year ended June 30, 2004:

•	The Company issued 407,790 common shares in relation to the exercise of warrants held by General Electric Capital Corporation during the year ended June 30, 2004.

•	The Company issued 150,000 common shares in connection with a stock subscription receivable of $600,000.

•	In connection with the sale of the teleservices division, the Company has a note receivable of $300,000.

•	In connection with a lawsuit settlement, the Company cancelled shares of preferred stock of a discontinued subsidiary in the amount of $280,946.

20.    SUBSEQUENT EVENTS:

During the month of June 2006, the company received funding, in the amount of $300,000 from a certain New York based homeland security firm as a working capital injection in contemplation of a further strategic transaction between the two parties. This firm is also in the security technology business and it is thought that the combined technologies and services would yield a stronger competitive offering to potential customers in the homeland security industry. From July 1, 2006 through October 13, 2006, the Company received an additional $700,000 from such firm for additional working capital requirements. The strategic partner also paid certain vendors on our behalf. While the negotiations between the two firms are ongoing, there can be no assurance that the strategic transaction can or will be completed. These amounts are currently recorded on the balance sheet as an interest bearing loan.

On October 19, 2006 the Company entered into a Subscription Agreement with Hyundai Syscomm Corp, a California Corporation, (“Hyundai”) for the sale of 900,000 shares of the Company’s common stock. Subject to the terms and conditions set forth in the Subscription Agreement, Hyundai agrees to purchase form the Company 900,000 shares of common stock in exchange for the Company’s receipt of $500,000 received in connection with a certain License Agreement, dated September 11, 2006, and receipt of a certain pending Sub-Contracting Agreement. Under the terms and conditions set forth in the Subscription Agreement, Hyundai agrees that the Company shall not be required to issue, or reserve for issuance at any time in accordance with Nasdaq rule 4350(i), in the aggregate, Common Stock equal to more than 19.99% of the Company’s common stock outstanding (on a pre-transaction basis). Therefore the Company can issue 865,000 shares of common stock at the initial closing of the transaction, and the remaining 35,000 shares of common stock shall be issued when and if: (a) the holders of a majority of the shares of common stock outstanding vote in favor of Hyundai owning more than 19.99% of the Company’s common stock outstanding; or (b) additional issuances of common stock by the Company permit such issuance in accordance with Nasdaq rule 4350(i).

On October 25, 2006 the Company entered into a Sub -Contracting Agreement with Hyundai Syscomm Corp, a California Corporation, (“Hyundai”). The Sub-Contracting Agreement allows for MSGI and its affiliates to participate in contracts that Hyundai and/or its affiliates now have or may obtain hereafter, where the Company’s products and/or services for encrypted wired or wireless surveillance systems or perimeter security would enhance the value of the contract(s) to Hyundai or its affiliates. The initial term of the Sub-Contracting Agreement is three years, with subsequent automatic one year renewals unless the Sub-Contracting Agreement is terminated by either party under the terms allowed by the Agreement. Further, under the terms of the Sub-Contracting Agreement, the Company will provide certain limited product and software warranties to Hyundai for a period of 12 months after the assembly of the Company’s products and product components by Hyundai or its affiliates with regard to the product and for a period of 12 months after the date of installation of the software by Hyundai or its affiliate with regard to the software. The Company will also provide training, where required, for assembly, maintenance and usage of the equipment and shall charge it’s most favored price for such training services. No title or other ownership of rights in the Company’s Firmware or any copy thereof shall pass to Hyundai or its affiliates under this Agreement. Hyundai and its affiliates agree that it shall not alter and notices on, prepare derivative works based on, or reproduce, disassemble or decompile any Software embodied in the Firmware recorded in the Company’s products.

On December 5, 2006 the Company announced that it was to issue a new Preferred Class of stock, Series G, in exchange for $3 million in liabilities. The entire staff of the company will participate in the program by exchanging all unpaid compensation for equity, as will several major creditors and suppliers. The Preferred Series G will convert to common shares upon shareholders’ consent. As of the date of this filing, the Board of Directors of the Company has unanimously approved the designation of the Series G Preferred Stock and such Designation has been filed with the State of Nevada. No shares of the new Series G have been issued as this date.

On December 13, 2006 the Company pursuant to a Securities Purchase Agreement between the Company and several institutional investors (the “Investors”) issued $2,000,000 aggregate principal amount of callable secured convertible notes (the “Notes”) and stock purchase warrants exercisable for 3,000,000 shares of common stock (the “Warrants”) in a private placement for an aggregate offering price of $2,000,000. The conversion of the Notes and the exercise of the Warrants are subject to stockholder approval (the “Stockholder Approval”), which the Company is required to use its best efforts to obtain by February 15, 2007. H.C. Wainwright acted as a placement agent for a portion of the offering. The Notes have a maturity date of December 13, 2009 and will accrue interest at a rate of 6% per annum. The Investors can convert the principal amount of the Notes into common stock of the Company, provided certain conditions are met, and each conversion is subject to certain volume limitations. The conversion price of the Notes is 75% of the average of the lowest three closing prices of the Company’s common stock for the 20 day period prior to such conversion, with a minimum conversion price of $0.50 per share. The payment obligation under the Notes may accelerate if the resale of the shares of common stock underlying the Notes and Warrants are not registered in accordance with the terms of the Registration Rights Agreement (described herein), payments under the Notes are not made when due or upon the occurrence of other defaults described in the Notes. The Warrants are exercisable once Stockholder Approval is obtained until seven years from the date of issuance. The exercise price of the Warrants is $1.00 per share. The Notes and the Warrant have anti-dilution protections and the Company has agreed to certain registration rights for the resale of the shares of common stock underlying the Notes, pursuant to a registration rights agreement entered into simultaneously with the transaction (the “Registration Rights Agreement”). The Company has also entered into a Security Agreement (the “Security Agreement”) and an Intellectual Property Security Agreement (the “Intellectual Property Security Agreement”) with the Investors in connection with the closing, which grants security interests in certain assets of the Company and the Company’s subsidiaries to the Investors to secure the Company’s obligations under the Notes and Warrants. The issuance of the Notes and Warrants constituted a private placement and therefore was exempt from registration in accordance with Regulation D of the Securities Act of 1933, as amended. On December 13, 2006, the Company also entered into a letter agreement (the “Letter Agreement”) with certain of the Investors to amend notes and warrants previously issued to these Investors by the Company, and to waive certain defaults under the notes and warrants. H.C. Wainwright received a placement fee of $100,000 and 5 year warrants exercisable for 150,000 shares of common stock at an exercise price of $1.00 per share.

MSGI SECURITY SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
March 31, 2007
ASSETS
Current assets:
Cash	$94,292
Accounts receivable, net of allowances of $115,750	175,895
Inventory	41,519
Other current assets	12,125
Total current assets	323,831
Investments in Excelsa S.p.A.	1,650,000
Intangible assets, net	36,554
Property and equipment, net	125,596
Other assets, principally deferred financing costs, net	358,603
Total assets	$2,494,584

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
8% callable convertible notes payable, net of debt discount of $499,818	$$2,072,140
6% callable convertible notes payable, net of discount of $1,805,556	194,444
Advances from strategic partner	1,025,948
Accounts payable-trade	629,689
Accrued expenses and other current liabilities	1,340,352
Deferred revenues	57,332
Total current liabilities	5,319,905
Other Liabilities:
Notes Payable	600,000

Total Liabilities	5,919,905

Commitments
Stockholders' equity (deficit):

Preferred stock - $.01 par value; 50,000 share authorized;
0 shares issued or outstanding as of March 31, 2007	-
Common stock - $.01 par value; 100,000,000 shares authorized;
9,375,687 shares issued; 9,358,025 shares outstanding as of
March 31, 2007	93,757
Due from Hyundai Syscomm	(200,000)
Additional paid-in capital	246,096,863
Accumulated deficit	(248,022,231)
Less: 17,662 shares of common stock in treasury, at cost	(1,393,710)
Total stockholders' equity (deficit)	(3,425,321)
Total liabilities and stockholders' equity (deficit)	$2,494,584

See Notes to Condensed Consolidated Financial Statements.

MSGI SECURITY SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED
MARCH 31, 2007 AND 2006
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006

Revenues	$-	$-	$77,895	$126,830
Referral fee revenues-strategic partner	100,000	-	100,000	-
Total revenues	100,000	-	177,895	126,830

Cost of goods sold	-	-	49,886	38,322

Gross Profit	100,000	-	128,009	88,508

Operating costs and expenses:
Salaries and benefits	304,409	795,643	883,388	1,654,596
Non cash compensation	140,208	412,952	527,863	1,350,879
Selling, general and administrative	699,899	863,547	1,691,798	2,336,390
Depreciation and amortization	35,073	37,835	104,983	110,876
Total operating costs and expenses	1,179,589	2,109,977	3,208,032	5,452,741
Loss from operations	(1,079,589)	(2,109,977)	(3,080,023)	(5,364,233)

Other income (expense):
Interest income	-	18,046	617	54,347
Interest expense	(865,322)	(491,792)	(1,501,282)	(903,057)
Total other expense	(865,322)	(473,746)	(1,500,665)	(848,710)
Loss from continuing operations
before provision for income taxes	(1,944,911)	(2,583,723)	(4,580,688)	(6,212,943)
Provision for income taxes	11,000	15,000	20,000	21,150

Loss from continuing operations	(1,955,911)	(2,598,723)	(4,600,688)	(6,234,093)
Discontinued operations:
Loss from discontinued operations	-	(598,081)	-	(1,327,953)

Net loss	(1,955,911)	(3,196,804)	(4,600,688)	(7,562,046)

Undeclared dividends on preferred stock	-	(46,609)	(15,169)	(141,896)
Net loss attributable to common stockholders	$(1,955,911)	$(3,243,413)	$(4,615,857)	$(7,703,942)

Basic and diluted loss per share attributable to common stockholders:
Continuing operations	$(0.32)	$(0.68)	$(0.89)	$(1.66)
Discontinued operations	-	(0.16)	-	(0.35)
Basic and diluted earnings (loss) per share	$(0.32)	$(0.84)	$(0.89)	$(2.01)

Weighted average common shares outstanding
Basic and diluted	6,093,054	3,854,611	5,159,526	3,839,345

See Notes to Condensed Consolidated Financial Statements.

MSGI SECURITY SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED MARCH 31,
(unaudited)

	2007	2006

Operating activities:
Net loss	$(4,600,688)	$(7,562,046)
Loss from discontinued operations	-	1,327,953
Loss from continuing operations	(4,600,688)	(6,234,093)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	33,160	32,458
Amortization	71,823	71,822
Amortization of deferred financing costs	266,326	125,235
Non cash compensation	527,861	1,350,924
Non cash interest expense	888,499	394,179
Changes in assets and liabilities:
Accounts receivable	(175,895)	59,725
Inventory	8,657	(13,544)
Other current assets	1,360	(11,456)
Other assets	-	(107,933)
Accounts payable - trade	(588,897)	713,110
Deferred revenue	(2,000)	39,332
Accrued expenses and other liabilities	815,879	1,026,645
Net cash used in continuing operations	(2,753,915)	(2,553,596)
Net cash used by discontinued operations	-	(1,070,473)
Net cash used in operating activities	(2,753,915)	(3,624,069)

Investing activities:
Investment in Excelsa	-	(3,115)
Increase in related party note receivable	-	(52,320)
Purchases of property and equipment	(5,715)	(68,061)
License agreements		(500,000)
Net cash used in continuing operations	(5,715)	(623,496)
Net cash used by discontinued operations	-	(28,730)
Net cash used in investing activities	(5,715)	(652,226)

Financing activities:
Proceeds from issuance of 8% convertible notes	-	3,000,000
Deferred financing costs related to issuance of 8% convertible notes	-	(439,473)
Payments on 8% convertible notes	-	(136,364)
Proceeds from issuance of 6% convertible notes	2,000,000	-
Deferred financing costs related to issuance of 6% convertible notes	(163,715)	-
Amounts received from Hyundai Syscomm	300,000	-
Costs in connection with registration of stock	-	(5,099)
Advances from strategic partner	959,474	-
Payments made to strategic partner	(233,526)	-
Proceeds from notes payable	-	1,849,585
Repayments of note payable	-	(300,000)
Bank overdraft	(8,223)	-

Net cash provided by continuing operations	2,854,010	3,968,649
Net cash provided by discontinued operations	-	289,407
Net cash provided by financing activities	2,854,010	4,258,056
Change in accumulated other comprehensive income	(88)	(92)
Net increase/(decrease) in cash and cash equivalents	94,292	(18,331)
Cash and cash equivalents at beginning of period	-	112,649
Cash and cash equivalents at end of period	$94,292	$94,318

Noncash Transactions:

Conversion of 4,031 shares Series F stock to 198,470 shares Common stock	$198,470	-
Conversion of 138 shares Series G stock to 2,758,400 shares Common stock	2,758,400	-
Fair Value of Discount on 8% Convertible Note	553,640	1,471,169
Fair Value Discount on 6% Convertible Note	2,000,000	-
Issuance of 1,318,088 shares Common stock in repayment of V Finance Notes	1,186,281	-
Fair Value Agent warrants issued	199,084	233,168
Series G Preferred stock issued in exchange for liabilities	2,758,236	-
Fair Value Discount on Notes payable	249,933	-
Fair Value Modification of agent warrants for deferred financing costs	35,739	-

See Notes to Condensed Consolidated Financial Statements.

MSGI SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

1.  BASIS OF PRESENTATION

The accompanying unaudited Condensed Consolidated Financial Statements include the accounts of MSGI Security Solutions, Inc. and its Subsidiaries, Future Developments America, Inc (“FDA”) and Innalogic, LLC (“Innalogic”) (in combination “MSGI” or the “Company”). These condensed consolidated financial statements are unaudited and should be read in conjunction with the Company's Annual Report on Form 10-K, as amended, for its fiscal year ended June 30, 2006 and the historical consolidated financial statements and related notes included therein. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of only normal recurring accruals, necessary to present fairly the condensed consolidated financial position, results of operations and cash flows of the Company. Certain information and footnote disclosure normally included in financial statements prepared in conformity with generally accepted accounting principles have been condensed or omitted pursuant to the Securities and Exchange Commission's rules and regulations. Operating results for the three and nine month periods ended March 31, 2007 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2007. Certain reclassifications have been made in the fiscal 2006 financial statements to conform to the fiscal 2007 presentation, including reclassifications for discontinued operations.

Liquidity and Capital Resources:

The Company has limited capital resources, has incurred significant historical losses and negative cash flows from operations and has limited current revenues. The Company was also in default of its debt service payments of some certain notes payable, but has successfully reached a resolution to this default (See Note 7). The Company believes that funds on hand combined with funds that will be available from its various operations will not be adequate to finance its operations and capital expenditure requirements and enable the Company to meet its financial obligations and payments under its callable secured convertible notes and promissory notes for the next twelve months. The Company is in the process of consummating certain strategic transactions that may provide significant capital. The Company has engaged the investment banking firm of HC Wainwright to raise additional capital to fund operations and funding events were successfully closed on December 13, 2006 and April 4, 2007 (See Notes 6 and 16). There are no assurances that any further capital raising transactions will be consummated. Although certain transactions have been successfully closed, failure of our operations to generate sufficient future cash flow and failure to consummate our strategic transactions or raise additional financing could have a material adverse effect on the Company's ability to continue as a going concern and to achieve its business objectives. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result should the Company be unable to continue as a going concern.

As previously disclosed, as of July 14, 2006, the Company was in default of the payment terms of the Callable 8% Secured Convertible Notes as well as notes payable of $500,000 with the same investors. On December 13, 2006, the Company entered into a letter agreement (the "Letter Agreement") with certain of the investors to amend the notes and warrants previously issued to these investors by the Company, and to waive certain defaults under the notes and warrants (See Note 5). The Company is no longer in technical default of the payment terms of the Callable 8% Secured Convertible Notes, which are due December 13, 2009, under the amended note.

During the nine months ended March 31, 2007, the Company received funding, in the amount of approximately $722,000 from a certain New York based homeland security firm as an advance in contemplation of a further strategic transaction between the two parties. This certain firm has also paid directly, in support of our subsidiary Innalogic LLC, certain operating expenses in the amount of approximately $537,000. During the nine months ended March 31, 2007, the Company repaid to the security firm $234,000 of the $537,000 paid on our behalf. This certain firm is also in the security technology business and it is thought that the combined technologies and services would yield a stronger competitive offering to potential customers. The net of these transactions brought the aggregate total due to this firm to approximately $1.0 million as of March 31, 2007. The advances bear interest at a rate of 8% and interest expense was $14,481 and $36,552 for the three and nine months ended March 31, 2007, respectively. There can be no assurances that a strategic transaction with such entity can or will be completed.

Hyundai Transactions:
On September 11, 2006 the Company entered into a License Agreement with Hyundai Syscomm Corp. (“Hyundai”) whereby, in consideration of a one-time $500,000 fee (of which $300,000 was received in October 2006), MSGI granted to Hyundai a non-exclusive worldwide perpetual unlimited source, development and support license, for the use of the technology developed and owned by MSGI's majority-owned subsidiary, Innalogic, LLC. This license entitles Hyundai to onward develop the source code of the technology to provide wireless transmission and encryption capabilities that work with any other of Hyundai's products, to use the technology for the purposes of demonstrating the technology to potential customers, sub-licensees and distributors, market the technology world wide either under its existing name or any name that Hyundai may decide and to sub-license the technology to its customers and distributors generally. The License Agreement carries certain intellectual property rights which state that (i) Hyundai will follow all such reasonable instructions as MSGI may give from time to time with regard to the use of trademarks or other indications of the property and other rights of MSGI or its subsidiaries, (ii) warrants that MSGI is the sole proprietary owners of all copyright and intellectual property rights subsisting in the technology and undertakes to indemnify Hyundai at all times against any liability in respect of claims from third parties for infringement thereof and (iii) provides that Hyundai acknowledges that the intellectual property rights of any developments of the technology that are undertaken by MSGI rest and will remain owned by the Company.

On October 19, 2006, the Company entered into a Subscription Agreement with Hyundai for the issuance of 900,000 shares of the Company's common stock. Subject to the terms and conditions set forth in the Subscription Agreement, the Company agreed to issue up to 900,000 shares of common stock contingent upon the Company's receipt of $500,000 received in connection with a certain License Agreement, dated September 11, 2006 (See above and Note 14), and execution of a certain then pending Sub-Contracting Agreement (see below). Under the terms and conditions set forth in the Subscription Agreement, Hyundai agreed that the Company shall not be required to issue, or reserve for issuance at any time in accordance with Nasdaq rule 4350(i), in the aggregate, Common Stock equal to more than 19.99% of the Company's common stock outstanding (on a pre-transaction basis). Therefore the Company issued 865,000 shares of common stock at the initial closing of the transaction, and the remaining 35,000 shares of common stock shall be issued when and if: (a) the holders of a majority of the shares of common stock outstanding vote in favor of Hyundai owning more than 19.99% of the Company's common stock outstanding; or (b) additional issuances of common stock by the Company permit such issuance in accordance with Nasdaq rule 4350(i). As of the date of submission of this report, the Company is obligated to issue the remaining 35,000 shares of common stock to Hyundai, per the terms of the Subscription Agreement. The current number of shares outstanding at May 11, 2007 is 9,458,025, thus reducing the current effective beneficial holdings percentage of Hyundai to approximately 9.1%. The remaining 35,000 share of common stock shall be issued to Hyundai during the three months ended June 30, 2007.

On October 25, 2006, the Company entered into a Sub-Contracting Agreement with Hyundai. The Sub-Contracting Agreement allows for MSGI and its affiliates to participate in contracts that Hyundai and/or its affiliates now have or may obtain hereafter, where the Company's products and/or services for encrypted wired or wireless surveillance systems or perimeter security would enhance the value of the contract(s) to Hyundai or its affiliates. The initial term of the Sub-Contracting Agreement is three years, with subsequent automatic one year renewals unless the Sub-Contracting Agreement is terminated by either party under the terms allowed by the Agreement. Further, under the terms of the Sub-Contracting Agreement, the Company will provide certain limited product and software warranties to Hyundai for a period of 12 months after the assembly of the Company's products and product components by Hyundai or its affiliates with regard to the product and for a period of 12 months after the date of installation of the software by Hyundai or its affiliate with regard to the software. The Company will also provide training, where required, for assembly, maintenance and usage of the equipment and shall charge its most favored price for such training services. No title or other ownership of rights in the Company's firmware or any copy thereof shall pass to Hyundai or its affiliates under this Agreement. Hyundai and its affiliates agree that it shall not alter and notices on, prepare derivative works based on, or reproduce, disassemble or decompile any Software embodied in the firmware recorded in the Company's products.

The Company has taken a position that all of the transaction described above associated with Hyundai should be “bundled” and viewed together under the concepts of EITF No. 00-21, and in consideration that all of the transactions with Hyundai have not yet been finalized. The Company had recognized a receivable and an equal amount in liability for the initial $500,000 license fee in the quarter ended September 30, 2006. As a result of the issuance of the 865,000 shares of common stock to Hyundai in the quarter ended December 31, 2006, $480,000 of the $500,000 liability (commensurate with the percentage of the shares issued out of the total subscription agreement) associated with the License Agreement has been reclassified from liabilities to additional paid in capital. In addition, the remaining receivable of $200,000 in connection with this transaction has been reflected as a contra-equity account.

On February 7, 2007, the Company issued to Hyundai Syscomm Corp. a warrant to purchase a maximum of 24,000,000 shares of common stock in exchange for a maximum of $80,000,000 in revenue, which is to be realized by the Company over a maximum period of four years. The vesting of the Warrant will take place quarterly over the four-year period based on 300,000 shares for every $1 million in revenue realized by the Company. The revenue is subject to the sub-contracting agreement between Hyundai and the Company dated October 25, 2006 and as reported on Form 8-K filed on October 31, 2006. Additionally, when issued, the shares underlying the warrant were to be authorized through an increase in the total of authorized capital stock of the company to be approved by the stockholders. The warrant could not begin to vest until these underlying shares were authorized. Such approval was obtained at the Special Meeting of the Stockholders on March 6, 2007. No transactions under this agreement have occurred to date.

On May 10, 2007, The Company announced today that it had entered into an exclusive sub-contract and distribution agreement with Apro Media Corp for at least $105 million of sub-contracting business over seven years to provide commercial security services to a Fortune 100 defense contractor. Under the terms of contract, MSGI will acquire components from Korea and deliver fully integrated security solutions at an average level of $15 million per year for the length of the seven-year engagement.  MSGI will also immediately establish and operate a 24/7/365 customer support facility in the Northeastern United States. Apro will provide MSGI with a web-based interface to streamline the ordering process and create an opportunity for other commercial security clients to be acquired and serviced by MSGI. The contract calls for gross profit margins estimated to be between 26% and 35% including a profit sharing arrangement with Apro Media, which will initially take the form of unregistered MSGI common stock, followed by a combination of stock and cash and eventually just cash.

Apro Media (www.aprocctv.com) has been offering innovative high-quality security products and services to global clientele since 1995. In the aggregate, assuming all the revenue targets are met over the next seven years, Apro Media would eventually acquire approximately 16 million shares of MSGI common stock.

MSGI was referred to Apro Media by Hyundai Syscomm, an MSGI strategic investor; as part of a general expansion into the Asian security market, however this contract does not constitute revenue under the existing Hyundai Syscomm warrant to acquire common stock of MSGI. The contract requires working capital of at least $5 million due to considerable upfront expenses including a $2.5 million financial contribution by MSGI to Apro Media for the proprietary system development requirements of the Fortune 100 client and the formation of a staffed production and customer service facility and warehouse.  MSGI has already entered into a non-binding Term Sheet with an existing investor to provide the necessary financing and the company expects to reach the definitive agreement stage with this investor in the very near term. There is no assurance that the financing will close, and therefore no assurance that this sub-contracting agreement will become effective. The first Apro Media purchase order is expected to be received by MSGI during the period ended June 30, 2007 and will include monthly deliverables. (See Note 16 “Subsequent Events”) No transactions under this agreement have occurred to date.

Other Transactions:
On December 13, 2006, pursuant to a Securities Purchase Agreement between the Company and several institutional investors (the “Investors”) MSGI issued $2,000,000 aggregate principal amount of callable secured convertible notes (the “6% Notes”) and stock purchase warrants exercisable for 3,000,000 shares of common stock (the “Warrants”) in a private placement for an aggregate offering price of $2,000,000. The conversion of the 6% Notes and the exercise of the Warrants were subject to stockholder approval (the “Stockholder Approval”), which was obtained at a Special Meeting of the Stockholders on March 6, 2007 (See Note 15). H.C. Wainwright acted as a placement agent for a portion of the offering. The 6% Notes have a maturity date of December 13, 2009 and will accrue interest at a rate of 6% per annum. A single balloon payment will be due on the 6% Notes on the revised maturity date of December 13, 2009. The Investors can convert the principal amount of the 6% Notes into common stock of the Company, provided certain conditions are met, and each conversion is subject to certain volume limitations. The conversion price of the 6% Notes is 75% of the average of the lowest three closing prices of the Company's common stock for the 20 day period prior to such conversion, with a minimum conversion price of $0.50 per share. The payment obligation under the 6% Notes may accelerate if the resale of the shares of common stock underlying the 6% Notes and Warrants are not registered in accordance with the terms of the Registration Rights Agreement (See Note 6), payments under the Notes are not made when due or upon the occurrence of other defaults described in the Notes. The Warrants are exercisable once Stockholder Approval was obtained, which was March 6, 2007, until seven years from the date of issuance. The exercise price of the Warrants is $1.00 per share. The 6% Notes and the Warrant have anti-dilution protections and the Company has agreed to certain registration rights for the resale of the shares of common stock underlying the Notes, pursuant to a registration rights agreement entered into simultaneously with the transaction (the “Registration Rights Agreement”). The Company has also entered into a Security Agreement (the “Security Agreement”) and an Intellectual Property Security Agreement (the “Intellectual Property Security Agreement”) with the Investors in connection with the closing, which grants security interests in certain assets of the Company and the Company's subsidiaries to the Investors to secure the Company's obligations under the Notes and Warrants. (See Note 6 for further details.)

On December 20, 2006, MSGI Security Solutions, Inc. filed a certificate of designation with the Secretary of State of the State of Nevada to designate 200 shares of the Company's preferred stock, par value $0.01, as Series G Convertible Preferred Stock ("Series G Preferred Stock") with a stated value of $20,000 per share. The Company has previously entered into subscription agreements (the "Subscription Agreements") with certain vendors, officers and employees of the Company for the issuance of a total of 150 shares of Series G Preferred Stock, in exchange for the conversion of debt owed by the Company for past due invoices and accrued salary of approximately $3.0 million. The Series G Preferred Stock will automatically convert into common stock of the Company once the holders of a majority of the common stock of the Company approve such conversion, at a conversion rate of the higher of $1.00 per share or the market price as of the day the stockholders approve such conversion. The Company obtained such approval at the Special Meeting of the Stockholders held on March 6, 2007 (See Note 15). The market price at the close of business on March 6, 2007 was $0.90; therefore the effective conversion rate of the Series G Preferred Stock was $1.00. The conversion rate of $1.00 will not result in any beneficial conversion feature effect to the Company. All Series G Preferred Stock was deemed issued and converted to common stock as of March 6, 2007, which resulted in the issuance of 2,758,400 shares of common stock and the conversion of $2,758,400 of liabilities from our balance sheet. $2,116,200 of the conversion of liabilities has occurred during the period ended December 31, 2006. The remaining $642,200 in liabilities were converted in the quarter ended March 31, 2007 and relate to accrued salaries for certain officers of the Company. The Series G Preferred Stock was issued to these certain officers and was simultaneously converted to common stock upon the approval of the stockholders on March 6, 2007. There were no shares of Preferred Stock outstanding at March 31, 2007.

On March 30, 2007, the Company entered into the last of a series of letter agreements (the “Letter Agreements”) with all of the individual investors involved in the February and March 2005 funding transactions and the associated promissory notes to accept as payment in full against the principal and accrued interest of the promissory notes, shares of common stock of the Company. The shares of common stock are to be issued at a value of $0.75 per share. The last of these agreements was executed on March 30, 2007. All investors involved in the promissory notes transaction agreed to receive payment in shares of common stock of the Company. The issuance of the shares of common stock as payment against the promissory notes effectively eliminated approximately $989,000 of debt from the balance sheet of the Company. The payment resulted in the issuance of 1,318,088 shares of common stock of the Company. The common stock was issued in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended. Further, per the terms of the Letter Agreements, all liquidated damages incurred from the non-filing and non-timely effectiveness of a registration statement related to the shares of common stock which underlie certain warrants that were issued by the Company to the investors in the Bridge Loan Transaction have been fully accrued as of March 31, 2007 and payment of such to the lenders / investors will be addressed separately. The Company has quantified those amounts as of the quarter ended March 31, 2007 and anticipates stating such calculation to each individual investor during the period ended June 30, 2007, at which point in time each investor can elect to receive those payments in cash based on the extended time frame as discussed in the Letter Agreements, or alternately, receive those amounts in the form of further shares of common stock of the Company.

On April 5, 2007, the Company pursuant to a Securities Purchase Agreement between the Company and several institutional investors (the “Investors”) issued $1,000,000 aggregate principal amount of callable convertible notes (the “Notes”) and stock purchase warrants exercisable for 1,500,000 shares of common stock (the “Warrants”) in a private placement for an aggregate offering price of $1,000,000. H.C. Wainwright acted as a placement agent for the offering. The Notes have a maturity date of April 5, 2010 and will accrue interest at a rate of 6% per annum. Payments under the Notes are not due until the maturity date, however the Investors can convert the principal amount of the Notes into common stock of the Company, provided certain conditions are met, and each conversion is subject to certain volume limitations. The conversion price of the Notes is 75% of the average of the lowest three closing prices of the Company's common stock for the 20 day period prior to such conversion, with a minimum conversion price of $0.50 per share. The payment obligations under the Notes accelerate if payments under the Notes are not made when due or upon the occurrence of other defaults described in the Notes. The Warrants are immediately exercisable until seven years from the date of issuance. The exercise price of the Warrants is $1.00 per share. The Notes and the Warrant have anti-dilution protections. (See Note 16 “Subsequent Events”)

2. SUMMARY OF RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements” (“SFAS 157”). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is a relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practices. This Statement is effective for financial statements for fiscal years beginning after November 15, 2007 with earlier application permitted. The Company adopted the provisions of SFAS 157 in the first quarter of fiscal year ended June 30, 2007 and the adoption did not have a significant impact to our financial statements.

In July 2006, the FASB issued FASB Interpretations No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109, “Accounting for Income Taxes” (“FIN 48”). The Interpretation establishes criteria for recognizing and measuring the financial statement tax effects of positions taken on a company's tax returns. A two-step process is prescribed whereby the threshold for recognition is a more-likely-than-not test that the tax position will be sustained upon examination and the tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company currently recognizes a tax position if it is probable of being sustained. The Interpretation is effective for the Company beginning July 1, 2007 and will be applicable to all tax positions upon initial adoption. Only tax positions that meet the more-likely-than-not recognition threshold at the effective date may continue to be recognized upon adoption of FIN 48. The Company is evaluating the potential effects FIN 48 may have on its consolidated financial position or results of operations, but no material consequence is expected.

3. SUMMARY OF SIGNIFICANT POLICIES

The accounting policies of the Company, consistently applied, are contained in the June 30, 2006 Form 10-K/A. The following are the more significant policies.

Principles of Consolidation:
The consolidated financial statements include the accounts of MSGI and its majority owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. Operations of subsidiaries acquired are included in the MSGI financial statements from the date of the respective acquisition. Operations of any subsidiaries sold are presented as discontinued operations (see Note 11). Investments where the Company has less than a 20% ownership interest and does not exert significant control and influence are recorded on the cost basis. The Company has one reporting segment.

Accounts Receivable and Allowance for Doubtful Accounts:
The Company extends credit to its customers in the ordinary course of business. Accounts are reported net of an allowance for uncollectible accounts. Bad debts are provided on the allowance method based on historical experience and management's evaluation of outstanding accounts receivable. In assessing collectibility the Company considers factors such as historical collections, a customer's credit worthiness, age of the receivable balance both individually and in the aggregate, and general economic conditions that may affect a customer's ability to pay. The Company does not require collateral from customers nor are customers required to make up-front payments for goods and services.

Deferred Financing Costs
Deferred financing costs are amortized over the term of its associated debt instrument. If the maturity of the debt is accelerated because of defaults, then the amortization is accelerated to the default date.

Revenue Recognition:
The Company accounts for revenue recognition in accordance with Staff Accounting Bulletin No. 104, ("SAB 104"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements.

Revenues are reported for the operations of the various subsidiaries of MSGI upon the completion of a transaction that meets the following criteria of SAB 104 when (1) persuasive evidence of an arrangement exists; (2) delivery of our services has occurred; (3) our price to our customer is fixed or determinable; and (4) collectibility of the sales price is reasonably assured. If all such criteria are not met, the transaction is included in deferred revenues.

Income Taxes:
The Company recognizes deferred taxes for the difference between the financial statement and tax bases of assets and liabilities at currently enacted statutory tax rates and laws for the years in which the differences are expected to reverse. The Company uses the liability method of accounting for income taxes, as set forth in SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities and net operating loss carry-forwards, all calculated using presently enacted tax rates. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Use of Estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates and assumptions made in the preparation of the consolidated financial statements relate to the carrying amount of long lived assets, goodwill and intangible assets, deferred tax valuation allowance, valuation of stock options, warrant and debt features and the allowance for doubtful accounts. Actual results could differ from those estimates.

4. EARNINGS (LOSS) PER SHARE

Weighted average shares outstanding- basic and diluted for the three and nine month periods ending March 31, 2007 and 2006:

	2007		2006
	Three Months	Nine Months	Three Months	Nine Months
Weighted average common shares outstanding - basic	6,093,054	5,159,526	3,854,611	3,839,345
Common stock equivalents for options and warrants	-	-	-	-
Weighted average common shares outstanding- diluted	6,093,054	5,159,526	3,854,611	3,839,345

Stock options and warrants in the amount of 30,113,731 and 2,098,731 shares, preferred stock convertible into 0 and 461,538 shares, 8% convertible notes convertible into 4,251,170 and 609,756 shares and 6% convertible notes convertible into 3,305,785 and 0 shares were not included in the computation of diluted loss per share attributable to common stockholders, as they are anti-dilutive as a result of net losses for the three and nine months ended March 31, 2007 and 2006, respectively.

5. 8% CALLABLE CONVERTIBLE NOTES

On July 12, 2005, MSGI closed a Callable Secured Convertible Note financing of $3 million with a New York based institutional investor (the “8% Notes”). Substantially all of the assets of the Company are pledged as collateral to the note holders.

The Note initially required repayment over a three-year term with an 8% interest per annum. Repayment shall be made in cash or in registered shares of common stock if the stock price exceeded $4.92 per the agreement terms, or a combination of both, at the option of the Company, and payment commenced 90 days after the closing date and was payable monthly in equal principal installments plus interest over the remaining 33 months.

Further, the Holder has the option to convert all or any part of the outstanding principal to common stock if the average daily price, as defined in the agreement, for the preceding five trading days is greater than the defined Initial Market Price of $6.56. The original conversion price for this holder option was $4.92. The Company granted registration rights to the investors for the resale of the shares of common stock underlying the notes and certain warrants that were issued in the transaction.

The Note agreement provides the Company with the option to call the loan and prepay the remaining balance due. If the loan is called early, the Company will be required to pay 125% of the outstanding principal and interest as long as the common stock of the Company is at $6.00 or less. If the stock price is higher than $6.00 when the Company exercises the call option, then the amount owed is based upon a calculation, as defined in the agreement, using the average daily price. If in any month a default occurs, the note shall become immediately due and payable at 130% of the outstanding principal and interest.

In January 2006, the Chief Executive Officer entered into a guarantee and pledge agreement with the note holders, whereby, the common stock of MSGI owned by the Chief Executive Officer (approximately 190,000 shares) was pledged as additional collateral for these notes.

On June 7, 2006, the Company entered into a waiver and amendment agreement which modified certain payment due dates of the notes to provide for a payment of $395,450 due July 14, 2006 for debt service due from April 2006 through July 2006. Such payment was not made on July 14, 2006. In consideration for the waiver agreement, the Company issued 800,000 warrants to the note holders. Such warrants were ascribed a fair value, as computed under the Black-Scholes model, of $2,224,808 which was recognized as additional interest expense in June 2006. Because of the default of the terms of the notes, the remaining amortization of the deferred financing costs of approximately $238,200 and beneficial conversion costs and debt discount of approximately $990,100 were accelerated and fully recognized by June 30, 2006. As of July 14, 2006, the Company was in technical default of the payment terms of the 8% Notes. This default was further waived on December 13, 2006, per the terms below.

On December 13, 2006, the Company entered into an agreement for the issuance of $2,000,000 of 6% callable convertible notes (see Note 6) and also entered into a letter agreement with certain of the 2006 Investors to amend the 8% Notes and warrants as well as the promissory notes (See Note 7) previously issued to these Investors by the Company, and to waive certain defaults under these notes and warrants. The letter agreement also serves to amend the amortization and payment terms of the 8% Notes, amending the payment provisions there under. A single balloon payment will be due on the 8% Notes on the revised maturity date of December 13, 2009. As a result of the amendments to the 8% Notes, these notes will continue to accrue interest through the amended maturity date. In addition, the conversion rate was amended. The amended conversion price of the 8% Notes is 75% of the average of the lowest three closing prices of the Company's common stock for the 20 day period prior to such conversion, with a minimum conversion price of $0.50 per share.

In connection with the issuance of the 8% Notes, the Company also issued five-year warrants to the investors for the purchase of up to 75,000 shares of the Company's common stock, $0.01 par value, at an original exercise price of $7.50 per share, which are exercisable at any time. The placement agent received three-year warrants for the purchase of 12,195 shares of the Company's common stock, at an exercise price of $7.50 per share exercisable between the period January 12, 2006 and January 11, 2009. In connection with the December 13, 2006 letter agreement, the terms of the warrants issued to the note holders were modified to change the exercise price to $1.00 per share and to extend the term of the warrants to expire on the seventh anniversary of the original issuance date.

In December 2006, in connection with the above modifications, the Company re-measured the allocated value of the 8% Notes and the warrants based on their fair values in accordance with Accounting Principle Board No. 14 (“APB 14”), “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants” and calculated an additional beneficial conversion feature of $496,246 and discount due to the warrant modification of $57,394, for a total discount of $553,640. The fair value of the warrants was determined utilizing the Black-Scholes option-pricing model. The Company will amortize this discount over the remaining term of the 8% Notes through December 2009. Amortization expense related to the discount was approximately $54,000 for the three and nine months ended March 31, 2007. Should the 8% Notes be converted or paid prior to the payment terms, the amortization of the discount will be accelerated.

The December 13, 2006 modification also changed the terms of the 800,000 warrants issued June 7, 2006 related to the agreement amendment at that date as discussed above. Those warrants were modified to an exercise price of $1.00 and an expiration term on the seventh anniversary from date of original issuance. In connection with this modification, the warrant modification was ascribed a fair value, as computed under the Black-Scholes model, of $247,599, which was recognized as additional interest expense in the nine month period ended March 31, 2007.

6. 6% CALLABLE CONVERTIBLE NOTES

On December 13, 2006, pursuant to a Securities Purchase Agreement between the Company and several institutional investors (the “Investors”), MSGI issued $2,000,000 aggregate principal amount of callable secured convertible notes (the “6% Notes”) and stock purchase warrants exercisable for 3,000,000 shares of common stock in a private placement for an aggregate offering price of $2,000,000. The conversion of the 6% Notes and the exercise of the warrants are subject to stockholder approval (the “Stockholder Approval”), which the Company received on March 6, 2007 (see Note 15). H.C. Wainwright acted as a placement agent for a portion ($1,000,000) of the offering.

The 6% Notes have single balloon payment of $2,000,000 on the maturity date of December 13, 2009 and will accrue interest at a rate of 6% per annum. The Investors can convert the principal amount of the 6% Notes into common stock of the Company, provided certain conditions are met, and each conversion is subject to certain volume limitations. The conversion price of the 6% Notes is 75% of the average of the lowest three closing prices of the Company's common stock for the 20 day period prior to such conversion, with a minimum conversion price of $0.50 per share. The payment obligation under the Notes may accelerate if the resale of the shares of common stock underlying the 6% Convertible Notes and warrants are not registered in accordance with the terms of the Registration Rights Agreement (the “Registration Rights Agreement”), payments under the Notes are not made when due or upon the occurrence of other defaults described in the Notes. The warrants became exercisable once Stockholder Approval was obtained, on March 6, 2007, and are exercisable through December 2013. The exercise price of the warrants is $1.00 per share

The 6% Notes and the warrants have anti-dilution protections, and the Company has agreed to certain registration rights for the resale of the shares of common stock underlying the 6% Notes, pursuant to a Registration Rights Agreement entered into simultaneously with the transaction (the “Registration Rights Agreement”). The Company has also entered into a Security Agreement and an Intellectual Property Security Agreement with the Investors in connection with the closing, which grants security interests in certain assets of the Company and the Company's subsidiaries to the Investors to secure the Company's obligations under the 6% Notes and warrants.

The 6% Notes and Warrants also carry registration rights which contain penalty clauses if the underlying shares are not registered per the terms of the agreement. The agreement calls for a registration filing 90 days from closing date and a registration effective date within 150 days from the date of closing of the funding transaction. The agreement provides for a cash penalty of approximately 2% of the value of the notes to be paid to each of the holders for each thirty day period that is exceeded.

On December 13, 2006, the Company and the holders of the 6% Notes executed an amendment to the original registration rights agreement that changed the terms for required registration from the afore mentioned 90 days from the date of closing to 120 days and changed the terms required for effectiveness of such registration statement from the afore mentioned 150 days from the date of closing to 180 days from the date of closing. The Company expects to file this registration within the quarter ended June 30, 2007 and, further, expects to receive additional amended terms for extension of the registration requirement date and therefore, no liability for a penalty related to late filing is deemed necessary as of March 31, 2007. A single balloon payment will be due on the 6% Notes on the revised maturity date of December 13, 2009.

The issuance of the Notes and Warrants constituted a private placement and therefore was exempt from registration in accordance with Regulation D of the Securities Act of 1933, as amended.

The Company allocated the aggregate proceeds of the 6% Notes between the warrants and the Notes based on their fair values in accordance with Accounting Principle Board No. 14 (“APB 14”), “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” and calculated a beneficial conversion feature and warrant discount in an amount in excess of the $2 million in proceeds received. Therefore, the total discount was limited to $2 million. The fair value of the warrants was calculated utilizing the Black-Scholes option-pricing model. The Company is amortizing this discount over the remaining term of the 6% Notes through December 2009. Amortization expense was $194,444 for the three and nine months ended March 31, 2007. Should the 6% Notes be converted or paid prior to the payment terms, the amortization of the discount will be accelerated.

H.C. Wainwright received a placement fee of $100,000 and will receive 5 year warrants exercisable for 225,000 shares of common stock at an exercise price of $1.00 per share. The agent warrants were valued at $199,084 using the Black-Scholes model and were recorded as part of the financing costs. The aggregate of all the finance charges related to this transaction was $362,799 and such costs have been deferred and are being amortized over the life of the 6% Notes. The amortization expense related to the deferred financing costs for the three and nine months ended March 31 was $30,233 and $40,311, respectively.

7.  OTHER NOTES PAYABLE

Other Notes payable consist of the following as of March 31, 2007:

January 2006 Note Payable	$ 600,000

January 2006 Note Payable
On January 19, 2006, the Company entered into four short-term notes with the same lenders that also hold the 8% Callable Convertible Notes (See Note 5). These promissory notes provided proceeds totaling $500,000 to the Company. The notes were originally due and payable on April 19, 2006 in the aggregate total of $600,000, including imputed interest of $100,000 at an annual imputed interest rate of 80%. In the event of any defined event of default declared by the lenders by written notice to the Company, the notes shall become immediately due and payable and the Company shall incur a penalty of an additional 15% of the amounts due and payable under the notes.

In connection with the waivers and amendments executed for the 8% Callable Convertible notes above, as of June 7, 2006 and December 13, 2006, the same agreements also waived and amended the maturity date of these short-term notes. The December 13, 2006 letter agreement amends the maturity date of the promissory notes to provide for a balloon payment on December 13, 2009. Any and all default provisions under the terms of the original promissory notes were waived and there are no default interest provisions enforced under the terms of the original promissory notes. As such, the notes have been classified to long term debt on the balance sheet as of March 31, 2007.

vFinance note payable
During the months of February and March 2006, the Company entered into a series of promissory notes with various private lenders. The notes closed in a series of four transactions over the period of February 17, 2006 to March 23, 2006. Gross proceeds in the amount of $799,585 were obtained and the notes carry an aggregate repayment total of $975,103 (which includes imputed interest of $175,518 or 21.95%) which is due and payable upon maturity. The notes carry a maturity date of February 28, 2007. The notes were not paid on February 28, 2007, and as a result, the Company was technically in default of the payment terms of the vFinance notes.

In addition, warrants for the purchase of up to 585,062 shares of the Company's common stock were issued to the individual lenders. The warrants carry an original exercise price of $6.50 and a term of 5 years. The warrants may be exercised 65 days after the date of issuance. The warrant agreement contains a re-price provision that provides for a change in the exercise price if the Company issues more favorable terms to another party, as defined in the agreement. Due to the 800,000 warrants issued in connection with the 8% Callable Convertible Notes above at an exercise price of $4.50, the exercise price of the warrants issued with the vFinance note payable were modified to $4.50 as of June 30, 2006. Due to the December 13, 2006 issuance of warrants related to the 6% Notes (see Note 6), the exercise price of the vFinance warrants were modified to $1.00. The Company valued the modification of the warrant using the Black-Scholes model. This resulted in an additional discount to the Note of approximately $250,000, which will be amortized over the remaining life of the Note.

The vFinance Agreement also contains a registration rights agreement for the warrants which contains penalty clauses if the underlying warrant shares are not registered per the terms of the agreement. The agreement calls for a Registration Filing Date within 180 days from closing date and a Registration Effective Date within 90 days from the Registration Filing Date. The agreement provides for a cash penalty of approximately 1.5% of the value of the notes for each thirty day period that is exceeded. As of March 31, 2007, the Company has a liability recorded of $63,400 to provide for the expected delay in issuing this registration statement.

Placement fees in the amount of $73,133 were paid to vFinance Investments, Inc. as placement agent. In addition to the placement fees, warrants for the purchase of up to 73,134 shares of the Company's common stock were issued to the placement agent and its designees. The agent warrants carry an exercise price of $6.50, a term of 5 years and may be exercised 65 days after the date of issuance. The agent warrants were valued at $176,114 using the Black-Scholes option pricing model and recorded as part of the financing costs. In addition, a third party received a fee equal to 5% of the aggregate offering, in an amount of $40,000, which was recorded as part of the financing costs. These warrants also contain a reprice provision that provides for a change in the exercise price if the Company issues more favorable terms to another party, as defined in the agreement. Due to the December 13, 2006 issuance of warrants related to the 6% Notes (see Note 6), the exercise price of the placement agent warrants were modified to $1.00. The Company valued the modification of the warrant using the Black-Scholes model. This resulted in an additional financing charge of $35,739, which will be amortized over the remaining life of the Note as part of the deferred financing charges.

Total financing costs recorded in connection with the Notes were $351,706, including the modification noted above. The deferred financing has been fully amortized during the period ended March 31, 2007. The Company recorded an original discount to the note payable of $612,240, which represented the discount allocated to the warrants. The fair value of the warrants was determined using a Black-Scholes option pricing model. The discount on the note, and subsequent adjustments as noted above, was allocated from the gross proceeds and recorded as additional paid-in capital. The total discount has been amortized to interest expense as a result of the negotiated payment of the notes per the terms below. Interest expense for the three and nine months ended March 31, 2007 in connection with this note discount was approximately $234,000 and $640,000, respectively.

On March 30, 2007, the Company entered into the last of a series of letter agreements (the “Letter Agreements”) with all of the individual investors involved in the Bridge Loan Transaction and the associated promissory notes to accept as payment in full against the principal and accrued interest of the promissory notes, shares of common stock of the Company. The shares of common stock are to be issued at a value of $0.75 per share. The last of these agreements was executed on March 30, 2007. All investors involved in the promissory notes transaction agreed to receive payment in shares of common stock of the Company. The issuance of the shares of common stock as payment against the promissory notes effectively eliminated approximately $989,000 of debt from the balance sheet of the Company. The payment resulted in the issuance of 1,318,088 shares of common stock of the Company.

In addition, the Company recorded additional interest expense of $197,700 as part of the transaction based upon the fair value of the stock issued to settle the debt. The common stock was issued in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended. Further, per the terms of the Letter Agreements, the liquidated damages accruing from the non-filing and non-timely effectiveness of a registration statement related to the shares of common stock which underlie certain warrants that were issued by the Company to the investors in the transaction will be addressed separately. The Company has quantified and accrued those amounts as of the quarter ended March 31, 2007 as noted above and anticipates stating such calculation to each individual investor during the period ended June 30, 2007, at which point in time each investor can elect to receive those payments in cash based on the extended time frame as discussed in the Letter Agreements, or alternately, receive those amounts in the form of further shares of common stock of the Company.

Advance from Strategic Partner
During the nine months ended March 31, 2007, the Company received funding, in the amount of approximately $722,000 from Coda Octopus Group, Inc. (“CODA”) as an advance in contemplation of a further strategic transaction between the two parties. This certain firm has also paid directly, in support of our subsidiary Innalogic LLC, certain operating expenses in the amount of approximately $537,000. During the nine months ended March 31, 2007, the Company repaid to CODA $234,000 of the $537,000 paid on our behalf. CODA is also in the security technology business and it is thought that the combined technologies and services would yield a stronger competitive offering to potential customers. The net of these transactions brought the aggregate total due to this firm to approximately $1.0 million as of March 31, 2007. The advances bear interest at a rate of 8% and interest expense was $14,481 and $36,552 for the three and nine months ended March 31, 2007, respectively. There can be no assurances that a strategic transaction with such entity can or will be completed.

On May 16, 2007 the Company issued 850,000 unregistered common shares to Coda Octopus Group, Inc. (CODA) as full and final payment and a release of all financial obligations resulting from advances made by CODA to the Company and/or Innalogic LLC, the Company's subsidiary through the period ended March 31, 2007. (See Note 16 “Subsequent Events”)

During the quarter ended March 31, 2007, the Company earned a $100,000 fee from CODA resulting from a contract referral we provided them.

8. ABANDONED LEASES OBLIGATION

In December 2002, the Company terminated a lease for abandoned property. Under the termination agreement, the Company was obligated to pay $20,000 per month until August 2010, which liability was fully accrued at that point. As of the three month period ended September 30, 2006, the Company had a remaining obligation of $1.1 million on the abandoned property, of which $987,000 was reflected as a liability at that point, based upon the present value. On December 22, 2006, the Company issued shares of Series G Preferred Stock to the landlord and its designee for the $1.0 million which reduced the liability to $100,000 as of the period ended December 31, 2006. On March 6, 2007, the shares of Series G Preferred Stock converted into shares of the Company's common stock automatically upon the approval of the shareholders (See note 15). The remaining $100,000 balance was paid by the Company in cash during the period ended March 31, 2007. There was no gain or loss recorded on this transaction.

9.  STOCK BASED COMPENSATION, COMMON STOCK AND WARRANTS

Stock Options
The Company maintains a qualified stock option plan (the "1999 Plan") for the issuance of up to 1,125,120 shares of common stock under qualified and non-qualified stock options. The 1999 Plan is administered by the compensation committee of the Board of Directors which has the authority to determine which officers and key employees of the Company will be granted options, the option price and vesting of the options. In no event shall an option expire more than ten years after the date of grant.

The Company accounts for employee stock-based compensation under SFAS 123R, “Share-Based Payment” (“SFAS 123R”), which requires all share-based payments to employees to be recognized in the financial statements at their fair values. The fair value of each stock option is estimated on the date of grant using the Black-Scholes method of valuation. The expense is being recognized in non cash compensation on a straight-line basis over the vesting period of the options, and amounted to $466,862 and $1,350,879 for the nine months ended March 31, 2007 and 2006, respectively. The Company did not record a tax benefit related to the share-based compensation expense since the Company has a full valuation allowance against deferred tax assets.

There were no stock options granted during the nine months ended March 31, 2007 or 2006. As of March 31, 2007, 550,000 options are outstanding, of which 515,332 options are exercisable. The weighted average exercise price of all outstanding options is $2.39. Aggregate intrinsic value of the options was $0 as of March 31, 2007. As of March 31, 2007, non-vested compensation cost that has not yet been recognized was approximately $55,000, which is expected to be recognized over a weighted average period of approximately one year.

Warrants
On February 7, 2007, the Company issued to Hyundai Syscomm Corp. a warrant to purchase a maximum of 24,000,000 shares of common stock in exchange for a maximum of $80,000,000 in revenue, which is to be realized by the Company over a maximum period of four years. The vesting of the Warrant will take place quarterly over the four-year period based on 300,000 shares for every $1 million in revenue realized by the Company. The revenue is subject to the sub-contracting agreement between Hyundai and the Company dated October 25, 2006 and as reported on Form 8-K filed on October 31, 2006. Such warrants are considered contingent, and therefore, the Company will not recognize the accounting impact of these warrants until the vesting event occurs. Additionally, when issued, the shares underlying the warrant were to be authorized through an increase in the total of authorized capital stock of the company to be approved by the stockholders. The warrant could not begin to vest until these underlying shares were authorized. Such approval was obtained at the Special Meeting of the Stockholders on March 6, 2007. (See Note 14.) As of March 31, 2007, the Company has 29,563,731 warrants outstanding to purchase shares of common stock at prices ranging from $1.00 to $8.25, with a weighted average exercise price of $1.91, of which 5,563,731are currently exercisable. The 24,000,000 warrants issued to Hyundai are not vested as of the period ended March 31, 2007 and, as such, are not exercisable.

During the quarter ended December 31, 2006, the Company adjusted the exercise price of certain previously issued warrants to certain lenders and placement agents. This adjustment was mandated by certain anti-dilution and exercise price protection provisions in the previously issued warrants agreements. See Note 7 for further details and the effect. The Company also adjusted the exercise price of certain warrants in connection with the modification entered into on the 8% Notes and Promissory Notes in December 2006. See Note 5 for further details and the effect.

Common Stock Transactions
During the quarter ended December 31, 2006, the Company issued 865,000 shares of common stock to Hyundai Syscomm Corp. (See Note 14.)

During the quarter ended September 30, 2006, the Company issued 25,000 shares of common stock to an employee, resulting in a non-cash compensation expense of $61,000.

During the nine months ended March 31, 2007, the Company issued 2,758,400 and 1,318,088 shares of common stock from the conversion of Series G preferred stock and promissory notes, respectively

During the nine months ended March 31, 2007, 4,031 shares of Series F Preferred Stock was converted to 198,470 shares of common stock

10. PREFERRED STOCK

In November 2004, the Company entered into a private placement agreement with certain strategic investors in which the Company sold an aggregate of 9,376 shares of Series F Convertible Preferred Stock, par value $.01 ("Series F Preferred Stock") and warrants to acquire 230,797 shares of common stock for gross proceeds of $3 million. The preferred stock was convertible into shares of common stock, at any time at the option of the holder, at a conversion rate of $6.50. Further, registration rights of the holders of Series F Preferred Stock called for a registration statement to be filed by the Company with the Securities and Exchange Commission, covering the resale of the shares of the Company's common stock underlying the Series F Preferred Shares (the "Reserved Shares"), within 180 days of the initial closing date, November 10, 2004. In the event that the Company did not file such registration statement within 180 days, the Company would have to issue to the holders additional shares of Series F Preferred Shares equal to 5% of the number of Reserved Shares issued in the private placement, for each 30 day period, following the 180 day period, during which such registration statement has not been filed. The registration statement was not filed within the initial 180 day period, but was filed within the next 30 day period. Therefore, the Company issued an additional 468.8 Series F Preferred Stock, which was convertible into approximately 23,079 shares of common stock. The holders of Series F Preferred Stock were entitled to receive cumulative dividends at the rate of six percent (6%) payable in additional shares of common stock of the Company, based on the average closing price per share of the Company's common stock for the ten (10) consecutive trading days prior to the payment of any dividend. During the year ended June 30, 2006, approximately 5,813 shares of Series F preferred stock were converted into common stock. During the nine months ended March 31, 2007, 4,031 shares of Series F Preferred Stock was converted to 198,470 shares of common stock. As of December 31, 2006, all of the outstanding shares of Series F Preferred Stock have been converted into shares of common stock however the Company had $305,024 of undeclared but accumulated dividends at March 31, 2007.

On December 20, 2006, MSGI filed a certificate of designation with the Secretary of State of the State of Nevada to designate 200 shares of the Company's preferred stock, par value $0.01, as Series G Preferred Stock with a stated value of $20,000 per share. The Company had previously entered into Subscription Agreements with certain vendors, officers and employees of the Company for the issuance of a total of approximately 150 shares of Series G Preferred Stock, in exchange for the conversion of debt owed by the Company for past due invoices and accrued salary of approximately $3.0 million. The Series G Preferred Stock automatically converted into common stock of the Company once the holders of a majority of the common stock of the Company approved such conversion, at a conversion rate of the higher of $1.00 per share or the market price as of the day the stockholders approve such conversion. The Company obtained such approval at the Special Meeting of the Stockholders held on March 6, 2007 (See Note 15).

The market price at the close of business on March 6, 2007 was $0.90, therefore the effective conversion rate of the Series G Preferred Stock was $1.00. The conversion rate of $1.00 will not result in any beneficial conversion feature effect to the Company. All Series G Preferred Stock was deemed issued and converted to common stock as of March 6, 2007, which resulted in the issuance of 2,758,400 shares of common stock and the conversion of $2,758,400 of liabilities from our balance sheet. $2,116,200 of the conversion of liabilities has occurred during the period ended December 31, 2006. The remaining $642,200 in liabilities were converted in the quarter ended March 31, 2007 and relate to accrued salaries for certain officers of the Company. The Series G Preferred Stock was issued to these certain officers and was simultaneously converted to common stock upon the approval of the stockholders on March 6, 2007.

There are no outstanding shares of any series of preferred stock as of the period ended March 31, 2007.

11. DISCONTINUED OPERATIONS

On March 31, 2006, the Company defaulted on certain payment provisions of the Stock Purchase Agreement which provided that, if the Company failed to pay any of the individual installments within 48 hours of the applicable due date, the Stock Purchase Agreement would be terminated and the Company would be obligated to return all acquired equity ownership interests in AONet International Srl. (“AONet”) to the previous owner, forfeiting any and all payments made to that date. As of April 1, 2006, all equity ownership interests reverted back to the previous owner and, as a result, the AONet subsidiary has been deconsolidated from the financial statements of the Company.

The loss from discontinued operations of AONet for the three and nine months ended March 31, 2006 which have been included in loss from discontinued operations for the periods ended March 31, 2006 is as follows:

	Three Months	Nine Months
Revenues	$399,586	$1,806,255
Costs of revenues	575,370	1,712,278
Gross profit	(175,784)	93,977
Operating costs and expenses	381,313	1,228,202
Other expenses	36,173	166,180
Loss before taxes	(593,270)	(1,300,405)
Provision for taxes	4,811	27,548
Net loss from discontinued operations	$(598,081)	$(1,327,953)

12. INVESTMENTS

MSGI owns approximately 19.5% of the issued and outstanding shares of common stock of Excelsa S.p.A. (“Excelsa”), a corporation organized under the laws of the Republic of Italy. As the Company has less then 20% ownership interest in Excelsa and does not have the ability to exercise significant influence over Excelsa, this investment is accounted for under the cost method. The Company wrote-down the carrying value of the investment at June 30, 2006 to $1,650,000 based upon its estimate of the fair value of its stock interest in Excelsa S.p.A. The Company examined the investment for the three months ended March 31, 2007 and has determined that there is no further impairment required at this time.The Company will reexamine the investment at the year end June 30, 2007 to determine if any further impairment of the investment value is warranted. During the nine months ended March 31, 2006, MSGI sold approximately $51,000 of product to Excelsa at normal selling terms.

13. INTANGIBLE ASSETS

The gross carrying amount and accumulated amortization of the Company's intangible assets as of March 31, 2007 is as follows:

	March 31, 2007
	Gross Carrying	Accumulated
	Amount	Amortization
Amortized intangible assets
Unpatented technology	$287,288	$250,734

Amortization expense recorded for the three and nine months ended March 31, 2007 was $23,941 and $71,823, respectively. The estimated remaining amortization expense is as follows:

Fiscal Year	Amount
2007 (remaining 6 months)	$23,940
2008	12,614

14. AGREEMENTS WITH HYUNDAI SYSCOMM CORP.

On September 11, 2006, the Company entered into a License Agreement with Hyundai Syscomm Corp (“Hyundai”) whereby, in consideration of a one-time $500,000 fee ($300,000 of which was been subsequently collected, with the balances expected to be paid during the quarter ended June 30, 2007), MSGI granted to Hyundai a non-exclusive worldwide perpetual unlimited source, development and support license, for the use of the technology developed and owned by MSGI's majority-owned subsidiary, Innalogic, LLC. This license entitles Hyundai to onward develop the source code of the technology to provide wireless transmission and encryption capabilities that work with any other of Hyundai's products, to use the technology for the purposes of demonstrating the technology to potential customers, sub-licensees and distributors, market the technology world-wide either under its existing name or any name that the Hyundai may decide and to sub-license the technology to its customers and distributors generally. The License Agreement carries certain Intellectual Property Rights which state that Hyundai will follow all such reasonable instructions as MSGI may give from time to time with regard to the use of trademarks or other indications of the property and other rights of MSGI or its subsidiaries, warrants that MSGI is the sole proprietary owners of all copyright and intellectual property rights subsisting in the technology and undertakes to indemnify Hyundai at all times against any liability in respect of claims from third parties for infringement thereof and provides that Hyundai acknowledges that the Intellectual Property Rights of any developments of the technology that are undertaken by MSGI rest and will remain with the Company.

On October 19, 2006, the Company entered into a Subscription Agreement with Hyundai for the issuance of 900,000 shares of the Company's common stock. Subject to the terms and conditions set forth in the Subscription Agreement, the Company agreed to issue up to 900,000 shares of common stock contingent upon the Company's receipt of $500,000 received in connection with a certain License Agreement, dated September 11, 2006, as discussed above, and execution of a certain pending Sub-Contracting Agreement (see below). Under the terms and conditions set forth in the Subscription Agreement, Hyundai agreed that the Company shall not be required to issue, or reserve for issuance at any time in accordance with Nasdaq rule 4350(i), in the aggregate, Common Stock equal to more than 19.99% of the Company's common stock outstanding (on a pre-transaction basis). Therefore the Company issued 865,000 shares of common stock at the initial closing of the transaction, and the remaining 35,000 shares of common stock shall be issued when and if: (a) the holders of a majority of the shares of common stock outstanding vote in favor of Hyundai owning more than 19.99% of the Company's common stock outstanding; or (b) additional issuances of common stock by the Company permit such issuance in accordance with Nasdaq rule 4350(i). As of the date of submission of this report, the Company is obligated to issue the remaining 35,000 shares of common stock to Hyundai, per the terms of the Subscription Agreement. The current number of shares outstanding as of March 9, 2007 is 8,039,937, thus reducing the current effective beneficial holdings percentage of Hyundai to approximately 10.8%. The remaining 35,000 share of common stock shall be issued to Hyundai during the three months ended June 30, 2007.
On October 25, 2006, the Company entered into a Sub-Contracting Agreement with Hyundai. The Sub-Contracting Agreement allows for MSGI and its affiliates to participate in contracts that Hyundai and/or its affiliates now have or may obtain hereafter, where the Company's products and/or services for encrypted wired or wireless surveillance systems or perimeter security would enhance the value of the contract(s) to Hyundai or its affiliates. The initial term of the Sub-Contracting Agreement is three years, with subsequent automatic one year renewals unless the Sub-Contracting Agreement is terminated by either party under the terms allowed by the Agreement. Further, under the terms of the Sub-Contracting Agreement, the Company will provide certain limited product and software warranties to Hyundai for a period of 12 months after the assembly of the Company's products and product components by Hyundai or its affiliates with regard to the product and for a period of 12 months after the date of installation of the software by Hyundai or its affiliate with regard to the software. The Company will also provide training, where required, for assembly, maintenance and usage of the equipment and shall charge it's most favored price for such training services. No title or other ownership of rights in the Company's Firmware or any copy thereof shall pass to Hyundai or its affiliates under this Agreement. Hyundai and its affiliates agree that it shall not alter any notices on, prepare derivative works based on, or reproduce, disassemble or decompile any Software embodied in the Firmware recorded in the Company's products.

The Company has taken a position that all of the transaction described above associated with Hyundai should be “bundled” and viewed together under the concepts of EITF No. 00-21, and in consideration that all of the transactions with Hyundai have not yet been finalized. The Company had recognized a receivable and an equal amount in liability for the initial $500,000 license fee in the quarter ended September 30, 2006. As a result of the issuance of the 865,000 shares of common stock to Hyundai in the quarter ended December 31, 2006, $480,000 of the $500,000 liability (commensurate with the percentage of the shares issued out of the total subscription agreement) associated with the License Agreement has been reclassified from liabilities to additional paid in capital. In addition, the remaining receivable of $200,000 in connection with this transaction has been reflected as a contra-equity account.

On February 7, 2007, the Company issued to Hyundai Syscomm Corp. a warrant to purchase a maximum of 24,000,000 shares of common stock in exchange for a maximum of $80,000,000 in revenue, which is to be realized by the Company over a maximum period of four years. The vesting of the Warrant will take place quarterly over the four-year period based on 300,000 shares for every $1 million in revenue realized by the Company. The revenue is subject to the sub-contracting agreement between Hyundai and the Company dated October 25, 2006 and as reported on Form 8-K filed on October 31, 2006. Such warrants are considered contingent, and therefore, the Company will not recognize the accounting impact of these warrants until the vesting event occurs. Additionally, when issued, the shares underlying the warrant were to be authorized through an increase in the total of authorized capital stock of the company to be approved by the stockholders. The warrant could not begin to vest until these underlying shares were authorized. Such approval was obtained at the Special Meeting of the Stockholders on March 6, 2007.

On May 10, 2007, The Company announced today that it had entered into an exclusive sub-contract and distribution agreement with Apro Media Corp for at least $105 million of sub-contracting business over seven years to provide commercial security services to a Fortune 100 defense contractor.

Under the terms of contract, MSGI will acquire components from Korea and deliver fully integrated security solutions at an average level of $15 million per year for the length of the seven-year engagement.  MSGI will also immediately establish and operate a 24/7/365 customer support facility in the Northeastern United States. Apro will provide MSGI with a web-based interface to streamline the ordering process and create an opportunity for other commercial security clients to be acquired and serviced by MSGI. The contract calls for gross profit margins estimated to be between 26% and 35% including a profit sharing arrangement with Apro Media, which will initially take the form of unregistered MSGI common stock, followed by a combination of stock and cash and eventually just cash. Apro Media (www.aprocctv.com) has been offering innovative high-quality security products and services to global clientele since 1995. In the aggregate, assuming all the revenue targets are met over the next seven years, Apro Media would eventually acquire approximately 16 million shares of MSGI common stock.  MSGI was referred to Apro Media by Hyundai Syscomm, an MSGI strategic investor; as part of a general expansion into the Asian security market, however this contract does not constitute revenue under the existing Hyundai Syscomm warrant to acquire common stock of MSGI. The contract requires working capital of at least $5 million due to considerable upfront expenses including a $2.5 million financial contribution by MSGI to Apro Media for the proprietary system development requirements of the Fortune 100 client and the formation of a staffed production and customer service facility and warehouse.  MSGI has already entered into a non-binding Term Sheet with an existing investor to provide the necessary financing and the company expects to reach the definitive agreement stage with this investor in the very near term. There is no assurance that the financing will close, and therefore no assurance that this sub-contracting agreement will become effective. The first Apro Media purchase order is expected to be received by MSGI during the period ended June 30, 2007 and will include monthly deliverables. (See Note 16 “Subsequent Events”) No transactions under this agreement have occurred to date

15. SPECIAL MEETING OF THE STOCKHOLDERS

On March 6, 2007, the Company held a Special Meeting of the Stockholders where the following proposals were put before the stockholders for approval:

(1) To consider a proposal to increase the authorized shares of capital stock for the Company from 9,393,750 to 100,050,000. The capital stock of the Company shall be divided into two classes as follows: (i) 50,000 shares of preferred stock of the par value of $.01 per share ("Preferred Stock"), and (ii) 100,000,000 shares of common stock of the par value of $.01 per share (“Common Stock”).

(2) To approve the automatic conversion of our Series G Convertible Preferred Stock (the “Series G Preferred Stock”) into up to 3,000,000 shares of Common Stock.

(3) To ratify the issuance of our Series G Preferred Stock to certain of our executive officers.

(4) To ratify the private placement transaction with certain institutional investors, of the issuance of $2,000,000 in callable secured convertible notes and warrants exercisable for 3,000,000 shares of Common Stock (the "Private Placement") (See Note 6).

(5) To consider a proposal to amend the Amended and Restated Articles of Incorporation of the Company to remove certain business combination and reclassification provisions.

Proposal number 1 - 4 passed. Proposal number 5 did not pass.

16. SUBSEQUENT EVENTS

On April 5, 2007, the Company pursuant to a Securities Purchase Agreement between the Company and several institutional investors (the “Investors”) issued $1,000,000 aggregate principal amount of callable convertible notes (the “Notes”) and stock purchase warrants exercisable for 1,500,000 shares of common stock (the “Warrants”) in a private placement for an aggregate offering price of $1,000,000. H.C. Wainwright acted as a placement agent for the offering. The Notes have a balloon payment of $1,000,000 due at the maturity date of April 5, 2010, and will accrue interest at a rate of 6% per annum. Payments under the Notes are not due until the maturity date, however the Investors can convert the principal amount of the Notes into common stock of the Company, provided certain conditions are met, and each conversion is subject to certain volume limitations. The conversion price of the Notes is 75% of the average of the lowest three closing prices of the Company's common stock for the 20 day period prior to such conversion, with a minimum conversion price of $0.50 per share. The payment obligations under the Notes accelerate if payments under the Notes are not made when due or upon the occurrence of other defaults described in the Notes. The Warrants are immediately exercisable until seven years from the date of issuance. The exercise price of the Warrants is $1.00 per share. The Notes and the Warrant have anti-dilution protections.

On May 10, 2007, The Company announced today that it had entered into an exclusive sub-contract and distribution agreement with Apro Media Corp (“Apro”) for at least $105 million of sub-contracting business over seven years to provide commercial security services to a Fortune 100 defense contractor. Under the terms of contract, MSGI will acquire components from Korea and deliver fully integrated security solutions at an average level of $15 million per year for the length of the seven-year engagement.  MSGI will also immediately establish and operate a 24/7/365 customer support facility in the Northeastern United States. Apro will provide MSGI with a web-based interface to streamline the ordering process and create an opportunity for other commercial security clients to be acquired and serviced by MSGI. The contract calls for gross profit margins estimated to be between 26% and 35% including a profit sharing arrangement with Apro Media, which will initially take the form of unregistered MSGI common stock, followed by a combination of stock or warrants and cash and eventually just cash. In the aggregate, assuming all the revenue targets are met over the next seven years, Apro would eventually acquire approximately16 million shares of MSGI common stock. On May 10, 2007, The Company announced today that it had entered into an exclusive sub-contract and distribution agreement with Apro Media Corp for at least $105 million of sub-contracting business over seven years to provide commercial security services to a Fortune 100 defense contractor.

Under the terms of contract, MSGI will acquire components from Korea and deliver fully integrated security solutions at an average level of $15 million per year for the length of the seven-year engagement.  MSGI will also immediately establish and operate a 24/7/365 customer support facility in the Northeastern United States. Apro will provide MSGI with a web-based interface to streamline the ordering process and create an opportunity for other commercial security clients to be acquired and serviced by MSGI. The contract calls for gross profit margins estimated to be between 26% and 35% including a profit sharing arrangement with Apro Media, which will initially take the form of unregistered MSGI common stock, followed by a combination of stock and cash and eventually just cash. Apro Media (www.aprocctv.com) has been offering innovative high-quality security products and services to global clientele since 1995. In the aggregate, assuming all the revenue targets are met over the next seven years, Apro Media would eventually acquire approximately16 million shares of MSGI common stock. MSGI was referred to Apro Media by Hyundai Syscomm, an MSGI strategic investor; as part of a general expansion into the Asian security market, however this contract does not constitute revenue under the existing Hyundai Syscomm warrant to acquire common stock of MSGI. The contract requires working capital of at least $5 million due to considerable upfront expenses including a $2.5 million financial contribution by MSGI to Apro Media for the proprietary system development requirements of the Fortune 100 client and the formation of a staffed production and customer service facility and warehouse.  MSGI has already entered into a non-binding Term Sheet with an existing investor to provide the necessary financing and the company expects to reach the definitive agreement stage with this investor in the very near term. There is no assurance that the financing will close, and therefore no assurance that this sub-contracting agreement will become effective. The first Apro Media purchase order is expected to be received by MSGI during the period ended June 30, 2007 and will include monthly deliverables. No transactions have occurred to date under this agreement.

On May 16, 2007 the Company issued 850,000 unregistered common shares to Coda Octopus Group, Inc. (CODA) as full and final payment and a release of all financial obligations resulting from advances made by CODA to the Company and/or Innalogic LLC, the Company's subsidiary through the period ended March 30, 2007. As previously disclosed by the Company, the Company received funding from a certain New York based homeland security firm as an advance in contemplation of a further strategic transaction between the two parties. This certain firm also paid directly, in support of our subsidiary Innalogic LLC, certain operating expenses. CODA is also in the security technology business and it is believed that a strategic relationship with CODA would yield a stronger competitive offering to potential customers.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

According to Article X of our Articles of Incorporation, as amended, the directors and officers of the Company shall not be personally liable to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, except for (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (ii) the payment of dividends in violation of the provisions of Chapter 78 of the Nevada Revised Statutes. Article X further provides that the liability of a director or officer of the Company shall be eliminated or limited to the full extent permitted by the Nevada Revised Statutes, as amended.

We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933 is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

Registration Fees	$232
Federal Taxes	--
State Taxes	--
Legal Fees and Expenses	$20,000
Printing and Engraving Expenses
Blue Sky Fees
Accounting Fees and Expenses	$20,000
Miscellaneous	$5,000
Total	$45,232

Item 26. Recent Sales of Unregistered Securities.

The following is a summary of transactions within the last three years involving sales of its securities that were not registered under the Securities Act:

Bridge Loan Transaction

On February 21, 2006, the Company held the first closing on a bridge loan transaction (the “Bridge Loan Transaction”), pursuant to a Bridge Loan Agreement, secured with individual promissory notes, with certain accredited investors. The terms of the Bridge Loan Agreement allow for the investors to lend up to a maximum aggregate total of $820,000 in exchange for promissory notes having a principal amount of $100,000 for every $82,000 of funds borrowed at the stated maturity dates, thus creating a maximum potential aggregate principal obligation by the Company of $1.0 million. The Company held the first closing totaling an aggregate obligation of approximately $280,000. The terms of each note issued pursuant to the Bridge Loan Agreement call for a maturity date of the earlier of February 21, 2007 (the first anniversary of the initial closing date), the date on which the Company enters into any equity transaction that results in funding of at least $1.0 million in aggregate, or the date of any default of the terms of the promissory notes by the Company. No additional interest above the principal amount accrues on any individual promissory note until the stated maturity date. After the maturity date, interest shall accrue at a rate equal to 18% per annum or the highest rate allowed by law, whichever is lower. Interest, if any, will accrue on a daily basis and payable in cash, until such time as the outstanding balances are paid. The holder of any individual promissory note may demand payment of all or any portion of the note, together with any accrued interest and any other amounts due, as of the maturity date or any date thereafter. The Company may prepay, in whole or in part, the outstanding obligation of any of the notes, at any time prior to the maturity date. In addition, per the terms of the Bridge Loan Agreement, warrants to purchase shares of the Company's common stock in the aggregate of up to a maximum of 600,000 shares were issued to holders of any notes on the date of issuance of the notes. Each note holder received a pro rata allocation of warrants equal to a portion of the aggregate total of up to a maximum of 600,000 shares corresponding to the ratio of the individual notes to the aggregate promissory notes total of $1.0 million. The warrants have an exercise price of $6.50 and have a term of 5 years. Each of the warrants is exercisable at the earlier of 65 days after the issuance date or the effective date of the required registration statement for the common shares underlying the warrants.

The parties involved in the Bridge Loan Transaction also entered into a registration rights agreement pursuant to which the Company must file a registration statement covering the common shares underlying the warrants within 180 days of the initial closing of the promissory notes, and also granted "piggyback" registration rights. The warrants may be exercised on a cashless basis when a year has passed since the issuance of the warrants, and there is not an effective registration statement covering the shares. In addition, the Company will be required to make penalty payments to the investors if the registration statement is not timely filed or effective, in accordance with the terms of the registration rights agreement.

Per the terms of the Bridge Loan Agreement, a cash fee equal to 7.5% of the value of the issued promissory notes was paid to vFinance Investments, Inc., which acted as the placement agent in this transaction. In addition, warrants for the purchase of shares of the Company's common stock, in the aggregate of 75,000 shares, were issued to the placement agent upon closing of the individual promissory notes. The placement agent received an allocation of warrants equal to a portion of the aggregate total of 75,000 shares corresponding to the ratio of the individual notes issued to the aggregate promissory notes total of $1.0 million. Such warrants have piggy back registration rights for the shares issuable on their exercise and otherwise generally carry the same terms as those issued to the holders of the promissory notes as stated above.

As previously reported in February and March of 2006, the Company held multiple closings on the Bridge Loan Transaction, pursuant to the Bridge Loan Agreement, to be secured with individual promissory notes, with certain accredited investors.

On June 30, 2006, the Company issued warrants for the purchase of an aggregate of 800,000 shares of the Company's common stock to the group of institutional investors who purchased notes from the Company in connection with a private placement and the Bridge Loan Transaction. The warrants were issued in connection with certain amendments to the notes extending the maturity dates and amending the payment terms. The Company relied on an exemption from registration under Rule 4(2) of the Securities Act of 1933. The warrants had an exercise price of $4.50 and are exercisable until June 30, 2012.

In March 2007, the Company entered into a series of letter agreements with all of the individual investors involved in the Bridge Loan Transaction and the associated promissory notes to accept as payment in full against the principal and accrued interest of the promissory notes, shares of common stock of the Company. The shares of common stock were issued at a value of $0.75 per share. The last of these agreements was executed on March 30, 2007. All investors involved in the Bridge Loan Transaction have agreed to receive payment in shares of common stock of the Company. The issuance of such shares of common stock as payment against the promissory notes will effectively eliminate approximately $989,000 of debt from the balance sheet of the Company and will result in the issuance of 1,318,088 shares of common stock of the Company.

The common stock was issued in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

Other Transactions

On December 19, 2006, the Company filed a certificate of designation with the Secretary of State of the State of Nevada to designate 200 shares of the Company's preferred stock, par value $0.01, as Series G Convertible Preferred Stock with a stated value of $20,000 per share. The Company previously entered into subscription agreements with certain vendors, officers and employees for the issuance of a total of 150 shares of Series G Preferred Stock, in exchange for the cancellation of debt owed by the Company for past due invoices and accrued salary. The Series G Preferred Stock automatically converted into common stock of the Company upon the approval of the holders of a majority of the common stock of the Company on March 6, 2007 (“Stockholder Approval”), at a conversion rate of $1.00 per share. The holders of the Series G Preferred Stock were entitled to accrued dividends of 5% per annum. The issuance of the Series G Preferred Stock constituted a private placement and therefore was exempt from registration in accordance with Regulation D of the Securities Act of 1933, as amended.

On December 13, 2006, the Company, pursuant to a Securities Purchase Agreement between the Company and several institutional investors, issued $2,000,000 aggregate principal amount of callable secured convertible notes and stock purchase warrants exercisable for 3,000,000 shares of common stock in a private placement for an aggregate offering price of $2,000,000. The conversion and exercise of such notes were subject to the Stockholder Approval. H.C. Wainwright acted as a placement agent for a portion of the offering.

On October 19, 2006 the Company entered into a Subscription Agreement with Hyundai Syscomm Corp, a California Corporation, for the sale of 900,000 shares of the Company’s common stock. Subject to the terms and conditions set forth in the Subscription Agreement, Hyundai agreed to purchase from the Company 900,000 shares of common stock in exchange for the Company’s receipt of $500,000 received in connection with a certain License Agreement, dated September 11, 2006, and the execution of a Sub-Contracting Agreement.

Under the terms and conditions set forth in the Subscription Agreement, Hyundai agreed that the Company shall not be required to issue, or reserve for issuance at any time in accordance with Nasdaq rule 4350(i), in the aggregate, common stock equal to more than 19.99% of the Company's common stock outstanding (on a pre-transaction basis).

The issuance described above was offered and sold to the investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated thereunder. The investor is either an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, or a qualified institutional buyer as defined in Rule 144A under the Securities Act of 1933.

On July 13, 2005, the Company closed a Callable Secured Convertible Note financing of $3 million with a group of New York based institutional investors. The instrument requires repayment over 36 months with a maximum of 8% interest per annum. Repayment shall be in cash or in registered shares of common stock. The monthly amortization shall commence 90 days after closing according to a 33 month amortization schedule. At the Investors’ option, the note may be repaid upon the issuance of common stock at the conversion price; otherwise all payments must be in cash. The Conversion price shall be equal to 75% of the initial market price, which was $6.56. The interest rate resets to zero for any monthly period in which the stock price is greater than 125% of the initial market price. The Company granted registration rights to the investors for the resale of the shares of common stock underlying the notes and certain warrants that were issued in the transaction. The Company received $2 million in gross proceeds upon closing, an additional $500,000 upon the filing of the registration statement relating to this offering, and will receive an additional $500,000 upon the effectiveness of such registration statement. The Company also issued warrants to the investors for the purchase of up to 75,000 shares of the Company's common stock, $0.01 par value, at an exercise price of $7.50 per share. Mallon Associates acted as the placement agent in this transaction and received warrants for the purchase of 12,195 shares of the Company's common stock, at an exercise price of $7.50 per share and a fee equal to 7% of the aggregate offering. The issuance of the notes and warrants constituted a private placement and therefore was exempt from registration in accordance with Regulation D of the Securities Act of 1933, as amended.

On December 13, 2006, the Company entered into a letter agreement with these investors to amend notes and warrants previously issued to them, and to waive certain defaults under the notes and warrants. In connection with this transaction, H.C. Wainwright received a placement fee of $100,000 and 5 year warrants exercisable for 150,000 shares of common stock at an exercise price of $1.00 per share.

On December 30, 2004 the Company conducted a closing on the sale to certain strategic investors for the purchase of 209,677 shares of the Company's Common Stock at $15.50 per share, generating gross proceeds of approximately $3.25 million. In connection with the offering, five-year warrants were issued to the investors to purchase 104,839 shares of Common Stock at an exercise price per share of $16.50. These investors have "piggyback" registration rights with respect to the shares of Common Stock and the Common Stock issuable upon the exercise of the warrants. As compensation for their services as placement agents in the offering, Keystone Equities and Underwood Investment Ltd., collectively received cash fees of $195,000 plus five-year warrants substantially identical to those received by the investors to purchase approximately 12,581 shares of Common Stock at an exercise price per share equal to $15.50. The offering of up to approximately 240,000 shares of the Company's Common Stock terminated on February 16, 2005. The sale of additional shares and warrants at any subsequent closings of the offering will be on similar terms and conditions, but in no event on terms more favorable than in the first closing described above. The issuance described above were offered and sold to the investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated thereunder. Each of the investors is either an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, or a qualified institutional buyer as defined in Rule 144A under the Securities Act of 1933.

On November 10, 2004 the Company entered into and closed on definitive agreements with certain strategic investors for the purchase of 9,375 shares of Series F Convertible Preferred Stock at $320.00 per share for gross proceeds of approximately $3 million of a potential $6 million aggregate total. On an as converted basis, the Series F Convertible Preferred Stock in this transaction equates to approximately 230,769 shares of Common Stock at a price of $13.00 per share. In connection with the issuance of the preferred stock, warrants were issued to the investors to purchase approximately 115,385 shares of Common stock at an exercise price of $16.25 per share. Also, in connection with the issuance of the preferred stock, warrants were issued to the placement agent to purchase approximately 13,846 shares of Common Stock at an exercise price of $13.00. The Company sought to conduct a private placement of an aggregate of 18,750 shares of Series F Convertible Preferred Stock. Each share of Series F Convertible Preferred Stock is convertible at any time at the option of the holder into 24.61538 shares of Common Stock. Purchasers were also granted five year warrants to purchase the number of shares of Common Stock equal to 0.50 multiplied by the number of Series F Convertible Preferred Stock purchased multiplied by the 24.61538 conversion rate, at an exercise price equal to 25% above the conversion price of the Series F Convertible Preferred Stock. The placement agent was granted five year warrants to purchase the number of shares of Common Stock equal to 6% of the number of Series F Convertible Preferred Stock sold multiplied by the conversion rate of 24.61538, at an exercise price equal to the conversion price of the Series F Convertible Preferred Stock. The Company paid an annual dividend of 6% on the Preferred Stock, payable in shares of the Company's common stock. There are no reset provisions or anti-dilution provisions associated with this Series F Convertible Preferred Stock. All of the Series F Preferred Stock have been converted into Common Stock. This issuance was intended to be exempt from registration under the Securities Act of 1933, as amended, by Virtue of Regulation D of the Securities Act.

On August 18, 2004, the Company completed an acquisition of a 51% membership interest in Innalogic, LLC, for an aggregate capital contribution of $1,000,000, pursuant to definitive agreements entered into as of August 18, 2004. Further subject to the terms and conditions of the Investment Agreement, the Company issued an aggregate of 25,000 unregistered shares of its common stock to the founding members of Innalogic. In addition, the Company may issue an aggregate of 50,000 options to purchase shares of common stock to the founding members of Innalogic, if certain pre-tax income targets are exceeded. The options will have an exercise price equal to the fair market value of the Company's common stock at the time of the grant of the options. The Company issued 25,000 unregistered shares of common stock to certain advisors as compensation for services rendered in connection with the completion of this transaction.

On April 5, 2007 pursuant to a Securities Purchase Agreement between the Company and several institutional investors, some of which participated in the December 2006 transaction. MSGI issued $1,000,000 aggregate principal amount of callable secured convertible notes and stock purchase warrants exercisable for 1,500,000 shares of common stock in a private placement for an aggregate offering price of $1,000,000. H.C. Wainwright acted as a placement agent for the offering. The 6% notes have a maturity date of April 5, 2010 and will accrue interest at a rate of 6% per annum. The investors can convert the principal amount of the 6% Notes into common stock of the Company, provided certain conditions are met, and each conversion is subject to certain volume limitations. The conversion price of the 6% notes is 75% of the average of the lowest three closing prices of the Company's common stock for the 20 day period prior to such conversion, with a minimum conversion price of $0.50 per share. The payment obligation under the 6% Notes may accelerate if payments under the Notes are not made when due or upon the occurrence of other defaults described in the Notes. The Warrants are exercisable until seven years from the date of issuance. The exercise price of the Warrants is $1.00 per share. The 6% notes and the warrants have anti-dilution protections.

On May 21, 2007 the Company, pursuant to a Securities Purchase Agreement between the Company and several institutional investors, issued convertible debentures in the aggregate principal amount of $5,000,000 and stock purchase warrants exercisable over a five year period for 1,785,714 shares of common stock in a private placement. H.C. Wainwright acted as a placement agent for the offering. The debentures have a maturity date of May 21, 2010 and will accrue interest at a rate of 8% per annum. Payments of principal under the debentures are not due until the maturity date and interest is due on a quarterly basis, however the investors can convert the principal amount of the debentures into common stock of the Company, provided certain conditions are met, and each conversion is subject to certain volume limitations. The conversion price of the Debentures is $1.40 per share yielding an aggregate total of possible shares to be issued as a result of conversion of 3,571,428 shares. The exercise price of the warrants is $2.00 per share. The debentures and the warrants have anti-dilution protections and the Company has agreed to certain registration rights for the resale of the shares of common stock underlying the debentures and warrants, pursuant to a registration rights agreement entered into simultaneously with the transaction. The Company has also entered into a security agreement with the investors in connection with the closing, which grants security interests in certain assets of the Company and the Company’s subsidiaries to the investors to secure the Company’s obligations under the debentures and warrants. The issuance of the debentures and warrants constituted a private placement and therefore was exempt from registration in accordance with Regulation D of the Securities Act of 1933, as amended. H.C. Wainwright received a placement fee of $400,000 and 5 year warrants exercisable for 357,142 shares of common stock at an exercise price of $1.40 per share.

Item 27. Exhibits.

•	The following is a list of Exhibits filed as part of this registration statement:

2.1	Amended and Restated Limited Liability Company Agreement, dated as of August 18, 2004, incorporated by reference to Exhibit No. 2.1of the Company's Current Report on Form 8-K, filed September 2, 2004

2.2	Investment Agreement, dated as of August 18, 2004, incorporated by reference to Exhibit No. 2.2 of the Company's Current Report on Form 8-K, filed September 2, 2004

2.3	Subscription Agreement, dated December 1, 2004, incorporated by reference to Exhibit No. 2.1 of the Company's Current Report on Form 8-K, filed December 7, 2004

2.4	Subscription Agreement, dated January 3, 2005, incorporated by reference to Exhibit No. 2.1 of the Company's Current Report on Form 8-K, filed January 7, 2005

2.5	Restructuring and Subscription Agreement, dated as of May 16, 2005, incorporated by reference to Exhibit No. 2.1 of the Company's Current Report on Form 8-K, filed May 20, 2005

2.6	Stock Purchase Agreement, dated as of June 1, 2005, incorporated by reference to Exhibit No. 2.1 of the Company's Current Report on Form 8-K, filed June 7, 2005

2.7	Form of Letter Agreement, filed with 8-K dated March 21, 2007

3.1	Amended and Restated Articles of Incorporation, incorporated herein by reference to the Company's Preliminary Proxy Statement on Schedule 14A, dated December 13, 2004.

3.2	Amendment to the Amended and Restated Articles of Incorporation, incorporated by reference to the Company’s Report on Form 10-Q for the quarter ended December 31, 2006.

3.3	By-Laws, included in the Company's Report on Form 10-K for the fiscal year ended June 30, 2004.

3.4	Certificate of Designation for Series G Convertible Preferred Stock, incorporated by reference to Exhibit No. 3.1 of the Company’s Current Report on Form 8-K, filed December 26, 2006

4.1	Form of Subscription Agreement, incorporated by reference to Exhibit No. 4.1 of the Company's Current Report on Form 8-K, filed January 5, 2005

4.2	Form of Subscription Agreement, incorporated by reference to Exhibit No. 4.1 of the Company's Current Report on Form 8-K, filed November 16, 2004

4.3	Form of Investors' Warrant, incorporated by reference to Exhibit No. 4.2 of the Company's Current Report on Form 8-K, filed November 16, 2004

4.4	Form of Investors’ Warrant, incorporated by reference to Exhibit No. 4.2 of the Company's Current Report on Form 8-K, filed January 5, 2005

4.5	Form of Agent's Warrant, incorporated by reference to Exhibit No. 4.3 of the Company's Current Report on Form 8-K, filed November 16, 2004

4.6	Form of Agent’s Warrant, incorporated by reference to Exhibit No. 4.3 of the Company's Current Report on Form 8-K, filed January 5, 2005

4.7	Form of Securities Purchase Agreement, incorporated by reference to Exhibit No. 4.1 of the Company's Current Report on Form 8-K, filed July 9, 2005

4.8	Form of Callable Secured Convertible Note, incorporated by reference to Exhibit No. 4.2 of the Company's Current Report on Form 8-K, filed September 9, 2005

4.9	Form of Securities Purchase Warrant, incorporated by reference to Exhibit No. 4.3 of the Company's Current Report on Form 8-K, filed August 9, 2005

4.10	Registration Rights Agreement, incorporated by reference to Exhibit No. 4.4 of the Company's Current Report on Form 8-K, filed August 9, 2005

4.11	Security Agreement, incorporated by reference to Exhibit No. 4.5 of the Company's Current Report on Form 8-K, filed August 31, 2005

4.12	Form of Agent's Warrant, incorporated by reference to Exhibit No. 4.6 of the Company's Current Report on Form 8-K, filed August 31, 2005

4.13	Form of Agreement to Issue Additional Company Interests, incorporated by reference to Exhibit No. 4.1 of the Company's Current Report on Form 8-K, filed September 7, 2005

4.14	Form of Stock Purchase Warrant, incorporated by reference to Exhibit No. 4.1 of the Company's Current Report on Form 8-K, filed July 7, 2006

4.15	Form of Subscription Agreement, incorporated by reference to Exhibit No. 4.1 of the Company's Current Report on Form 8-K, filed October 25, 2006

4.16	Form of Sub-Contracting Agreement, incorporated by reference to Exhibit No. 4.1 of the Company's Current Report on Form 8-K, filed October 31, 2006

4.17	Form of Callable Secured Convertible Note, incorporated by reference to Exhibit No. 4.1 of the Company's Current Report on Form 8-K, filed December 18, 2006

4.18	Form of Stock Purchase Warrant, incorporated by reference to Exhibit No. 4.2 of the Company's Current Report on Form 8-K, filed December 18, 2006

4.19	Form of Callable Convertible Note, filed with 8-K dated April 5, 2007

4.20	Form of Stock Purchase Warrant., filed with 8-K dated April 5, 2007

5.1	Legal Opinion of Greenberg Traurig, LLP*

10.1	J. Jeremy Barbera Employment Agreement, incorporated by reference to the Company's Report on Form 10-K for the fiscal year ended June 30, 2000

10.2	Form of Bridge Loan Agreement, incorporated by reference to Exhibit No. 10.1 of the Company's Current Report on Form 8-K, filed February 27, 2006

10.3	Form of Promissory Note, incorporated by reference to Exhibit No. 10.2 of the Company's Current Report on Form 8-K, filed February 27, 2006

10.4	Form of Warrant, incorporated by reference to Exhibit No. 10.3 of the Company's Current Report on Form 8-K, filed February 27, 2006

10.5	Form of Registration Rights Agreement, incorporated by reference to Exhibit No. 10.4 of the Company's Current Report on Form 8-K, filed February 27, 2006

10.6
Securities Purchase Agreement, dated December 13, 2006, by and among MSGI Security Solutions, Inc. and each of the Purchasers set forth on the signature pages thereto, incorporated by reference to Exhibit No. 10.1 of the Company's Current Report on Form 8-K, filed December 18, 2006

10.7
Registration Rights Agreement, dated December 13, 2006 by and among MSGI Security Solutions, Inc. and each of the undersigned, incorporated by reference to Exhibit No. 10.2 of the Company's Current Report on Form 8-K, filed December 18, 2006

10.8
Security Agreement, dated as of December 13, 2006 by and among MSGI Security Solutions, Inc., certain subsidiaries of MSGI and the secured parties which are signatories thereto, incorporated by reference to Exhibit No. 10.3 of the Company's Current Report on Form 8-K, filed December 18, 2006

10.9
Intellectual Property Agreement, dated as of December 13, 2006 by and among MSGI Security Solutions, Inc., certain subsidiaries of MSGI and the secured parties which are signatories thereto, incorporated by reference to Exhibit No. 10.4 of the Company's Current Report on Form 8-K, filed December 18, 2006

10.10
Letter Agreement, dated December 13, 2006 by and among MSGI Security Solutions, Inc. and the parties thereto, incorporated by reference to Exhibit No. 10.5 of the Company's Current Report on Form 8-K, filed December 18, 2006

10.11	Debt Exchange/Subscripton Agreement, incorporated by reference to Exhibit No. 10.1 of the Company’s Current Report on Form 8-K, filed December 26, 2006

10.12	Securities Purchase Agreement, dated April 5, 2007, by and among MSGI Security Solutions, Inc. and each of the Purchasers set forth on the signature pages thereto.

10.13	Securities Purchase Agreement, dated May 21, 2007, by and among MSGI Security Solutions, Inc. and each of the Purchasers set forth on the signature pages thereto.

21.1	List of Company's subsidiaries

23.1	Consent of Amper, Politziner & Mattia P.C.

23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)*

24.1	Powers of Attorney (included on the signature page of this Form SB-2).

* To be filed by amendment.

Item 28. Undertakings.

(a) The undersigned small business issuer hereby undertakes to:

(1)   File, during any period in which it offers and sells securities, a post-effective amendment to this prospectus to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(c) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(d) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated by reference or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on June 4, 2007.

MSGI SECURITY SOLUTIONS, INC.

By:	/s/ J. Jeremy Barbera
J. Jeremy Barbera Chairman of the Board and Chief Executive Officer (principal executive officer)

By:	/s/ Richard J. Mitchell, III
Richard J. Mitchell, III Chief Accounting Officer (principal financial and accounting officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of MSGI Security Solutions, Inc., hereby severally constitute and appoint J. Jeremy Barbera and Richard J. Mitchell, III, and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ J. Jeremy Barbera	Chairman of the Board and Chief Executive	June 4, 2007
J. Jeremy Barbera	Officer (Principal Executive Officer)

/s/ John T. Gerlach	Director	June 4, 2007
John T. Gerlach

/s/ Seymour Jones	Director	June 4, 2007
Seymour Jones

/s/ Joseph Peters	Director	June 4, 2007
Joseph Peters

/s/ David Stoller	Director	June 4, 2007
David Stoller